Exhibit 10.1
Execution Version

CREDIT AGREEMENT
among
SWISHER HYGIENE INC.,
as Borrower,
THE LENDERS NAMED HEREIN,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent.

i

(continued)

(continued)

(continued)

EXHIBITS
Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Swingline Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Security Agreement
Exhibit F	Form of Guaranty

SCHEDULES

Schedule 1.1(a)	Commitments and Notice Addresses
Schedule 1.1(b)	Certain Indebtedness
Schedule 3.11	Existing Letters of Credit
Schedule 4.2	Certain Post-Closing Deliveries
Schedule 5.9	Litigation
Schedule 5.10(c)	Note Receivables
Schedule 5.13	Environmental Compliance
Schedule 5.14	Realty
Schedule 5.15	Intellectual Property
Schedule 5.16	Insurance
Schedule 5.20	Subsidiaries
Schedule 5.25	Material Contracts
Schedule 8.3	Liens
Schedule 8.7	Transactions with Affiliates

v

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT, dated as of the 30th day of March, 2011, is made among SWISHER HYGIENE INC., a Delaware corporation (the “Borrower”), the Lenders (as hereinafter defined), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders.
BACKGROUND STATEMENT
     The Borrower has requested that the Lenders make available to the Borrower a revolving credit facility in the aggregate principal amount of $100,000,000, subject to the availability provisions hereof. The Borrower will use the proceeds of these facilities as provided in Section 2.14. The Lenders are willing to make available to the Borrower the credit facilities described herein subject to and on the terms and conditions set forth in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):
     “Account Designation Letter” means a letter from the Borrower to the Administrative Agent, duly completed and signed by an Authorized Officer of the Borrower and in form and substance reasonably satisfactory to the Administrative Agent, listing any one or more accounts to which the Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.
     “Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which the Borrower or any Subsidiary of the Borrower, (i) acquires all or substantially all of the assets of any Person or any going business, division thereof or line of business, whether through purchase of assets, merger or otherwise, or (ii) acquires Capital Stock of any Person having at least a majority of combined voting power of the then outstanding Capital Stock of such Person. For purposes of this agreement, a business shall be defined by the criteria set forth in Statement of Financial Accounting Standard 141R paragraph 3(d) and Regulation S-X Rule 11-01 (d) of the Securities Act of 1933.
     “Acquisition Amount” means, with respect to any Acquisition, the sum (without duplication) of (i) the amount of cash paid as purchase price by the Borrower and its Subsidiaries in connection with such Acquisition, (ii) the value of all Capital Stock of the Borrower issued or given as purchase price in connection with such Acquisition (as determined by the parties thereto under the definitive acquisition agreement), (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of all Indebtedness incurred, assumed or acquired by the Borrower and its Subsidiaries in connection with such Acquisition, (iv) the maximum amount of any Contingent Purchase Price Obligations in connection with such Acquisition, as determined in good faith by the Borrower,

(v) all amounts paid in respect of noncompetition agreements, consulting agreements (to the extent annualized payments exceed $250,000 per year) and similar arrangements entered into in connection with such Acquisition, and (vi) the aggregate fair market value of all other real, mixed or personal property paid as purchase price by the Borrower and its Subsidiaries in connection with such Acquisition.
     “Adjusted Base Rate” means, at any time with respect to any Base Rate Loan of any Class, a rate per annum equal to the Base Rate as in effect at such time plus the Applicable Percentage for Base Rate Loans as in effect at such time.
     “Adjusted LIBOR Market Index Rate” means, for any date, with respect to any LIBOR Market Index Rate Loan, a rate per annum equal to the LIBOR Market Index Rate as in effect at such time plus the Applicable Percentage for LIBOR Loans as in effect at such time.
     “Adjusted LIBOR Rate” means, at any time with respect to any LIBOR Loan of any Class, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Percentage for LIBOR Loans as in effect at such time.
     “Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent appointed under Section 10.1, and its successors and permitted assigns in such capacity.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, (i) Controls or is Controlled by or is under common Control with the Person specified or (ii) beneficially owns, is owned by or is under common ownership with respect to securities or other ownership interests of such Person having 10% or more of the combined voting power of the then outstanding securities or other ownership interests of such Person ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or other governing body of such Person. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party.
     “Agreement” means this Credit Agreement, as amended, modified, restated or supplemented from time to time in accordance with its terms.
     “Aggregate Credit Exposure” means, at any time, the sum of (i) the aggregate principal amount of Revolving Loans outstanding at such time, (ii) the aggregate Letter of Credit Exposure at such time and (iii) the aggregate principal amount of Swingline Loans outstanding at such time.
     “Applicable Percentage” means, at any time from and after the Closing Date, the applicable percentage (i) to be added to the Base Rate for purposes of determining the Adjusted Base Rate, and (ii) (ii) to be added to the LIBOR Rate and the LIBOR Market Index Rate for purposes of, respectively, determining the Adjusted LIBOR Rate and Adjusted LIBOR Market Index Rate, in each case as determined under the following matrix with reference to the Senior Net Leverage Ratio:

	Senior Net	Applicable	Applicable Base
Level	Leverage Ratio	LIBOR Margin	Rate Margin
I	Greater than or equal to 4.00 to 1.0	4.00%	3.00%

II	Less than 4.00 to 1.0 but greater than or equal to 3.25 to 1.0	3.50%	2.50%

	Senior Net	Applicable	Applicable Base
Level	Leverage Ratio	LIBOR Margin	Rate Margin
III	Less than 3.25 to 1.0 but greater than or equal to 2.50 to 1.0	3.00%	2.00%

IV	Less than 2.50 to 1.0	2.50%	1.50%
     On each Adjustment Date (as hereinafter defined), the Applicable Percentage for all Loans shall be adjusted effective as of such Adjustment Date (based upon the calculation of the Senior Net Leverage Ratio as of the last day of the Reference Period to which such Adjustment Date relates) in accordance with the above matrix; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, (i) if at any time the Borrower shall have failed to deliver any of the financial statements as required by Sections 6.1(a) or 6.1(b), as the case may be, or the Compliance Certificate as required by Section 6.2(a), then at all times from and including the date on which such statements and Compliance Certificate are required to have been delivered until the date on which the same shall have been delivered, each Applicable Percentage shall be determined based on Level I above (notwithstanding the actual Senior Net Leverage Ratio), and (ii) the determination of the Applicable Percentage shall be subject to Section 2.8(f). For purposes of this definition, “Adjustment Date” means, with respect to any Reference Period of the Borrower beginning with the Reference Period ending as of the last day of the second fiscal quarter of fiscal year 2011, the day (or, if such day is not a Business Day, the next succeeding Business Day) of delivery by the Borrower in accordance with Section 6.1(a) or Section 6.1(b), as the case may be, of (i) financial statements as of the end of and for such Reference Period and (ii) a duly completed Compliance Certificate with respect to such Reference Period. From the Closing Date until the first Adjustment Date requiring a change in any Applicable Percentage as provided herein, each Applicable Percentage shall be based on Level III above.
     “Approved Fund” means any Fund that is administered, underwritten or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (or an Affiliate of a Person) that administers or manages a Lender.
     “Asset Disposition” means any sale, assignment, lease, conveyance, transfer or other disposition by the Borrower or any of its Subsidiaries (whether in one or a series of transactions) of all or any of its assets, business or other properties (including Capital Stock of Subsidiaries), other than pursuant to a Casualty Event.
     “Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 11.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
     “Authorized Officer” means, with respect to any action specified herein to be taken by or on behalf of a Credit Party, any officer of such Credit Party duly authorized by resolution of its board of directors or other governing body to take such action on its behalf, and whose signature and incumbency shall have been certified to the Administrative Agent by the secretary or an assistant secretary of such Credit Party.
     “Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute, and all regulations from time to time promulgated thereunder.
     “Bankruptcy Event” means the occurrence of an Event of Default pursuant to Section 9.1(f) or Section 9.1(g).

     “Base Rate” means the higher of (i) the per annum interest rate publicly announced from time to time by Wells Fargo in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate, and (iii) the LIBOR Rate for an Interest Period of 1 month plus 1.50%, as adjusted to conform to changes as of the opening of business on the date of any such change of such LIBOR Rate.
     “Base Rate Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted Base Rate.
     “Borrower” has the meaning given to such term in the introductory paragraph hereof.
     “Borrowing” means the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to Section 2.11) on a single date of a group of Loans of a single Class and Type and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.
     “Borrowing Date” means, with respect to any Borrowing, the date upon which such Borrowing is made.
     “Business Day” means (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to be closed and (ii) in respect of any determination relevant to a LIBOR Loan or a LIBOR Market Index Loan, any such day that is also a day on which trading in Dollar deposits is conducted by banks in London, England in the London interbank Eurodollar market.
     “Capital Expenditures” means, for any period, the aggregate amount (whether paid in cash or accrued as a liability) that would, in accordance with GAAP, be included on the consolidated statement of cash flows of the Borrower and its Subsidiaries for such period as additions to equipment, fixed assets, real property or improvements or other capital assets (including, without limitation, Capital Lease Obligations); provided, however, that Capital Expenditures shall not include any such expenditures (i) for replacements, repairs or acquisitions of capital assets, to the extent made with the proceeds of insurance in accordance with Section 2.6(c), (ii) for replacements, repairs or acquisitions of capital assets, to the extent made with proceeds from Asset Dispositions permitted under Sections 8.4(ii) or 8.4(v), or (iii) included within the Acquisition Amount of any Permitted Acquisition.
     “Capital Lease” means, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is or is required to be, in accordance with GAAP, recorded as a capital lease on such Person’s balance sheet.
     “Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.
     “Cash Collateral Account” has the meaning given to such term in Section 3.8.

     “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent (with any interest earned thereon to be credited as additional collateral), the Issuing Bank or the Swingline Lender (as applicable) and the Lenders, as collateral for the Letter of Credit Exposure, the Swingline Exposure, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank or the Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Bank or the Swingline Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
     “Cash Equivalents” means (i) securities issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 180 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., (iii) time deposits and certificates of deposit maturing within 180 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof (y) that has combined capital and surplus of at least $500,000,000 or (z) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or at least A2 or the equivalent thereof by Moody’s Investors Service, Inc., (iv) repurchase obligations with a term not exceeding 30 days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the foregoing types.
     “Casualty Event” means, with respect to any property (including any interest in property) of any Credit Party, any loss of, damage to, or condemnation or other taking of, such property for which such Credit Party receives insurance proceeds, proceeds of a condemnation award or other compensation.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means the occurrence of any of the following: (i) any Person or group of Persons acting in concert as a partnership or other group shall have become, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, the beneficial owner of outstanding Capital Stock of the Borrower having 30% or more of the Total Voting Power of the Borrower (other than any such Person owning in excess of 15% of the Total Voting Power of the Borrower as of the date hereof), or (ii) during any period of up to twelve consecutive months, a majority of the members of the Board of Directors of the Borrower ceases to be composed of individuals that are Continuing Directors
     “Class” has the meaning given to such term in Section 2.2(a).
     “Closing Date” means the date upon which the initial extensions of credit are made pursuant to this Agreement, which shall be the initial date after the execution and delivery of this Agreement upon which each of the conditions set forth in Sections 4.1 and 4.2 shall have been satisfied or waived in accordance with the terms of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
     “Collateral” means all the assets, property and interests in property that shall from time to time be pledged or be purported to be pledged as direct or indirect security for the Obligations pursuant to any one or more of the Security Documents.
     “Commitment” means, with respect to any Lender at any time, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 11.6(c) as such Lender’s “Commitment,” in either case, as such amount may be reduced at or prior to such time pursuant to the terms hereof.
     “Compliance Certificate” means a fully completed and duly executed certificate in the form of Exhibit C, together with a Covenant Compliance Worksheet.
     “Consolidated EBITDA” means, for any Reference Period, the aggregate of (i) Consolidated Net Income for such period, plus (ii) the sum of (A) Consolidated Interest Expense, (B) foreign, federal, state, local and other income taxes, and (C) depreciation and amortization all to the extent taken into account in the calculation of Consolidated Net Income for such Reference Period and all calculated in accordance with GAAP, plus (iii) extraordinary losses, to the extent taken into account in the calculation of Consolidated Net Income for such Reference Period; minus (iv) extraordinary gains or income, to the extent taken into account in the calculation of Consolidated Net Income for such Reference Period, plus (v) compensation paid by the Borrower and its Subsidiaries in the form of stock of the Borrower, the extent taken into account in the calculation of Consolidated Net Income for such period, plus (vi) any nonrecurring transaction costs and expenses incurred in connection with the private placement of the equity of the Borrower, to the extent documented and approved by the Administrative Agent, in its reasonable discretion, plus (vii) any nonrecurring transaction costs and expenses incurred in connection with Permitted Acquisitions, to the extent documented and approved by the Administrative Agent, in its reasonable discretion, plus(viii) for the fiscal year ending December 31, 2011, to the extent taken into account in the calculation of Consolidated Net Income for such fiscal year (or portion thereof) and to be evidenced by documentation reasonably satisfactory to the Administrative Agent, the sum of (A) nonrecurring costs and expenses incurred in connection with the merger with and into Coolbrands International, Inc. not to exceed $5,125,000, and (B) nonrecurring costs and expenses incurred in connection with the private placement of the equity of the Borrower that closed in February, 2011 and the acquisition by the Borrower of Choice Environmental Services, Inc. and its Subsidiaries, not to exceed $3,500,000 in the aggregate; provided that the Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal year ending December 31, 2011 (or any portion thereof) shall be calculated on a Pro Forma Basis as if any acquisition consummated during the period beginning August 18, 2010 and ending on the Closing Date, had been consummated on the first day of the applicable Reference Period; and provided further that Consolidated EBITDA of the Borrower and its Subsidiaries for any Reference Period shall be calculated on a Pro Forma Basis as if any Permitted Acquisition consummated during such Reference Period (but after the Closing Date) had been consummated on the first day of such Reference Period provided that any such additions or reductions to Consolidated EBITDA as a result of the foregoing shall have been approved by the Administrative Agent in its reasonable discretion (such approval not to be required for the consummation of the Acquisition itself unless otherwise required herein) based upon a review of the highest quality financial statements or financial data available to the Borrower with respect to such Acquisition.
     “Consolidated Fixed Charges” means, for any Reference Period, the aggregate (without duplication) of the following, all determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP: (i) Consolidated Interest Expense to the extent paid (or required to be paid) in cash during such Reference Period, (ii) aggregate tax expense to the extent paid (or required to be paid) in cash during such Reference Period, (iii) the aggregate (without duplication) of all scheduled payments of principal on Funded Debt required to be made in the next 12 months (other than payments on Convertible Seller Notes), and (iv) the aggregate of all amounts paid or declared to be paid (without duplication) by the Borrower or any of its Subsidiaries during such Reference Period as cash dividends or cash distributions in respect of its Capital Stock or to purchase, redeem, retire or otherwise acquire its Capital Stock.
     “Consolidated Funded Senior Debt” means, as of any date of determination, the aggregate (without duplication) of all Funded Debt of the Borrower and its Subsidiaries as of such date that does not constitute Subordinated Indebtedness (to the extent such Subordinated Indebtedness is evidenced by a written instrument in form and substance, including subordination provisions, approved in writing by the Administrative Agent).
     “Consolidated Interest Expense” means, for any Reference Period, the sum (without duplication) of (i) total interest expense of the Borrower and its Subsidiaries for such Reference Period in respect of Consolidated Total Funded Debt (including, without limitation, all such interest expense accrued or capitalized during such Reference Period, whether or not actually paid during such Reference Period), determined on a consolidated basis in accordance with GAAP, (ii) all net amounts payable under or in respect of interest rate Hedge Agreements, to the extent paid or accrued by the Borrower and its Subsidiaries during such Reference Period, and (iii) all recurring unused commitment fees and other ongoing fees in respect of Funded Debt (including the unused fees provided for under Section 2.9(b)) paid, accrued or capitalized by the Borrower and its Subsidiaries during such Reference Period.
     “Consolidated Net Income” means, for any Reference Period, net income (or loss) for the Borrower and its Subsidiaries for such Reference Period, determined on a consolidated basis in accordance with GAAP (after deduction for minority interests); provided that, in making such determination, there shall be excluded (i) the net income of any other Person that is not a Subsidiary of the Borrower (or is accounted for by the Borrower by the equity method of accounting) except to the extent of actual payment of cash dividends or distributions by such Person to the Borrower or any Subsidiary of the Borrower during such Reference Period, (ii) the net income (or loss) of any other Person acquired by, or merged with, the Borrower or any of its Subsidiaries for any period prior to the date of such acquisition or merger, and (iii) the net income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by operation of the terms of its charter, certificate of incorporation or formation or other constituent document or any agreement or instrument (other than a Credit Document) or Requirement of Law applicable to such Subsidiary.
     “Consolidated Total Funded Debt” means, as of any date of determination, the aggregate (without duplication) of all Funded Debt of the Borrower and its Subsidiaries as of such date.
     “Contingent Purchase Price Obligations” means any earnout obligations or similar deferred or contingent purchase price obligations of the Borrower or any of its Subsidiaries incurred or created in connection with an Acquisition.

     “Continuing Directors” means, as of any date, members of the board of directors of the Borrower (i) who were members of that board or equivalent governing body on the date twelve months prior to such date (but not prior to the Closing Date), (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
     “Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” have correlative meanings.
     “Convertible Seller Notes” means promissory notes issued by the Borrower or its Subsidiaries issued in connection with Permitted Acquisitions and other acquisitions consummated prior to the Closing Date that may be convertible into Capital Stock of the Borrower.
     “Covenant Compliance Worksheet” means a fully completed worksheet in the form of Attachment A to Exhibit C.
     “Credit Documents” means this Agreement, the Notes, the Letters of Credit, the Security Agreement, the Mortgages, any other Security Documents, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of the Borrower or any other Credit Party with respect to this Agreement, in each case as amended, modified, supplemented or restated from time to time; but specifically excluding any Hedge Agreement to which the Borrower and any Hedge Party are parties.
     “Credit Exposure” means, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of all Loans made by such Lender that are outstanding at such time, (ii) such Lender’s Swingline Exposure at such time and (iii) such Lender’s Letter of Credit Exposure at such time.
     “Credit Parties” means the Borrower, the Borrower’s Subsidiaries, and their respective successors.
     “Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.
     “Defaulting Lender” means any Lender that, as determined by the Administrative Agent (with notice to the Borrower of such determination), (i) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in Letters of Credit, within one Business Day of the date required to be funded by it hereunder, (ii) has notified the Borrower or the Administrative Agent or the Issuing Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (iii) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (iv) has, or has a direct or indirect parent company that has (a) become the subject of a proceeding under any Debtor Relief Law, or (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation or its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
     “Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (y) debt securities or (z) any Capital Stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the first anniversary of the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.
     “Dollars” or “$” means dollars of the United States of America.
     “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations by a Governmental Authority, or proceedings (including, without limitation, administrative, regulatory and judicial proceedings) relating in any way to any Hazardous Substance, any actual or alleged violation of or liability under any Environmental Law or any permit issued, or any approval given, under any Environmental Law (collectively, “Claims”), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any Hazardous Substance or arising from alleged injury to human health or the environment.
     “Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health, occupational safety with respect to exposure to Hazardous Substances, or the environment, now or hereafter in effect, and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.
     “Equity Issuance” means the issuance, sale or other disposition by any Credit Party of its Capital Stock or the receipt by the Borrower after the Closing Date of any capital contribution (whether or not evidenced by any Capital Stock issued by the recipient of such contribution).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
     “ERISA Affiliate” means any Person (including any trade or business, whether or not incorporated) deemed to be under “common control” with, or a member of the same “controlled group”

as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
     “ERISA Event” means any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event, (ii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Borrower or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within 30 days, (vi) the imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower or any ERISA Affiliate, or a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary of any Plan for which the Borrower or any of its ERISA Affiliates may be directly or indirectly liable, (viii) the failure of any Plan to satisfy the minimum funding standard of Section 302 of ERISA and Section 412 of the Code, whether or not waived, (ix) with respect to plan years beginning prior to January 1, 2008, the adoption of an amendment to any Plan that, pursuant to Section 307 of ERISA, would require the provision of security to such Plan by the Borrower or an ERISA Affiliate, or (x) with respect to plan years beginning on or after the PPA 2006 Effective Date, the incurrence of an obligation to provide a notice under Section 101(j) of ERISA, the adoption of an amendment which may not take effect due to the application of Section 436(c)(1) of the Code or Section 206(g)(2)(A) of ERISA, or the payment of a contribution in order to satisfy the requirements of Section 436(c)(2) of the Code or Section 206(g)(2)(B) of ERISA.
     “Event of Default” has the meaning given to such term in Section 9.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
     “Excluded Asset Disposition” means (i) any Asset Disposition permitted under Sections 8.4, (ii) any Asset Disposition with Net Cash Proceeds less than $2,500,000, and (iii) any Equity Issuance or Casualty Event.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(a)), any withholding tax that is imposed on amounts payable to such

Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) and (iv) any U.S. Federal withholding taxes imposed by FATCA.
     “Existing Senior Credit Facilities” has the meaning given to such term in Section 4.1(f).
     “FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.
     “Federal Funds Rate” means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
     “Financial Officer” means, the chief financial officer, vice president — finance, principal accounting officer or treasurer of the Borrower.
     “fiscal quarter” or “FQ” means a fiscal quarter of the Borrower and its Subsidiaries.
     “fiscal year” or “FY” means a fiscal year of the Borrower and its Subsidiaries.
     “Fixed Charge Coverage Ratio” means, as of the last day of any Reference Period ending on the last day of a fiscal quarter, the ratio of (i) Consolidated EBITDA for such Reference Period minus, beginning with the fiscal quarter ending December 31, 2011, unfinanced Capital Expenditures (but including Capital Expenditures financed with Loans) to the extent paid (or required to be paid) in cash during such Reference Period, to (ii) Consolidated Fixed Charges for such Reference Period.
     “Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means a Subsidiary of the Borrower that is a “controlled foreign corporation,” as such term is defined in Section 957 of the Code.
     “Fronting Exposure” means, at any time there is a Defaulting Lender, (i) with respect to the Issuing Bank, such Defaulting Lender’s Letter of Credit Exposure with respect to Letters of Credit issued by the Issuing Bank other than such portion of such Defaulting Lender’s Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 2.20, and (ii) with respect to any Swingline Lender, such Defaulting Lender’s Swingline Exposure with respect to outstanding Swingline Loans made by the

Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 2.20.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funded Debt” means, with respect to any Person, all Indebtedness of such Person (other than Indebtedness of the types referred to in clauses (ix) and (x) of the definition of “Indebtedness” and other than permitted intercompany Indebtedness) and all Guaranty Obligations with respect to Funded Debt of other Persons.
     “GAAP” means generally accepted accounting principles in the United States of America, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).
     “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantor” means any Subsidiary of the Borrower that is a guarantor of the Obligations under the Guaranty (or under another guaranty agreement in form and substance satisfactory to the Administrative Agent) and has granted to the Administrative Agent a Lien upon and security interest in its personal property assets pursuant to the Security Agreement.
     “Guaranty” means a guaranty agreement made by the Guarantors in favor of the Administrative Agent and the Lenders, in substantially the form of Exhibit F, as amended, modified, restated or supplemented from time to time.
     “Guaranty Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (x) for the payment or discharge of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.
     “Hazardous Substance” means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous to human health or the environment and is regulated by any Governmental Authority, (iii) its presence may require investigation or response under any Environmental Law, or (iv) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.
     “Hedge Agreement” means any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates, currency exchange rates or spot prices of new materials.
     “Hedge Party” means any Lender or any Affiliate of any Lender in its capacity as a counterparty to any Hedge Agreement with the Borrower or any Subsidiary, which Hedge Agreement is required or permitted under this Agreement to be entered into by the Borrower, or any former Lender or any Affiliate of any former Lender in its capacity as a counterparty to any such Hedge Agreement entered into prior to the date such Person or its Affiliate ceased to be a Lender.
     “Indebtedness” means, with respect to any Person (without duplication), (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, (iii) the maximum stated or face amount of all surety bonds (other than, in the case of the Borrower and its Subsidiaries, surety bonds issued in the ordinary course of business in connection with the waste collection and related businesses), letters of credit and bankers’ acceptances issued or created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (iv) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business and not more than 60 days past due, unless such delay in payment is due to the contesting in good faith by the Borrower of the obligations owed pursuant to such trade payable), including any Contingent Purchase Price Obligations, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all Capital Lease Obligations of such Person, (vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, (viii) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (ix) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (x) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, and (xi) all indebtedness of the types referred to in clauses (i) through (x) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person, the amount thereof being equal to the value of the property or assets subject to such Lien.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.

     “Intellectual Property” means (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works and all copyrights (registered and unregistered), (iv) all trade secrets and confidential information (including, without limitation, financial, business and marketing plans and customer and supplier lists and related information), (v) all computer software and software systems (including, without limitation, data, databases and related documentation), (vi) all Internet web sites and domain names, (vii) all technology, know-how, processes and other proprietary rights, and (viii) all licenses or other agreements to or from third parties regarding any of the foregoing.
     “Interest Period” has the meaning given to such term in Section 2.10.
     “Investments” has the meaning given to such term in Section 8.5.
     “Issuing Lender” means Wells Fargo Bank, National Association, in its capacity as issuer of Letters of Credit hereunder.
     “Knowledge of the Borrower” means the actual knowledge of any Responsible Officer of the Borrower.
     “Lender” means each Person signatory hereto as a “Lender” and each other Person that becomes a “Lender” hereunder pursuant to Section 11.6, and their respective successors and assigns, and shall include the Swingline Lender, as the context requires.
     “Lending Office” means, with respect to any Lender, the office of such Lender designated as such in such Lender’s Administrative Questionnaire or in connection with an Assignment and Assumption, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Administrative Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.
     “Letter of Credit Exposure” means, with respect to any Lender at any time, such Lender’s ratable share (based on the proportion that its Commitment bears to the aggregate Commitments at such time) of the sum of (i) the aggregate Stated Amount of all Letters of Credit outstanding at such time and (ii) the aggregate amount of all Reimbursement Obligations outstanding at such time.
     “Letter of Credit Maturity Date” means the fifth Business Day prior to the Maturity Date.
     “Letter of Credit Notice” has the meaning given to such term in Section 3.2.
     “Letter of Credit Subcommitment” means $10,000,000 or, if less, the aggregate Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.
     “Letters of Credit” has the meaning given to such term in Section 3.1.
     “LIBOR Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted LIBOR Rate.

     “LIBOR Market Index Rate” means, for any date, the rate for one month deposits in the applicable Currency as reported on Reuters Screen LIBOR01 Page as of 11:00 a.m. London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as reasonably determined by the Administrative Agent from another recognized source or interbank quotation).
     “LIBOR Market Index Rate Loan” means any Swingline Loan bearing interest at a rate determined by reference to the LIBOR Market Index Rate.
     “LIBOR Rate” means, with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (i) (y) the rate of interest appearing on Reuters Screen LIBOR01 Page (or any successor page) that represents an average British Bankers Association Interest Settlement Rate for Dollar deposits or (z) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates at which Dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market, in each case under (y) and (z) above at approximately 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the amount of Wells Fargo’s LIBOR Loan comprising part of such Borrowing, by (ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period.
     “Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, Capital Lease or any other lease or arrangement having substantially the same effect as any of the foregoing.
     “Loan” means any or all of the Revolving Loans and the Swingline Loans.
     “Margin Stock” has the meaning given to such term in Regulation U.
     “Material Adverse Effect” shall mean a material adverse effect upon any of (i) the financial condition, operations, business or properties of the Borrower and its Subsidiaries, taken as a whole; (ii) the ability of the Borrower or any Material Subsidiary to perform its obligations under this Agreement or any other Credit Document to which it is a party in any material respect or any other material contract in any material respect to which any one or more of them is a party; (iii) the legality, validity or enforceability of this Agreement or any other Credit Document; or (iv) the perfection or priority of the Liens in favor of the Administrative Agent granted under this Agreement or any other Credit Document or the rights and remedies of the Administrative Agent or the Lenders under this Agreement or any other Credit Document (other than a change resulting from any act or omission by the Administrative Agent or the Lenders).
     “Material Contract” means each contract to which any Credit Party is a party, by which any Credit Party or its properties is bound or to which any Credit Party is subject, that the breach or termination of which could reasonably be expected to result in a Material Adverse Effect.
     “Material Subsidiary” means Choice Environmental Services, Inc., Swisher International, Inc., Swisher Hygiene Franchise Corp., HB Service, LLC, 7324375 Canada Inc., and each other Subsidiary of the Borrower, the absence of revenue therefrom or assets thereof, could reasonably be expected to have a Material Adverse Effect.

     “Maturity Date” means July 31, 2013.
     “Maximum Availability” means the lesser of (A) the aggregate Commitments and (B) (i) from the Closing Date until the delivery of each of (A) the financial statements for the fiscal year ending December 31, 2010 in accordance with Section 6.1(b), (B) the financial statements for the fiscal quarter ending March 31, 2011 in accordance with Section 6.1(a) and (C) the Compliance Certificate for each such period in accordance with Section 6.1(c), in each case demonstrating compliance with the financial covenants in Article VII as of the last day of each such period, $32,500,000; provided that the failure to demonstrate such compliance shall result in the Maximum Availability to remain at $32,500,000 thereafter until such time as the Borrower has demonstrated such compliance with the respect to two consecutive fiscal quarters, at which time Maximum Availability shall be determined in accordance with clause (ii) hereof; and (ii) thereafter, an amount, at any time, equal to the maximum amount the Borrower would be permitted to borrow to remain in compliance with Sections 7.1 and 7.2 at such time; provided, however, that, notwithstanding anything to the contrary herein, “Maximum Availability” shall not exceed $75,000,000 unless (y) the Borrower has deposited in a blocked account with the Administrative Agent, for the benefit of the Lenders, Cash Collateral in the aggregate principal amount of $25,000,000, or (z) each of the following conditions have been satisfied (such increase in availability upon the satisfaction of such conditions in this clause (z), a “Specified Availability Increase”): (A) the Borrower shall be in Pro Forma compliance with the financial covenants in Article VII hereof (including as such covenants are applicable pursuant to the terms thereof following the occurrence of a Specified Availability Increase) both before and after giving effect to such Specified Availability Increase, and (B) Wells Fargo shall have assigned at least $25,000,000 of its Commitment to another Lender reasonably satisfactory to the Administrative Agent.
     “Mortgage” means any mortgage, deed of trust, deed to secure debt, collateral assignment of lease or similar agreement or instrument pursuant to which any Credit Party grants in favor of the Administrative Agent, for its benefit and the benefit of the Lenders, a security interest in and Lien upon any fee or leasehold interest in real property owned by it, as amended, modified, restated or supplemented from time to time.
     “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.
     “Net Cash Proceeds” means, in the case of any Casualty Event or Asset Disposition, the aggregate cash proceeds received by any Credit Party in respect thereof (including, in the case of a Casualty Event, insurance proceeds and condemnation awards), less (i) reasonable fees and out-of-pocket expenses payable by the Borrower or any of its Subsidiaries in connection therewith, (ii) taxes paid or payable as a result thereof, and (iii) the amount required to retire Indebtedness to the extent such Indebtedness is secured by Permitted Liens on the subject property; it being understood that the term “Net Cash Proceeds” shall include, as and when received, any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party in respect of any of the foregoing events.
     “Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
     “Notice of Swingline Borrowing” has the meaning given to such term in Section 2.2(d).
     “Notes” means any or all of the Revolving Notes and the Swingline Note.
     “Notice of Borrowing” has the meaning given to such term in Section 2.2(b).

     “Notice of Conversion/Continuation” has the meaning given to such term in Section 2.11(b).
     “Obligations” means all principal of and interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding) on the Loans and Reimbursement Obligations and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Borrower or any Subsidiary Guarantor to the Administrative Agent, any Lender (including the Swingline Lender), the Issuing Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents, and all payment and other obligations owing or payable at any time by the Borrower to any Hedge Party under or in connection with any Hedge Agreement required or permitted by this Agreement, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.
     “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.
     “Participant” has the meaning given to such term in Section 11.6(d).
     “PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
     “Payment Office” means the office as the Administrative Agent may designate to the Lenders and the Borrower for such purpose from time to time.
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.
     “Permitted Acquisition” means (a) any Acquisition to which the Required Lenders (or the Administrative Agent on their behalf) shall have given their prior written consent (which consent may be in their sole discretion and may be given subject to such additional terms and conditions as the Required Lenders shall establish), or (b) any Acquisition with respect to which all of the following conditions and requirements have been satisfied or waived in writing by the Required Lenders (or the Administrative Agent on their behalf):
     (i) each business acquired shall be within the permitted lines of business described in Section 8.12;
     (ii) any Capital Stock given as consideration in connection therewith shall be Capital Stock of the Borrower (except as permitted in clause (iii));

     (iii) except as may be permitted pursuant to Section 8.5(xi), in the case of an Acquisition involving the acquisition of control of Capital Stock of any Person, immediately after giving effect to such Acquisition such Person (or the surviving Person, if the Acquisition is effected through a merger or consolidation) shall be a Wholly Owned Subsidiary of the Borrower;
     (iv) the Person to be acquired (or its board of directors or equivalent governing body) has not (A) announced it will oppose such Acquisition or (B) commenced any action which alleges that such Acquisition violates, or will violate, any Requirement of Law;
     (v) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Permitted Acquisition or would exist immediately after giving effect thereto;
     (vi) immediately after giving effect to such Permitted Acquisition and any Borrowings in connection therewith, the Borrower shall be in compliance with the financial covenants contained in Article VII (including, without limitation, compliance with the applicable minimum Unencumbered Liquidity covenant), such compliance determined with regard to calculations made on a Pro Forma Basis for the Reference Period then most recently ended for which the Administrative Agent has received the financial statements required by Section 6.1 or 6.2 (and a Compliance Certificate);
     (vii) subject to compliance with Sections 8.5(viii) and (ix), the aggregate of the Acquisition Amounts for all Permitted Acquisitions involving assets situated outside of the United States of America or the Capital Stock of Persons organized outside the United States of America shall not exceed $15,000,000 during the term of this Agreement; and
     (viii) all of the conditions and requirements of Sections 6.9 and 6.10 applicable to such Acquisition are satisfied.
     “Permitted Asset Disposition” means any Asset Disposition permitted under Section 8.4(v).
     “Permitted Liens” has the meaning given to such term in Section 8.3.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Borrower or any ERISA Affiliate may have any liability.
     “PPA 2006 Effective Date” means, with respect to any Plan, except as hereinafter provided, the first day of the first plan year beginning on or after January 1, 2008, However, solely with respect to a Plan maintained pursuant to one or more collective bargaining agreements between employee representatives and one or more employers ratified before January 1, 2008, such term means the first day of the first plan year beginning on or after the earlier of (A) and (B), where (A) is the later of (x) the date on which the last collective bargaining agreement relating to the Plan terminates (determined without regard to any extension thereof agreed to after August 17, 2006), or (y) the first day of the first plan year beginning on or after January 1, 2008; and (B) is January 1, 2010.
     “Pro Forma Balance Sheet” has the meaning given to such term in Section 4.1(k).

     “Pro Forma Basis” has the meaning given to such term in Section 1.3(c).
     “Prohibited Transaction” means any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.
     “Projections” has the meaning given to such term in Section 5.10(e).
     “Realty” means all real property and interests in real property now or hereafter acquired or leased by any Credit Party.
     “Reference Period” with respect to any date of determination, means (except as may be otherwise expressly provided herein) the period of twelve consecutive fiscal months of the Borrower immediately preceding such date or, if such date is the last day of a fiscal quarter, the period of four consecutive fiscal quarters ending on such date.
     “Refunded Swingline Loans” has the meaning given to such term in Section 2.2(e).
     “Register” has the meaning given to such term in Section 11.6(c).
     “Regulations D, T, U and X” means Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.
     “Reimbursement Obligation” has the meaning given to such term in Section 3.4.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means, with respect to any Plan, (i) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including, without limitation, any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412 of the Code), (ii) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.
     “Required Lenders” means, at any time, the Lenders holding outstanding Credit Exposure (excluding Swingline Loans) and unutilized Commitments (or, after the termination of the Commitments, outstanding Credit Exposure (excluding Swingline Loans)) representing more than 50% of the aggregate, at such time, of all outstanding Credit Exposure (excluding Swingline Loans) and Unutilized Commitments (or, after the termination of the Commitments, the aggregate at such time of all outstanding Credit Exposure (excluding Swingline Loans)), provided that the Commitment of, and the portion of the outstanding Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Requirement of Law” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such

Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.
     “Reserve Requirement” means, with respect to any Interest Period, the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to Wells Fargo under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.
     “Responsible Officer” means, with respect to any Credit Party, the president, the chief executive officer, the chief financial officer, general counsel, or any other Financial Officer of the Borrower, and any other executive officer or similar official of the Borrower thereof responsible directly or indirectly for the administration of the obligations of such Credit Party in respect of this Agreement or any other Credit Document.
     “Revolving Loans” has the meaning given such term in Section 2.1(a).
     “Revolving Note” means, with respect to any Lender requesting the same, the promissory note of the Borrower in favor of such Lender evidencing the Revolving Loans made by such Lender pursuant to Section 2.1(a), in substantially the form of Exhibit A-3, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.
     “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs/, or as otherwise published from time to time.
     “Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
     “Security Agreement” means the Pledge and Security Agreement made by the Borrower and the Subsidiaries of the Borrower party thereto in favor of the Administrative Agent, in substantially the form of Exhibit E, as amended, modified, restated or supplemented from time to time.
     “Security Documents” means the Security Agreement, and all other pledge or security agreements, Mortgages, assignments or other similar agreements or instruments executed and delivered by any Credit Party pursuant to Section 6.7 or otherwise in connection with the transactions contemplated hereby, in each case as amended, modified, restated or supplemented from time to time.
     “Senior Net Leverage Ratio” means, as of any date, the ratio of (i) Consolidated Funded Senior Debt as of such date, net of cash and Cash Equivalents in excess of $10,000,000 held by the Borrower and the Subsidiary Guarantors as of such date, to (ii) Consolidated EBITDA for the fiscal quarter most recently ended for which financial statements are required to have been delivered under Section 6.1(a) or 6.1(b) (including financial statements delivered contemporaneously with a calculation of the Senior Net Leverage Ratio), taking into account any adjustments to Consolidated EBITDA permitted hereunder as a result of any Permitted Acquisition consummated since the last day of such fiscal quarter, provided that for purposes of the calculation of the Senior Net Leverage Ratio, the Indebtedness set forth on Schedule 1.1(b) (up to a maximum amount of $16,000,000) shall not be considered Consolidated Funded Senior Debt.
     “Senior Leverage Ratio” means, as of any date, the ratio of (i) Consolidated Funded Senior Debt as of such date, to (ii) Consolidated EBITDA for the fiscal quarter most recently ended for which financial statements are required to have been delivered under Section 6.1(a) or 6.1(b) (including financial statements delivered contemporaneously with a calculation of the Senior Leverage Ratio), taking into account any adjustments to Consolidated EBITDA permitted hereunder as a result of any Permitted Acquisition consummated since the last day of such fiscal quarter, provided that for purposes of the calculation of the Senior Leverage Ratio, the Indebtedness set forth on Schedule 1.1(b) (up to a maximum amount of $16,000,000) shall not be considered Consolidated Funded Senior Debt.
     “Solvent” shall mean as to any Person on any particular date, that such Person (i) does not have unreasonably small capital to carry on its business as now conducted and as presently proposed to be conducted, (ii) is able to pay its debts as they become due in the ordinary course of business, and (iii) has assets with a present fair saleable value greater than its total stated liabilities and identified contingent liabilities, including any amounts necessary to satisfy preferential rights of shareholders.
     “Specified Availability Increase” has the meaning given to such term in the defined term “Maximum Availability”.
     “Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).
     “Subordinated Indebtedness” means any Indebtedness of the Borrower and its Subsidiaries that is expressly subordinated in right of payment and performance to the Obligations.
     “Subsidiary” means, with respect to any Person, any corporation or other Person of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Borrower.
     “Subsidiary Guarantor” means any Guarantor that is a Subsidiary of the Borrower.
     “Swingline Commitment” means $5,000,000 or, if less, the aggregate Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.
     “Swingline Exposure” means, with respect to any Lender at any time, its maximum aggregate liability to make Refunded Swingline Loans pursuant to Section 2.2(e) to refund, or to purchase participations pursuant to Section 2.2(f) in, Swingline Loans that are outstanding at such time.
     “Swingline Lender” means Wells Fargo in its capacity as maker of Swingline Loans, and its successors in such capacity.
     “Swingline Loans” has the meaning given to such term in Section 2.1(b).

     “Swingline Maturity Date” means the fifth Business Day prior to the Maturity Date.
     “Swingline Note” means, if requested by the Swingline Lender, the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender pursuant to Section 2.1(b), in substantially the form of Exhibit A-2, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Termination Date” means the Maturity Date or such earlier date of termination of the Commitments pursuant to Section 2.5 or Section 9.2.
     “Total Net Leverage Ratio” means, as of any date, the ratio of (i) Consolidated Total Funded Debt as of such date net of cash and Cash Equivalents in excess of $10,000,000 held by the Borrower and the Subsidiary Guarantors as of such date, to (ii) Consolidated EBITDA for the fiscal quarter most recently ended for which financial statements are required to have been delivered under Section 6.1(a) or 6.1(b), taking into account any adjustments to Consolidated EBITDA permitted hereunder as a result of any Permitted Acquisition consummated since the last day of such fiscal quarter.
     “Total Leverage Ratio” means, as of any date, the ratio of (i) Consolidated Total Funded Debt as of such date, to (ii) Consolidated EBITDA for the fiscal quarter most recently ended for which financial statements are required to have been delivered under Section 6.1(a) or 6.1(b), taking into account any adjustments to Consolidated EBITDA permitted hereunder as a result of any Permitted Acquisition consummated since the last day of such fiscal quarter.
     “Total Voting Power” means, with respect to any Person, the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).
     “Type” has the meaning given to such term in Section 2.2(a).
     “Unfunded Pension Liability” means, with respect to any Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Code for the applicable plan year.
     “Unencumbered Liquidity” means, at any time, the sum of (i) all unencumbered (except for encumbrances and Liens in favor of the Lenders pursuant to the Credit Documents) cash and Cash Equivalents of the Borrower at such time, plus (ii) the amount that the Maximum Availability exceeds the Aggregate Credit Exposure at such time.
     “Unutilized Commitment” means, with respect to any Lender at any time, such Lender’s Commitment at such time less the sum of: (i) aggregate principal amount of all Revolving Loans made by such Lender that are outstanding at such time, (ii) such Lender’s Letter of Credit Exposure at such time and (iii) such Lender’s Swingline Exposure at such time; provided that for purposes of calculation of the fee in Section 2.9(b) at all times prior to the occurrence of one of the events in clause (y) or clause (z) of the definition of “Maximum Availability”, “Unutilized Commitment” shall mean $75,000,000 less the sum of: (i) aggregate principal amount of all Revolving Loans made by such Lender that are outstanding at such time, (ii) such Lender’s Letter of Credit Exposure at such time and (iii) such Lender’s Swingline Exposure at such time.
     “Unutilized Swingline Commitment” means, with respect to the Swingline Lender at any time, the Swingline Commitment at such time less the aggregate principal amount of all Swingline Loans that are outstanding at such time.
     “Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.
     “Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary (excluding any directors’ qualifying shares and shares required to be held by foreign nationals, in the case of a Foreign Subsidiary) is owned, directly or indirectly, by such Person.
     1.2 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with, GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered to the Lenders prior to the Closing Date; provided that if the Borrower notifies the Administrative Agent that it wishes to amend any financial covenant in Article VII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VII for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
     1.3 Other Terms; Construction.
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     (b) All references herein to the Lenders or any of them shall be deemed to include the Issuing Lender and the Swingline Lender unless specifically provided otherwise or unless the context otherwise requires.
     (c) Notwithstanding the foregoing, calculations to determine compliance by the Borrower for any period with the financial covenants contained in Article VII to determine whether a condition to a Permitted Acquisition, Permitted Asset Disposition, permitted incurrence of Indebtedness or other transaction has been met, shall be determined in each case on a pro forma basis (a “Pro Forma Basis”) after giving effect to any Acquisition, Asset Disposition, incurrence of Indebtedness or other transaction (each, a “transaction”) occurring during such Reference Period (or proposed to be consummated, as the case may be, whether or not during such Reference Period) as if such transaction had occurred as of the first day of such Reference Period, in accordance with the following:
     (i) any Indebtedness incurred or assumed by any Credit Party in connection with any transaction (including any Indebtedness of a Person acquired in a Permitted Acquisition that is not retired or repaid in connection therewith) shall be deemed to have been incurred or assumed as of the first day of the applicable Reference Period (and if such Indebtedness has a floating or formula rate, such Indebtedness shall, for purposes of such determination, have an implied rate of interest during the applicable Reference Period determined by utilizing the rate of interest that is or would be in effect with respect to such Indebtedness as of the date of determination);
     (ii) any Indebtedness retired or repaid in connection with any transaction (including any Indebtedness of a Person acquired in a Permitted Acquisition) shall be deemed to have been retired or repaid as of the first day of the applicable Reference Period;
     (iii) with respect to any Permitted Acquisition, (A) income statement items (whether positive or negative) and balance sheet items attributable to the Person or assets acquired shall (to the extent not otherwise included in the consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP or in accordance with other provisions of this Agreement) be included in such calculations to the extent relating to the applicable Reference Period, provided that such income statement and balance sheet items are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent, and (B) operating expense reductions, cost savings and other pro forma adjustments attributable to such Permitted Acquisition may be included to the extent that such adjustments (y) would be permitted pursuant to Article XI of Regulation S-X under the Securities Act (irrespective of whether the Borrower is subject thereto) or (z) have been approved in writing by the Administrative Agent; and
     (iv) with respect to any Permitted Asset Disposition, income statement items (whether positive or negative) and balance sheet items attributable to the assets disposed of shall be excluded from such calculations to the extent relating to the applicable Reference Period.
ARTICLE II
AMOUNT AND TERMS OF THE LOANS
     2.1 Commitments.
     (a) Each Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a “Revolving Loan,” and collectively, the “Revolving Loans”) to the Borrower, from time to time on any Business Day during the period from and including the Closing Date to but not including the Termination Date, in an aggregate principal amount at any time outstanding not exceeding its Commitment, provided that no Borrowing of Loans shall be made if, immediately after giving effect thereto (and to any concurrent repayment of Swingline Loans with proceeds of Revolving Loans made pursuant to such Borrowing), (y) the Credit Exposure of any Lender would exceed its Commitment at such time or (z) the Aggregate Credit Exposure would exceed the aggregate Commitments or the Maximum Availability at such time. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Loans.
     (b) The Swingline Lender agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a “Swingline Loan,” and collectively, the “Swingline Loans”) to the Borrower, from time to time on any Business Day during the period from the Closing Date to but not including the Swingline Maturity Date (or, if earlier, the Termination Date), in an aggregate principal amount at any time outstanding not exceeding the Swingline Commitment. Swingline Loans may be made even if the aggregate principal amount of Swingline Loans outstanding at any time, when added to the aggregate principal amount of the Revolving Loans made by the Swingline Lender in its capacity as a Lender outstanding at such time and its Letter of Credit Exposure at such time, would exceed the Swingline Lender’s own Commitment at such time, but provided that no Borrowing of Swingline Loans shall be made if, immediately after giving effect thereto, (y) the Credit Exposure of any Lender would exceed its Commitment at such time or (z) the Aggregate Credit Exposure would exceed the aggregate Commitments or the Maximum Availability at such time, and provided further that the Swingline Lender shall not be required to make any Swingline Loan if any Lender is at that time a Defaulting Lender, unless the Swingline Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Swingline Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Swingline Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.20(a)(iii)) with respect to the Defaulting Lender arising from either the Swingline Loan then proposed to be made or that the Swingline Loan and all other Swingline Loans as to which the Swingline Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay (including by means of a Borrowing of Revolving Loans pursuant to Section 2.2(e)) and reborrow Swingline Loans. All Swingline Loans shall bear interest at the Adjusted LIBOR Market Index Rate.
     2.2 Borrowings.
     (a) The Revolving Loans (each, together with the Swingline Loans, a “Class” of Loan) shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans (each, a “Type” of Loan), provided that all Revolving Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type. The Swingline Loans shall be made and maintained as LIBOR Market Index Rate Loans at all times.
     (b) In order to make a Borrowing (other than (w) Borrowings of Swingline Loans, which shall be made pursuant to Section 2.2(d), (x) Borrowings for the purpose of repaying Refunded Swingline Loans, which shall be made pursuant to Section 2.2(e), (y) Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 2.11 or (z) Borrowings for the purpose of paying unpaid Reimbursement Obligations, which shall be made pursuant to Section 3.5), the Borrower will give the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three Business Days prior to each Borrowing to be comprised of LIBOR Loans and one Business Day prior to each Borrowing to be comprised of Base Rate Loans; provided, however, that requests for the Borrowing of Revolving Loans to be made on the Closing Date may, at the discretion of the Administrative Agent, be given with less advance notice than as specified hereinabove. Each such notice (each, a “Notice of Borrowing”) shall be irrevocable, shall be given in the form of Exhibit B-1 and shall specify (1) the aggregate principal amount, Class and initial Type of the Loans to be made pursuant to such Borrowing, (2) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, and (3) the requested Borrowing Date, which shall be a Business Day. Upon its receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each applicable Lender of the proposed Borrowing. Notwithstanding anything to the contrary contained herein:
     (i) the aggregate principal amount of each Borrowing comprised of Base Rate Loans shall not be less than $1,000,000 or, if greater, an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the aggregate Commitments less the Aggregate Credit Exposure), and the aggregate principal amount of each Borrowing comprised of LIBOR Loans shall not be less than $2,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof;
     (ii) if the Borrower shall have failed to designate the Type of Loans comprising a Borrowing, the Borrower shall be deemed to have requested a Borrowing comprised of Base Rate Loans; and
     (iii) if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.
     (c) Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each applicable Lender will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to the amount of the Loan or Loans to be made by such Lender. To the extent such Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Borrower in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.
     (d) In order to make a Borrowing of a Swingline Loan, the Borrower will give the Administrative Agent (and the Swingline Lender, if the Swingline Lender is not also the Administrative Agent) written notice not later than 11:00 a.m., Charlotte time, on the date of such Borrowing. Each such notice (each, a “Notice of Swingline Borrowing”) shall be given in the form of Exhibit B-2, shall be irrevocable and shall specify (i) the principal amount of the Swingline Loan to be made pursuant to such Borrowing (which shall not be less than $500,000 and, if greater, shall be in an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the Unutilized Swingline Commitment)) and (ii) the requested Borrowing Date, which shall be a Business Day. Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, the Swingline Lender will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to the amount of the requested Swingline Loan. To the extent the Swingline Lender has made such amount available to the Administrative Agent as provided hereinabove, the Administrative Agent will make such amount available to the Borrower in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.
     (e) With respect to any outstanding Swingline Loans, the Swingline Lender may at any time (whether or not an Event of Default has occurred and is continuing) in its sole and absolute discretion, and is hereby authorized and empowered by the Borrower to, cause a Borrowing of Revolving Loans to be made for the purpose of repaying such Swingline Loans by delivering to the Administrative Agent (if the Administrative Agent is not also the Swingline Lender) and each other Lender (on behalf of, and with a copy to, the Borrower), not later than 11:00 a.m., Charlotte time, one Business Day prior to the proposed Borrowing Date therefor, a notice (which shall be deemed to be a Notice of Borrowing given by the Borrower) requesting the Lenders to make Revolving Loans (which shall be made initially as Base Rate Loans) on such Borrowing Date in an aggregate amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given that the Swingline Lender requests to be repaid. Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each Lender (other than the Swingline Lender) will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to the amount of the Revolving Loan to be made by such Lender. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent, which shall apply such amounts in repayment of the Refunded Swingline Loans. Notwithstanding any provision of this Agreement to the contrary, on the relevant Borrowing Date, the Refunded Swingline Loans (including the Swingline Lender’s ratable share thereof, in its capacity as a Lender) shall be deemed to be repaid with the proceeds of the Revolving Loans made as provided above (including a Revolving Loan deemed to have been made by the Swingline Lender), and such Refunded Swingline Loans deemed to be so repaid shall no longer be outstanding as Swingline Loans but shall be outstanding as Revolving Loans. If any portion of any such amount repaid (or deemed to be repaid) to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in any bankruptcy, insolvency or similar proceeding or otherwise, the loss of the amount so recovered shall be shared ratably among all the Lenders in the manner contemplated by Section 2.15(b).
     (f) If, as a result of any bankruptcy, insolvency or similar proceeding with respect to the Borrower, Revolving Loans are not made pursuant to Section 2.2(e) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans, or if the Swingline Lender is otherwise precluded for any reason from giving a notice on behalf of the Borrower as provided for hereinabove, the Swingline Lender shall be deemed to have sold without recourse, representation or warranty (except for the absence of Liens thereon created, incurred or suffered to exist by, through or under the Swingline Lender), and each Lender shall be deemed to have purchased and hereby agrees to purchase, a participation in such outstanding Swingline Loans in an amount equal to its ratable share (based on the proportion that its Commitment bears to the aggregate Commitments at such time) of the unpaid amount thereof together with accrued interest thereon. Upon one Business Day’s prior notice from the Swingline Lender, each Lender (other than the Swingline Lender) will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to its respective participation. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent. In the event any such Lender fails to make available to the Administrative Agent the amount of such Lender’s participation as provided in this Section 2.2(f), the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date such amount is required to be made available for the account of the Swingline Lender until the date such amount is made available to the Swingline Lender at the Federal Funds Rate for the first three Business Days and thereafter at the Adjusted Base Rate applicable to Revolving Loans. Promptly following its receipt of any payment by or on behalf of the Borrower in respect of a Swingline Loan, the Swingline Lender will pay to each Lender that has acquired a participation therein such Lender’s ratable share of such payment.
     (g) Notwithstanding any provision of this Agreement to the contrary, the obligation of each Lender (other than the Swingline Lender) to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to Section 2.2(e) and each such Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to Section 2.2(f) shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Administrative Agent, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default or Event of Default, (iii) the failure of the amount of such Borrowing of Revolving Loans to meet the minimum Borrowing amount specified in

Section 2.2(b), or (iv) the failure of any conditions set forth in Section 4.2 or elsewhere herein to be satisfied.
     2.3 Disbursements; Funding Reliance; Domicile of Loans.
     (a) The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any Authorized Officer of the Borrower, provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter. The Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.
     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 or Section 3.5 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the Adjusted Base Rate. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (c) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.1(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan, fund its participation or to make any such payment required hereunder.
     (d) Subject to Section 2.9(b), each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.
     2.4 Evidence of Debt; Notes.
     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the applicable Lending Office of such Lender resulting from each Loan made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

     (b) The Administrative Agent shall maintain the Register pursuant to Section 11.6(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Class and Type of each such Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of each such Loan and each Lender’s share thereof.
     (c) The entries made in the accounts, Register and subaccounts maintained pursuant to Section 2.4(b) (and, if consistent with the entries of the Administrative Agent, Section 2.4(a)) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
     (d) The Loans of each Class made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced (i) in the case of Revolving Loans, by a Revolving Note appropriately completed in substantially the form of Exhibit A-1 and (ii) in the case of Swingline Loans, by a Swingline Note appropriately completed in substantially the form of Exhibit A-2, in each case executed by the Borrower and payable to the order of such Lender. Each Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof. At the Borrower’s option, the Borrower may execute and deliver any Note in the State of North Carolina.
     2.5 Termination and Reduction of Commitments and Swingline Commitment.
     (a) The Commitments shall be automatically and permanently terminated on the Termination Date, unless sooner terminated pursuant to any other provision of this Section 2.5 or Section 9.2. The Swingline Commitment shall be automatically and permanently terminated on the Swingline Maturity Date, unless sooner terminated pursuant to any other provision of this Section 2.5 or Section 9.2.
     (b) At any time and from time to time after the date hereof, upon not less than five Business Days’ prior written notice to the Administrative Agent (and in the case of a termination or reduction of the Unutilized Swingline Commitment, the Swingline Lender), the Borrower may terminate in whole or reduce in part the aggregate Unutilized Commitments or the Unutilized Swingline Commitment, provided that any such partial reduction shall be in an aggregate amount of not less than $2,000,000 ($500,000 in the case of the Unutilized Swingline Commitment) or, if greater, an integral multiple of $1,000,000 in excess thereof ($100,000 in the case of the Unutilized Swingline Commitment). The amount of any termination or reduction made under this Section 2.5(a) may not thereafter be reinstated.
     (c) Each reduction of the Commitments pursuant to this section shall be applied ratably among the Lenders according to their respective Commitments. Notwithstanding any provision of this Agreement to the contrary, any reduction of the Commitments pursuant to this Section 2.5 that has the effect of reducing the aggregate Commitments to an amount less than the amount of the Swingline Commitment or the Letter of Credit Subcommitment at such time shall result in an automatic corresponding reduction of the Swingline Commitment or the Letter of Credit Subcommitment, to the amount of the aggregate Commitments (as so reduced), without any further action on the part of the Borrower, the Swingline Lender or any other Lender.

     2.6 Mandatory Payments and Prepayments.
     (a) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, (i) the aggregate outstanding principal of the Revolving Loans shall be due and payable in full on the Maturity Date and (ii) the aggregate outstanding principal of the Swingline Loans shall be due and payable in full on the Swingline Maturity Date.
     (b) In the event that, at any time, the Aggregate Credit Exposure (excluding the aggregate amount of any Swingline Loans to be repaid with proceeds of Revolving Loans made on the date of determination) shall exceed the aggregate Commitments (after giving effect to any concurrent termination or reduction thereof) or the Maximum Availability at such time, the Borrower will immediately prepay the outstanding principal amount of the Swingline Loans and, to the extent of any excess remaining after prepayment in full of outstanding Swingline Loans, the outstanding principal amount of the Revolving Loans, in the amount of such excess, provided that, to the extent such excess amount is greater than the aggregate principal amount of Swingline Loans and Revolving Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid shall be retained by the Administrative Agent and held in the Cash Collateral Account as cover for Letter of Credit Exposure, as more particularly described in Section 3.8, and thereupon such cash shall be deemed to reduce the aggregate Letter of Credit Exposure by an equivalent amount.
     (c) Not later than 180 days after receipt by any Credit Party of any proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event (or, if earlier, upon its determination not to repair or replace any property subject to such Casualty Event or to acquire assets used or useable in the business of the Borrower and its Subsidiaries), other than any Casualty Event with Net Cash Proceeds less than $1,000,000, the Borrower will prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds from such Casualty Event (less any amounts theretofore applied (or contractually committed to be applied) to the repair or replacement of property subject to such Casualty Event or to acquire assets used or useable in the business of the Borrower and its Subsidiaries) and will deliver to the Administrative Agent, concurrently with such prepayment, a certificate signed by a Financial Officer of the Borrower in form and substance satisfactory to the Administrative Agent and setting forth the calculation of such Net Cash Proceeds; provided, however, that, notwithstanding the foregoing, (i) except as otherwise provided in this Agreement (including in clause (ii) below) or in any other Credit Document, the Administrative Agent shall turn over to the Borrower any such proceeds received during such 180-day period (unless the Borrower has, prior to the Administrative Agent’s receipt of such proceeds, notified the Administrative Agent of its determination not to repair or replace the property subject to the applicable Casualty Event or to acquire assets used or useable in the business of the Borrower and its Subsidiaries), but nothing in this Section 2.6(c) shall be deemed to limit or otherwise affect any right of the Administrative Agent herein or in any of the other Credit Documents to receive and hold such proceeds as loss payee and to disburse the same to the Borrower upon the terms hereof or thereof, or any obligation of the Borrower or any of its Subsidiaries herein or in any of the other Credit Documents to remit any such proceeds to the Administrative Agent upon its receipt thereof, and (ii) any and all such proceeds received or held by the Administrative Agent or the Borrower or any of its Subsidiaries during the continuance of an Event of Default (regardless of any proposed or actual use thereof for repair, replacement or reinvestment) may, at the option of the Administrative Agent (or as otherwise directed by the Required Lenders) be applied to prepay the outstanding principal amount of the Loans.
     (d) Not later than 180 days after receipt by any Credit Party of proceeds in respect of any Asset Disposition other than an Excluded Asset Disposition (or, if earlier, upon its determination not to apply such proceeds to the acquisition of assets used or useable in the business of the Borrower and its Subsidiaries), the Borrower will prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds from such Asset Disposition (less any amounts theretofore applied (or contractually committed to be applied) to acquire assets used or useable in the business of the Borrower and its Subsidiaries) and will deliver to the Administrative Agent, concurrently with such prepayment, a certificate signed by a Financial Officer of the Borrower in form and substance satisfactory to the Administrative Agent and setting forth the calculation of such Net Cash Proceeds; provided, however, that any such Net Cash Proceeds not applied (or contractually committed to be applied) within 180 days to the acquisition of other assets as provided herein shall be applied by the Borrower as a prepayment of the outstanding principal amount of the Loans no later than the first Business Day immediately following such 180-day period. Notwithstanding the foregoing, nothing in this Section 2.6(d) shall be deemed to permit any Asset Disposition not expressly permitted under Section 8.4.
     (e) Each prepayment of the Loans made pursuant to Sections 2.6(c) and Section 2.6(d) shall be applied (i) first, to reduce the outstanding principal amount of the Swingline Loans (with a corresponding permanent reduction of the Commitments), (ii) second, to reduce the outstanding principal amount of the Revolving Loans (with a corresponding permanent reduction of the Commitments) and (iii) third, to the extent of any excess remaining after application as provided in clauses (i) above, to pay any outstanding Reimbursement Obligations and, to the extent of any excess remaining, to cash collateralize Letter of Credit Exposure. Within each Class of Loans, such prepayments shall be applied first to prepay all Base Rate Loans, and then to prepay LIBOR Loans in direct order of Interest Period maturities. Each payment or prepayment pursuant to the provisions of this Section 2.6 shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each, provided that if any Lender is a Defaulting Lender at the time of any such prepayment, any mandatory prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the outstanding Loans of such Defaulting Lender were zero. Each payment or prepayment of a LIBOR Loan made pursuant to the provisions of this Section on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under Section 2.18 to be paid as a consequence thereof.
     (f) In the event the Administrative Agent receives a notice of prepayment with respect to Sections 2.6(c) through 2.6(d), the Administrative Agent will give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.
     2.7 Voluntary Prepayments.
     (a) At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Administrative Agent not later than 11:00 a.m., Charlotte time, three Business Days prior to each intended prepayment of LIBOR Loans and one Business Day prior to each intended prepayment of Base Rate Loans (other than Swingline Loans, which may be prepaid on a same-day basis), provided that (i) each partial prepayment of LIBOR Loans shall be in an aggregate principal amount of not less than $2,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof ($500,000 and $100,000, respectively, in the case of Swingline Loans), and each partial prepayment of Base Rate Loans shall be in an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $100,000 in excess thereof, (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $2,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, and (iii) unless made together with all amounts required under Section 2.18 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount, Class and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Revolving Loans and Swingline Loans prepaid pursuant to this Section 2.7(a) may be reborrowed, subject to the terms and conditions of this Agreement. In the event the Administrative Agent receives a notice of prepayment under this Section, the Administrative Agent will give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.
     (b) Each prepayment of the Loans made pursuant to Section 2.7(a) shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by eachprovided that if any Lender is a Defaulting Lender at the time of any such prepayment, any voluntary prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the outstanding Loans of such Defaulting Lender were zero.
     2.8 Interest.
     (a) The Borrower will pay interest in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Adjusted Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan, and (iii) at the Adjusted LIBOR Market Index Rate, as in effect from time to time for all Swingline Loans.
     (b) At the election of the Administrative Agent (or as otherwise directed by the Lenders and to be applied retroactively to the occurrence of the Event of Default, at the option thereof) upon the occurrence and during the continuance of any Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the Adjusted Base Rate or the Adjusted LIBOR Rate) plus 2% (or, in the case of interest, fees and other amounts for which no rate is provided hereunder, at the Adjusted Base Rate applicable to Revolving Loans plus 2%), and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.
     (c) Accrued (and theretofore unpaid) interest shall be payable as follows:
     (i) in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow) and each LIBOR Market Index Loan, in arrears on the last day of each calendar month, beginning with the first such day to occur after the Closing Date; provided, that in the event the Loans are repaid or prepaid in full and the Commitments have been terminated, then accrued interest in respect of all Base Rate Loans and LIBOR Market Index Loans shall be payable together with such repayment or prepayment on the date thereof;
     (ii) in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of Section 2.10(iv)) and (z) in addition, in the case of a LIBOR Loan with an Interest

Period having a duration of six months or longer, on each date on which interest would have been payable under clause (y) above had successive Interest Periods of three months’ duration been applicable to such LIBOR Loan; provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof; and
     (iii) in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.
     (d) Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.
     (e) The Administrative Agent shall promptly notify the Borrower and the Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Administrative Agent to provide the Borrower or the Lenders with any such notice shall neither affect any obligations of the Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to the Borrower or any Lender. Each such determination of an element of an interest rate (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.
     (f) In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.10, 6.1 or 6.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, then the Borrower shall immediately (i) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) determine the Applicable Percentage for such Applicable Period based upon the corrected Compliance Certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.12(e). This Section 2.8(f) is in addition to the rights of the Administrative Agent and Lenders with respect to Sections 2.8(b) and 9.1, if applicable, and other respective rights under this Agreement.
     2.9 Fees. The Borrower agrees to pay:
     (a) (i) On the Closing Date, to the Administrative Agent, for the account of Wells Fargo, the initial Lender, an upfront fee equal to $140,000, and (ii) on the first anniversary of the Closing Date, to the Administrative Agent, for the account of each Lender, an upfront fee equal to 0.15% of such Lender’s Commitment on such date.

     (b) To the Administrative Agent, for the account of each Lender, a unutilized commitment fee for each calendar quarter (or portion thereof) for the period from the date of this Agreement to the Termination Date, at a per annum rate equal to (i) 0.375%, if the daily average balance of the outstanding Aggregate Credit Exposure for the 12 months ending on the last day of such calendar quarter is less than 40% of the aggregate Commitments, or (ii) 0.25%, if the daily average balance of the outstanding Aggregate Credit Exposure for the 12 months ending on the last day of such calendar quarter is greater than 40% of the aggregate Commitments, in each case payable on such Lender’s ratable share (based on the proportion that its Commitment bears to the aggregate Commitments) of the average daily aggregate Unutilized Commitments, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the Termination Date; provided, however, that no commitment fee shall accrue on the Unutilized Commitment of a Defaulting Lender during any period that such Lender shall be a Defaulting Lender.
     (c) To the Administrative Agent, for the account of each Lender, a letter of credit fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate equal to the Applicable Percentage in effect from time to time during such quarter for Revolving Loans that are maintained as LIBOR Loans, on such Lender’s ratable share (based on the proportion that its Commitment bears to the aggregate Commitments) of the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the Termination Date and the date of termination of the last outstanding Letter of Credit; provided, however, that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to Section 3.1(a) shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.20(a)(iii), with the balance of such fee, if any, payable to the Issuing Lender for its own account;
     (d) If at any time there is more than one Lender, to the Issuing Lender, for its own account, a facing fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate of 0.125% on the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the Termination Date and the date of termination of the last outstanding Letter of Credit;
     (e) To the Issuing Lender, for its own account, such commissions, transfer fees and other fees and charges incurred in connection with the issuance and administration of each Letter of Credit as are customarily charged from time to time by the Issuing Lender for the performance of such services in connection with similar letters of credit, or as may be otherwise agreed to by the Issuing Lender, but without duplication of amounts payable under Section 2.9(d); and
     (f) To the Administrative Agent, for its own account, an annual administrative fee equal to $7,500, provided that if there is more than one Lender, such fee shall be increased to $15,000 per year plus $5,000 for each Lender in excess of three Lenders, in any case, payable in advance on the Closing Date, and each anniversary thereof (and upon the addition of a Lender, as applicable, with such fee for the current year reduced pro rata based upon the remainder of the such year).
     2.10 Interest Periods. Concurrently with the giving of a Notice of Borrowing or Notice of Conversion/Continuation in respect of any Borrowing comprised of Base Rate Loans to be converted into, or LIBOR Loans to be continued as, LIBOR Loans, the Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an “Interest Period”) to be applicable to such LIBOR Loans, which

Interest Period shall, at the option of the Borrower, be a one, two, three or six-month period; provided, however, that:
     (i) all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;
     (ii) the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;
     (iii) LIBOR Loans may not be outstanding under more than six separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);
     (iv) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the immediately preceding Business Day;
     (v) the Borrower may not select any Interest Period that expires after the Maturity Date;
     (vi) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and
     (vii) the Borrower may not select any Interest Period (and consequently, no LIBOR Loans shall be made) if a Default or Event of Default shall have occurred and be continuing at the time of such Notice of Borrowing or Notice of Conversion/Continuation with respect to any Borrowing.
     2.11 Conversions and Continuations.
     (a) The Borrower shall have the right, on any Business Day occurring on or after the Closing Date, to elect (i) to convert all or a portion of the outstanding principal amount of any Base Rate Loans of any Class into LIBOR Loans of the same Class, or to convert any LIBOR Loans of any Class the Interest Periods for which end on the same day into Base Rate Loans of the same Class, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any LIBOR Loans of any Class the Interest Periods for which end on the same day for an additional Interest Period, provided that (w) any such conversion of LIBOR Loans into Base Rate Loans shall involve an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $100,000 in excess thereof; any such conversion of Base Rate Loans into, or continuation of, LIBOR Loans shall involve an aggregate principal amount of not less than $2,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; and no partial conversion of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $2,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, (x) except as otherwise provided in Section 2.16(f), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under Section 2.18 to be paid as a consequence thereof), (y) no such conversion or continuation shall be permitted with regard to any Swingline Loans, and (z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.
     (b) The Borrower shall make each such election by giving the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and one Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans. Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given in the form of Exhibit B-2 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount, Class and Type of the Loans being converted or continued. Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each applicable Lender of the proposed conversion or continuation. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Loans, such LIBOR Loans shall, absent a Default or Event of Default, automatically be continued as LIBOR Loans with an Interest Period of one month upon the expiration of the then current Interest Period applicable thereto (unless repaid pursuant to the terms hereof). In the event the Borrower shall have failed to select in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.
     2.12 Method of Payments; Computations; Apportionment of Payments.
     (a) All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment or the Swingline Loans (except as otherwise expressly provided herein as to payments required to be made directly to the Issuing Lender or the Lenders) at the Payment Office prior to 12:00 noon, Charlotte time, on the date payment is due. Any payment made as required hereinabove, but after 12:00 noon, Charlotte time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of Section 2.10(iv) are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.
     (b) The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows: (i) if the payment is received by 12:00 noon, Charlotte time, in immediately available funds, the Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 12:00 noon, Charlotte time, or in other than immediately available funds, the Administrative Agent will make available to each such Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). Notwithstanding the foregoing or any contrary provision hereof, if any Lender shall fail to make any payment required to be made by it hereunder to the Administrative Agent, the Swingline Lender or the Issuing Lender, then the Administrative Agent may, in its discretion, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent, the Swingline Lender or the Issuing Lender until all such unsatisfied obligations are fully paid. If the

Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender. The Administrative Agent will distribute to the Issuing Lender like amounts relating to payments made to the Administrative Agent for the account of the Issuing Lender in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.
     (c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (d) All computations of interest and fees hereunder shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.
     (e) Notwithstanding any other provision of this Agreement or any other Credit Document to the contrary, all amounts collected or received by the Administrative Agent or any Lender after acceleration of the Loans pursuant to Section 9.2 or in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied by the Administrative Agent as follows:
     (i) first, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;
     (ii) second, to the payment of any fees owed to the Administrative Agent hereunder or under any other Credit Document;
     (iii) third, to the extent subject to indemnification by the Borrower hereunder, the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;
     (iv) fourth, to the payment of all of the Obligations consisting of accrued fees and interest (including, without limitation, fees incurred and interest accruing at the then applicable rate after the occurrence of a Bankruptcy Event irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding), and including with respect to any Hedge Agreement between any Credit Party and any Hedge Party (to the extent such Hedge Agreement is permitted hereunder), any fees, premiums and scheduled periodic payments due under such Hedge Agreement prior to any termination thereof and any interest accrued thereon;
     (v) fifth, to the payment of the outstanding principal amount of the Obligations (including the payment of any outstanding Reimbursement Obligations and the obligation to cash collateralize Letter of Credit Exposure), and including with respect to any Hedge Agreement between any Credit Party and any Hedge Party (to the extent such Hedge Agreement is permitted hereunder), any breakage, termination or other payments due under such Hedge Agreement and any interest accrued thereon;
     (vi) sixth, to the payment of all other Obligations and other obligations that shall have become due and payable under the Credit Documents or otherwise and not repaid; and
     (vii) seventh, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, (y) all amounts shall be apportioned ratably among the Lenders or Hedge Parties in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively pursuant to clauses (iii) through (vii) above, and (z) to the extent that any amounts available for distribution pursuant to clause (v) above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent to cash collateralize Letter of Credit Exposure pursuant to Section 3.8.
     2.13 Recovery of Payments.
     (a) The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Administrative Agent, the Swingline Lender, any Lender or the Issuing Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.
     (b) If any amounts distributed by the Administrative Agent to any Lender are subsequently returned or repaid by the Administrative Agent to the Borrower, its representative or successor in interest, or any other Person, whether by court order, by settlement approved by the Lender in question, or pursuant to applicable Requirements of Law, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from the Borrower, its representative or successor in interest or such other Person, the Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.
     2.14 Use of Proceeds. The proceeds of the Loans shall be used (i) to repay the Existing Senior Credit Facilities in full, and (ii) to provide for working capital and general corporate purposes and in accordance with the terms and provisions of this Agreement (including, without limitation, to finance Permitted Acquisitions in accordance with the terms and provisions of this Agreement).

     2.15 Pro Rata Treatment.
     (a) Except in the case of Swingline Loans and for the application of funds arising from the existence of a Defaulting Lender, all fundings, continuations and conversions of Loans of any Class shall be made by the Lenders pro rata on the basis of their respective Commitments to provide Loans of such Class (in the case of the funding of Loans of such Class pursuant to Section 2.2) or on the basis of their respective outstanding Loans of such Class (in the case of continuations and conversions of Loans of such Class pursuant to Section 2.11, and additionally in all cases in the event the Commitments for Loans of such Class have expired or have been terminated), as the case may be from time to time. All payments on account of principal of or interest on any Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.
     (b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations or Swingline Loans to any assignee or Participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.15(b) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.15(b) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.15(b) to share in the benefits of any recovery on such secured claim.
     2.16 Increased Costs; Change in Circumstances; Illegality.
     (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except the Reserve Requirement reflected in the LIBOR Rate) or the Issuing Lender;
     (ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the

Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.17 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or
     (iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Lender, the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
     (c) A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Section 2.16(a) or Section 2.16(b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.
     (d) Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) If, on or prior to the first day of any Interest Period, (y) the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR

Rate for such Interest Period or (z) the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of “LIBOR Rate” upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans during such Interest Period, the Administrative Agent will forthwith so notify the Borrower and the Lenders. Upon such notice, (i) all then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans, (ii) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans, in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Administrative Agent), and the Administrative Agent shall have so notified the Borrower and the Lenders.
     (f) Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Administrative Agent and the Borrower. Upon such notice, (i) each of such Lender’s then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower.
     2.17 Taxes.
     (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Without limiting the provisions of Section 2.17(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
     (f) If the Administrative Agent, any Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This Section 2.17(f) shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     2.18 Compensation. The Borrower will compensate each Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Loans) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 2.19(a) or of any acceleration of the maturity of the Loans pursuant to Section 9.2), (iii) if any prepayment of any LIBOR Loan is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Loan when due hereunder. Calculation of all amounts payable to a Lender under this Section 2.18 shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.18. A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 2.18 by any Lender as to any additional amounts payable pursuant to this Section 2.18 shall be submitted by such Lender to the Borrower either directly or through the Administrative Agent. Determinations set forth in any such certificate made in good faith for purposes of this Section 2.18 of any such losses, expenses or liabilities shall be conclusive absent manifest error.
     2.19 Replacement of Lender; Mitigation of Costs.
     (a) The Borrower may, at any time at its sole expense and effort, require any Lender (i) that has requested compensation from the Borrower under Sections 2.16(a) or 2.16(b), or that is a Defaulting Lender, in any case upon notice to such Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee shall be another Lender, if a

Lender accepts such assignment, or another Person reasonably acceptable to the Administrative Agent); provided that:
     (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.6(b)(iv);
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.18) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (iii) in the case of any such assignment resulting from a request for compensation under Sections 2.16(a) or 2.16(b) or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter; and
     (iv) such assignment does not conflict with applicable Requirements of Law.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     (b) If any Lender requests compensation under Sections 2.16(a) or 2.16(b), or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender gives a notice pursuant to Section 2.16(f), then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.16(a), 2.16(b) or 2.17, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.16(f), as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     2.20 Defaulting Lenders.
     (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
     (i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 11.5.
     (ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank or the Swingline Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit or Swingline Loan; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in an interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or any Letter of Credit Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and obligations in respect of Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or obligations in respect of Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
     (iii) All or any part of such Defaulting Lender’s Letters of Credit Exposure and its Swingline Exposure shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the non-Defaulting Lenders in accordance with their respective Credit Exposures (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) no Default shall have occurred and be continuing (and, unless the Borrower shall have otherwise notified the Administrative Agent at the time, the Borrower shall be deemed to have represented and warranted that such condition is satisfied at such time), and (y) such reallocation does not cause the Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment.
     (iv) If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within two Business Days following notice by the Administrative Agent, Cash Collateralize such Defaulting Lender’s Letter of Credit Exposure and its Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (iii) above) in accordance with the procedures set forth in Section 2.20(c) for so long as such Swingline Loans are outstanding.
     (b) If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in

Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Credit Exposures (without giving effect to Section 2.20(a)(iii), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
     (c) At any time that there shall exist a Defaulting Lender, within two Business Days upon the request of the Administrative Agent, the Issuing Bank or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.20(a)(iii) and any Cash Collateral provided by the Defaulting Lender).
     (i) All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
     (ii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.20 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific Letter of Credit Exposure or Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
     (iii) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)), or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.20 may be otherwise applied in accordance with Section 2.15), and (y) the Person providing Cash Collateral and each applicable Issuing Bank or Swingline Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

ARTICLE III
LETTERS OF CREDIT
     3.1 Issuance. Subject to and upon the terms and conditions herein set forth, so long as no Default or Event of Default has occurred and is continuing, the Issuing Lender will, at any time and from time to time on and after the Closing Date and prior to the earlier of (i) the Letter of Credit Maturity Date and (ii) the Termination Date, and upon request by the Borrower in accordance with the provisions of Section 3.2, issue for the account of the Borrower or its Subsidiaries one or more irrevocable standby letters of credit denominated in Dollars and in a form customarily used or otherwise approved by the Issuing Lender (together with all amendments, modifications and supplements thereto, substitutions therefor and renewals and restatements thereof, collectively, the “Letters of Credit”). The Stated Amount of each Letter of Credit shall not be less than such amount as may be acceptable to the Issuing Lender. Notwithstanding the foregoing:
     (a) No Letter of Credit shall be issued if, after giving effect to such issuance, (i) the Stated Amount when added to the aggregate Letter of Credit Exposure of the Lenders at such time, would exceed the Letter of Credit Subcommitment, (ii) the Stated Amount when added to the Aggregate Credit Exposure, would exceed the aggregate Commitments or the Maximum Availability at such time, and (iii) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into an arrangement, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.20(a)(iii)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Exposure as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion;
     (b) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, or otherwise will benefit, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit (and the Borrower hereby acknowledges that the issuance of Letters of Credit for the benefit of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries);
     (c) No Letter of Credit shall be issued that by its terms expires later than the Letter of Credit Maturity Date or, in any event, more than one year after its date of issuance; provided, however, that a Letter of Credit may, if requested by the Borrower, provide by its terms, and on terms acceptable to the Issuing Lender, for renewal for successive periods of one year or less (but not beyond the Letter of Credit Maturity Date), unless and until the Issuing Lender shall have delivered a notice of nonrenewal to the beneficiary of such Letter of Credit; and
     (d) The Issuing Lender shall be under no obligation to issue any Letter of Credit if, at the time of such proposed issuance, (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to the Issuing Lender as of the Closing Date and that the Issuing

Lender in good faith deems material to it, or (ii) the Issuing Lender shall have actual knowledge, or shall have received notice from any Lender, prior to the issuance of such Letter of Credit that one or more of the conditions specified in Section 4.1 (if applicable) or Section 4.2 are not then satisfied (or have not been waived in writing as required herein) or that the issuance of such Letter of Credit would violate the provisions of Section 3.1(a).
     3.2 Notices. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower will give the Issuing Lender written notice with a copy to the Administrative Agent not later than 11:00 a.m., Charlotte time, five Business Days (or such shorter period as is acceptable to the Issuing Lender in any given case) prior to the requested date of issuance thereof. Each such notice (each, a “Letter of Credit Notice”) shall be irrevocable, shall be given in the form of Exhibit B-4 and shall specify (i) the requested date of issuance, which shall be a Business Day, (ii) the requested Stated Amount and expiry date of the Letter of Credit, and (iii) the name and address of the requested beneficiary or beneficiaries of the Letter of Credit. The Borrower will also complete any application procedures and documents reasonably required by the Issuing Lender in connection with the issuance of any Letter of Credit. Upon its issuance of any Letter of Credit, the Issuing Lender will promptly notify the Administrative Agent of such issuance, and the Administrative Agent will give prompt notice thereof to each Lender. The renewal or extension of any outstanding Letter of Credit shall, for purposes of this Article 2.20, be treated in all respects as the issuance of a new Letter of Credit.
     3.3 Participations. Immediately upon the issuance of any Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty (except for the absence of Liens thereon created, incurred or suffered to exist by, through or under the Issuing Lender), an undivided interest and participation, pro rata (based on the percentage of the aggregate Commitments represented by such Lender’s Commitment), in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto and any Collateral or other security therefor or guaranty pertaining thereto; provided, however, that the fee relating to Letters of Credit described in Section 2.9(d) shall be payable directly to the Issuing Lender as provided therein, and the other Lenders shall have no right to receive any portion thereof. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s pro rata share (determined as provided above) of each Reimbursement Obligation not reimbursed by the Borrower on the date due as provided in Section 3.4 or through the Borrowing of Revolving Loans as provided in Section 3.5 (because the conditions set forth in Section 4.2 cannot be satisfied, or for any other reason), or of any reimbursement payment required to be refunded to the Borrower for any reason. Upon any change in the Commitments of any of the Lenders pursuant to Section 11.6(a), with respect to all outstanding Letters of Credit and Reimbursement Obligations there shall be an automatic adjustment to the participations pursuant to this Section 3.3 to reflect the new pro rata shares of the assigning Lender and the assignee. Each Lender’s obligation to make payment to the Issuing Lender pursuant to this Section 3.4 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including the termination of the Commitments or the existence of any Default or Event of Default, and each such payment shall be made without any offset, abatement, reduction or withholding whatsoever.
     3.4 Reimbursement. The Borrower hereby agrees to reimburse the Issuing Lender by making payment to the Administrative Agent, for the account of the Issuing Lender, in immediately available funds, for any payment made by the Issuing Lender under any Letter of Credit (each such amount so paid until reimbursed, together with interest thereon payable as provided hereinbelow, a “Reimbursement Obligation”) immediately upon, and in any event on the same Business Day as, the making of such payment by the Issuing Lender (provided that any such Reimbursement Obligation shall be deemed timely satisfied (but nevertheless subject to the payment of interest thereon as provided hereinbelow) if satisfied pursuant to a Borrowing of Revolving Loans made on the date of such payment by the Issuing Lender, as set forth more completely in Section 3.5), together with interest on the amount so paid by the Issuing Lender, to the extent not reimbursed prior to 2:00 p.m., Charlotte time, on the date of such payment or disbursement, for the period from the date of the respective payment to the date the Reimbursement Obligation created thereby is satisfied, at the Adjusted Base Rate applicable to Revolving Loans as in effect from time to time during such period, such interest also to be payable on demand. The Issuing Lender will provide the Administrative Agent and the Borrower with prompt notice of any payment or disbursement made or to be made under any Letter of Credit, although the failure to give, or any delay in giving, any such notice shall not release, diminish or otherwise affect the Borrower’s obligations under this Section 3.4 or any other provision of this Agreement. The Administrative Agent will promptly pay to the Issuing Lender any such amounts received by it under this Section 3.4.
     3.5 Payment by Revolving Loans. In the event that the Issuing Lender makes any payment under any Letter of Credit and the Borrower shall not have timely satisfied in full its Reimbursement Obligation to the Issuing Lender pursuant to Section 3.4, and to the extent that any amounts then held in the Cash Collateral Account established pursuant to Section 3.8 shall be insufficient to satisfy such Reimbursement Obligation in full, the Issuing Lender will promptly notify the Administrative Agent, and the Administrative Agent will promptly notify each Lender, of such failure. If the Administrative Agent gives such notice prior to 12:00 noon, Charlotte time, on any Business Day, each Lender will make available to the Administrative Agent, for the account of the Issuing Lender, its pro rata share (based on the percentage of the aggregate Commitments represented by such Lender’s Commitment) of the amount of such payment on such Business Day in immediately available funds. If the Administrative Agent gives such notice after 12:00 noon, Charlotte time, on any Business Day, each such Lender shall make its pro rata share of such amount available to the Administrative Agent on the next succeeding Business Day. If and to the extent any Lender shall not have so made its pro rata share of the amount of such payment available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, for the account of the Issuing Lender, forthwith on demand such amount, together with interest thereon at the Federal Funds Rate for each day from such date until the date such amount is paid to the Administrative Agent. The failure of any Lender to make available to the Administrative Agent its pro rata share of any payment under any Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent its pro rata share of any payment under any Letter of Credit on the date required, as specified above, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s pro rata share of any such payment. Each such payment by a Lender under this Section 3.5 of its pro rata share of an amount paid by the Issuing Lender shall constitute a Revolving Loan by such Lender (the Borrower being deemed to have given a timely Notice of Borrowing therefor) and shall be treated as such for all purposes of this Agreement; provided that for purposes of determining the aggregate Unutilized Commitments immediately prior to giving effect to the application of the proceeds of such Revolving Loans, the Reimbursement Obligation being satisfied thereby shall be deemed not to be outstanding at such time. Each Lender’s obligation to make Revolving Loans pursuant to this Section 3.5 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the failure of the amount of such Borrowing of Loans to meet the minimum Borrowing amount specified in Section 2.2(b); provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 3.5 is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Notice of Borrowing).
     3.6 Payment to Lenders. Whenever the Issuing Lender receives a payment in respect of a Reimbursement Obligation as to which the Administrative Agent has received, for the account of the Issuing Lender, any payments from the Lenders pursuant to Section 3.5, the Issuing Lender will promptly pay to the Administrative Agent, and the Administrative Agent will promptly pay to each Lender that has paid its pro rata share thereof, in immediately available funds, an amount equal to such Lender’s ratable share (based on the proportionate amount funded by such Lender to the aggregate amount funded by all Lenders) of such Reimbursement Obligation.
     3.7 Obligations Absolute. The Reimbursement Obligations of the Borrower shall be irrevocable, shall remain in effect until the Issuing Lender shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, and shall be absolute and unconditional, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
     (a) Any lack of validity or enforceability of this Agreement, any of the other Credit Documents or any documents or instruments relating to any Letter of Credit;
     (b) Any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations in respect of any Letter of Credit or any other amendment, modification or waiver of or any consent to departure from any Letter of Credit made in accordance with its terms or any documents or instruments relating thereto, in each case whether or not the Borrower has notice or knowledge thereof;
     (c) The existence of any claim, setoff, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);
     (d) Any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (provided that such draft, certificate or other document appears on its face to comply with the terms of such Letter of Credit), any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier or otherwise, or any errors in translation or in interpretation of technical terms;
     (e) Any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (provided that any draft, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof), any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;
     (f) The exchange, release, surrender or impairment of any Collateral or other security for the Obligations;
     (g) The occurrence of any Default or Event of Default; or
     (h) Any other circumstance or event whatsoever, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a Guarantor.
     Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall be binding upon the Borrower and each Lender and shall not create or result in any liability of the Issuing Lender to the Borrower or any Lender. It is expressly understood and agreed that, for purposes of determining whether a wrongful payment under a Letter of Credit resulted from the Issuing Lender’s gross negligence or willful misconduct, (i) the Issuing Lender’s acceptance of documents that appear on their face to comply with the terms of such Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, (ii) the Issuing Lender’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Issuing Lender.
     3.8 Cash Collateral Account. At any time and from time to time (i) after the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the direction or with the consent of the Required Lenders shall, require the Borrower to deliver to the Administrative Agent such additional amount of cash as is equal to 105% of the aggregate Stated Amount of all Letters of Credit at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) and (ii) in the event of a prepayment under Section 2.6(b) or Section 2.6(e), the Administrative Agent will retain such amount as may then be required to be retained, such amounts in each case under clauses (i) and (ii) above to be held by the Administrative Agent in a cash collateral account (the “Cash Collateral Account”). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a Lien upon and security interest in the Cash Collateral Account and all amounts held therein from time to time as security for Letter of Credit Exposure, and for application to the Borrower’s Reimbursement Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Borrower (unless a Default or Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. In the event of a drawing, and subsequent payment by the Issuing Lender, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Administrative Agent will deliver to the Issuing Lender an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse the Issuing Lender therefor. Any amounts remaining in the Cash Collateral Account (including interest) after the expiration of all Letters of Credit and reimbursement in full of the Issuing Lender for all of its obligations thereunder shall be held by the Administrative Agent, for the benefit of the Borrower, to be applied against the Obligations in such order and manner as the Administrative Agent may direct. If the Borrower is required to provide cash collateral pursuant to Section 2.6(b), such amount (including interest), to the extent not applied as aforesaid, shall be returned to the Borrower on demand, provided that after giving effect to such return (i) the Aggregate Credit Exposure would not exceed the aggregate Commitments or the Maximum Availability at such time and (ii) no Default or Event of Default shall have occurred and be continuing at such time. If the Borrower is required to provide cash collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

     3.9 The Issuing Lender. The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the rights, benefits and immunities (a) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by it in connection with Letters of Credit issued by it or proposed to be issued by it and any documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the Issuing Lender with respect to such acts or omissions, and (b) as additionally provided herein with respect to the Issuing Lender.
     3.10 Effectiveness. Notwithstanding any termination of the Commitments or repayment of the Loans, or both, the obligations of the Borrower under this Article 2.20 shall remain in full force and effect until the Issuing Lender and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
     3.11 Existing Letters of Credit. The Borrowers and the Lenders agree that, as of the Effective Date, each Existing Letter of Credit issued for the account of any such Borrower (or its Subsidiary) and set forth on Schedule 3.11 on the Effective Date will be deemed issued for the account of such Borrower under this Agreement as a Letter of Credit.
ARTICLE IV
CONDITIONS OF BORROWING
     4.1 Conditions of Initial Borrowing. The obligation of each Lender to make Loans in connection with the initial Borrowing hereunder, and the obligations of the Issuing Lender to issue Letters of Credit hereunder on the Closing Date, is subject to the satisfaction of the following conditions precedent:
     (a) The Administrative Agent shall have received the following, each dated as of the Closing Date (unless otherwise specified) and in such number of copies as the Administrative Agent shall have requested:
     (i) to the extent requested by any Lender in accordance with Section 2.4(d), a Note or Notes for such Lender, in each case duly completed in accordance with the provisions of Section 2.4(d) and executed by the Borrower;
     (ii) the Guaranty, duly completed and executed by each Subsidiary; provided that no Foreign Subsidiary shall be required to execute the Guaranty to the extent that the execution of the Guaranty by such Foreign Subsidiary would result in material adverse federal income tax consequences for the Borrower as determined by whether the execution of the Guaranty by such Foreign Subsidiary would constitute an investment of earnings in United States property under Section 956 (or any successor statute) of the Code which would trigger an increase in the gross income of the Borrower pursuant to Section 951 (or any successor provision) of the Code without corresponding credits or other offsets;
     (iii) the Security Agreement, duly completed and executed by the Borrower and each Subsidiary (other than any Foreign Subsidiary), together with any certificates evidencing the Capital Stock being pledged thereunder as of the Closing Date and undated assignments separate from certificate for any such certificate, duly executed in blank;

     (iv) Assignments and Grants of Security Interests for the federally registered Intellectual Property referred to in Annexes D, E and F of the Security Agreement, in substantially the form of Exhibits B and C (as applicable) to the Security Agreement, in each case duly completed and executed by each applicable Credit Party; and
     (v) the favorable opinions of Akerman Senterfitt LLP, counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.
     (b) The Administrative Agent shall have received a certificate, signed by the chief executive officer or the chief financial officer of the Borrower, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying that (i) all representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents are true and correct as of the Closing Date, both immediately before and after giving effect to the consummation of transactions contemplated hereby, the making of the initial Loans and the application of the proceeds thereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date), (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the consummation of transactions contemplated hereby, the making of the initial Loans and the application of the proceeds thereof, (iii) both immediately before and after giving effect to the consummation of the transactions contemplated hereby, the making of the initial Loans and the application of the proceeds thereof, no Material Adverse Effect has occurred since December 31, 2009, other than what previously has been delivered to the Administrative Agent in the Borrower’s financial statements, and there exists no event, condition or state of facts that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, and (iv) all conditions to the initial extensions of credit hereunder set forth in this Section 4.1 and in Section 4.2 have been satisfied or waived as required hereunder.
     (c) The Administrative Agent shall have received a certificate of the secretary or an assistant secretary of each Credit Party executing any Credit Documents as of the Closing Date, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such Credit Party, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws, operating agreement or similar governing document of such Credit Party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Credit Party, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of such Credit Party executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above.
     (d) The Administrative Agent shall have received (i) a certificate as of a recent date of the good standing of each Credit Party executing any Credit Documents as of the Closing Date, under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction, and (ii) a certificate as of a recent date of the qualification of each Credit Party to conduct business as a foreign corporation in such jurisdictions as the Administrative Agent may have reasonably requested, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.

     (e) All approvals, permits and consents of any Governmental Authorities or other Persons required in connection with the execution and delivery of this Agreement, the other Credit Documents and the consummation of the transactions contemplated hereby shall have been obtained, without the imposition of conditions that are not acceptable to the Administrative Agent, and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have reasonably requested; all applicable waiting periods shall have expired without any adverse action being taken or threatened by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or to impose materially adverse conditions upon, this Agreement, any of the other Credit Documents or the consummation of the transactions contemplated hereby or that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (f) Concurrently with the making of the initial Loans hereunder, (i) all principal, interest and other amounts outstanding under Swisher International, Inc.’s and HB Service, LLC’s (each a Subsidiary of the Borrower) existing senior credit agreement with Wells Fargo Bank, National Association (the “Existing Senior Credit Facilities”), shall be repaid and satisfied in full and all guarantees relating thereto extinguished, and (ii) all commitments to extend credit under the agreements and instruments relating to the Existing Senior Credit Facilities shall be terminated.
     (g) The Administrative Agent shall have received certified reports from an independent search service satisfactory to it listing any judgment or tax lien filing or Uniform Commercial Code financing statement that names the Borrower or any of the Borrower’s Subsidiaries as debtor in any of the jurisdictions listed beneath its name on Annex B to the Security Agreement, as well as lien search results with respect to Foreign Subsidiaries in their jurisdiction of organization, as reasonably requested by the Administrative Agent and the results thereof shall be reasonably satisfactory to the Administrative Agent.
     (h) The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions (including, without limitation, the filing of duly completed UCC-1 financing statements in each jurisdiction listed on Annex A to the Security Agreement) necessary to perfect the Liens created by the Security Documents shall have been completed, or arrangements satisfactory to the Administrative Agent for the completion thereof shall have been made.
     (i) Since December 31, 2009, both immediately before and after giving effect to the consummation of the transactions contemplated hereby, there shall not have occurred (i) a Material Adverse Effect, other than what previously has been delivered to the Administrative Agent in the Borrower’s financial statements, or (ii) any event, condition or state of facts that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (j) The Borrower shall have paid (i) to the Arranger and Wells Fargo, the fees required pursuant to Section 2.9 to be paid to them on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof, and (ii) all other fees and reasonable expenses of the Administrative Agent and the Lenders required hereunder or under any other Credit Document to be paid on or prior to the Closing Date (including reasonable fees and expenses of counsel) in connection with this Agreement and the other Credit Documents.
     (k) The Administrative Agent shall have received copies of the draft management prepared annual financial statements (10-K) of the Borrower and its Subsidiaries, as of the Closing Date, and a

certificate from a Financial Officer of the Borrower certifying that such financial statements, when finalized and delivered by the Borrower pursuant to Section 6.1(b), shall be substantially and materially in the same form of the draft management prepared annual financial statements delivered pursuant to this Section 4.1(m) (other than updated for disclosures relating to recent equity contributions and acquisitions).
     (l) The Administrative Agent shall have received evidence, in form and substance satisfactory to it, that the Borrower shall have consummated the private placement of equity of the Borrower in the amount of $60,000,000 announced by the Borrower on or about March 22, 2011 (the “March Private Placement”) and shall have cash and Cash Equivalents on hand in excess of $90,000,000.
     (m) The Administrative Agent shall have received a draft of the amendment to the 8-K intended to be filed on or about March 31, 2011, showing on a Pro Forma Basis the consummation of the acquisition of Choice Environmental Services, Inc. and the related Equity Issuance, all as if such events had occurred on such date (the “Pro Forma Balance Sheet”), all of which shall be in form and substance satisfactory to the Administrative Agent.
     (n) The Administrative Agent shall have received evidence in form and substance satisfactory to it that all of the requirements of Section 6.7 have been satisfied, including receipt of certificates of insurance evidencing the insurance coverages described on Schedule 5.16 and naming the Administrative Agent as loss payee or additional insured, as its interests may appear.
     (o) The Administrative Agent shall have received an Account Designation Letter, together with written instructions from an Authorized Officer of the Borrower, including wire transfer information, directing the payment of the proceeds of the initial Loans to be made hereunder.
     (p) Each of the Administrative Agent and each Lender shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.
     4.2 Conditions of All Borrowings. The obligation of each Lender to make any Loans hereunder, including the initial Loans (but excluding Loans made for the purpose of repaying Refunded Swingline Loans pursuant to Section 2.2(e) or for the purposes of paying unpaid Reimbursement Obligations pursuant to Section 3.5), and the obligation of the Issuing Lender to issue any Letters of Credit hereunder, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or date of issuance:
     (a) The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.2(b), or (together with the Swingline Lender) a Notice of Swingline Borrowing in accordance with Section 2.2(d) or (together with the Issuing Lender) a Letter of Credit Notice in accordance with Section 3.2, as applicable;
     (b) Each of the representations and warranties contained in Article 4.2 and in the other Credit Documents qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case as of such Borrowing Date (including the Closing Date, in the case of the initial Loans made hereunder) or date of issuance of a Letter of Credit with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date);

     (c) No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date; and
     (d) The Borrower shall have satisfied the conditions precedent set forth on Schedule 4.2 hereof to the reasonable satisfaction of the Administrative Agent, or such conditions precedent shall have been waived by the Administrative Agent, prior to any Loan or the issuance of any Letter of Credit that, after giving effect thereto, would cause the Aggregate Credit Exposure to exceed $32,500,000.
Each giving of a Notice of Borrowing, a Notice of Swingline Borrowing or a Letter of Credit Notice, and the consummation of each Borrowing or issuance of a Letter of Credit, shall be deemed to constitute a representation by the Borrower that the statements contained in Sections 4.2(b) and 4.2(c) are true, both as of the date of such notice or request and as of the relevant Borrowing Date or date of issuance.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     To induce the Administrative Agent, the Issuing Lender and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby and the Issuing Lender to issue Letters of Credit, the Borrower represents and warrants to the Administrative Agent, the Issuing Lender and the Lenders as follows:
     5.1 Corporate Organization and Power. Each Credit Party (a) (i) is a corporation or a limited liability company duly organized or formed, and (ii) validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, except in the case of this clause (ii) as to any Subsidiary that is not a Material Subsidiary, as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) is duly qualified or licensed to do business and is in good standing in every other jurisdiction where the nature of its business or its properties makes such qualification or licensing necessary (except where the failure to be so qualified or licensed could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect); (c) has full corporate or limited liability company power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (d) has all governmental licenses, permits, franchises, certificates, inspections, authorizations, consents and approvals required to carry on its business as it is now being conducted (except where the failure to have such governmental authorization could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect).
     5.2 Corporate Authority: No Conflict With Other Instruments or Law. The execution, delivery and performance of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby (a) are within the corporate or limited liability company power and authority of each Credit Party (to the extent such Credit Party is a party thereto), (b) have been duly authorized by all necessary corporate or limited liability company action on the part of each Credit Party, (c) do not and will not violate any provision of, or result in a breach of or default under, or require the waiver (not already obtained) of any provision of or the consent (not already given) of any Person under the terms of (i) any Credit Party’s articles or certificate of incorporation or formation, its bylaws or operating agreement, or other applicable formation or organizational documents, or (ii) any indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which any Credit Party is a party or by which it is bound or to which any of its properties are subject (other than, in the case of this clause (ii), that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect), (d) will not violate or constitute a default under any Requirement of Law, and

(e) will not result in the creation, imposition, or acceleration of any indebtedness or tax or any Lien that is not a Permitted Lien of any nature upon, or with respect to, any Credit Party or any of their properties.
     5.3 Due Execution and Delivery. This Agreement and the other Credit Documents to which any Credit Party is a party have been duly executed and delivered by such Credit Party.
     5.4 Enforceability. This Agreement and the other Credit Documents to which any Credit Party is a party constitute the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, statutes or rules of general application affecting the enforcement of creditor’s rights or general principles of equity.
     5.5 Governmental Approval. The execution, delivery and performance by the Credit Parties of this Agreement and the other Credit Documents to which any such Credit Party is a party and the transactions contemplated hereby and thereby do not require any authorization, exemption, consent or approval of, notice to, or declaration or filing with, any Governmental Authority other than those obtained on or before the Closing Date (other than those, if not obtained, that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect).
     5.6 Margin Stock. No Credit Party is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System). The execution, delivery and performance of this Agreement and the use of the proceeds of the Loan or any extension of credit hereunder, do not and will not constitute a violation of such Regulations.
     5.7 Investment Company. No Credit Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     5.8 Taxes. No Credit Party is delinquent in the payment of any taxes that have been levied or assessed by any Governmental Authority against it or its assets unless (a) such tax is being contested in good faith by proper proceedings and adequate reserves satisfactory to the Administrative Agent have been established and maintained with respect thereto or (b) such delinquency could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Credit Party has timely filed all tax returns that are required by law to be filed, and has paid all taxes shown on said returns to be payable by such Credit Party and all other assessments or fees levied upon it or upon its properties to the extent that such taxes, assessments or fees have become due, and if not due, such taxes have been adequately provided for and sufficient reserves therefor established on its books of account, in each case other than could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Such returns accurately reflect in all material respects all liability for taxes of the Credit Parties for the periods covered thereby. No controversy in respect of any Credit Party’s income taxes is pending or, to the Knowledge of the Borrower, threatened, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.9 Litigation. Except as set forth on Schedule 5.9, there is no judgment, injunction or similar order or decree which, and no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Borrower, threatened against or affecting any Credit Party before any court, commission, panel, board, bureau, arbitrator or any Governmental Authority which (in any one case or in the aggregate, if determined adversely to the interests of the applicable Credit Party), (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, or (b) affects the validity or enforceability of this Agreement or any of the other Credit Documents.

     5.10 Financial Statements; Solvency.
     (a) The Borrower has delivered to the Administrative Agent and the Lenders the management prepared unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2010 with the related statements of income, cash flows and stockholders’ equity for the fiscal years then ended. Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments) contain no material misstatement or omission and fairly present the financial position, assets and liabilities of the Borrower and its Subsidiaries for the respective periods then ended.
     (b) The Borrower and its Subsidiaries, taken as a whole, are Solvent.
     (c) Set forth on Schedule 5.10(c) is a list of all note receivables of the Borrower and its Subsidiaries, including all notes from franchisees and former franchisee receivables (each indicated as such), outstanding as of the Closing Date, and including the outstanding balance of each such note receivable.
     (d) Neither (i) the board of directors of any Credit Party, a committee thereof or an authorized officer of any Credit Party has concluded that any financial statement previously furnished to the Administrative Agent pursuant to or in connection with this Agreement should no longer be relied upon because of an error, nor (ii) has any Credit Party been advised by its auditors that a previously issued audit report or interim review cannot be relied on.
     (e) The Pro Forma Balance Sheet reflects adjustments made on a Pro Forma Basis to give effect to the consummation of the acquisition of Choice Environmental Services, Inc. and the related Equity Issuance, all as if such events had occurred on the date as of which the Pro Forma Balance Sheet is prepared. The Pro Forma Balance Sheet has been prepared based on stated and noted (where material) assumptions made in good faith and having a reasonable basis set forth therein, and presents fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries on an unaudited Pro Forma Basis as of the date set forth therein after giving effect to the consummation of the transactions described above.
     (f) The Borrower has prepared, and has heretofore furnished to the Administrative Agent a copy of, budgeted consolidated balance sheets and statements of income and cash flows of the Borrower and its Subsidiaries, consisting of balance sheets and statements of income and cash flows prepared by the Borrower through fiscal year 2011, on a quarterly basis (the “Projections”). In the good faith opinion of management of the Borrower, the assumptions used in the preparation of the Projections were fair, complete and reasonable when made and continue to be fair, complete and reasonable as of the date hereof. The Projections have been prepared in good faith by the executive and financial personnel of the Borrower, are complete and represent a reasonable estimate of the future performance and financial condition of the Borrower and its Subsidiaries, subject to the uncertainties and approximations inherent in any projections.
     5.11 No Material Adverse Effect. There has been no Material Adverse Effect since December 31, 2009 other than what previously has been disclosed in writing to the Administrative Agent prior to the Closing Date, and there exists no event, condition or state of facts that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.12 Compliance with Laws. To the Knowledge of the Borrower, each Credit Party has timely filed all material reports, documents and other materials required to be filed by it under all applicable

Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.13 Environmental Compliance. Except as set forth on Schedule 5.13, to the best Knowledge of the Borrower:
     (a) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no Hazardous Material is or has been generated, used, released, treated, disposed of or stored, or otherwise located, in, on or under any property owned, leased or operated by a Credit Party or any portion thereof except in commercially reasonable quantities as a consumer and generator thereof subject to compliance with applicable laws, and no part of the property owned, leased or operated by a Credit Party (now or in the past), including without limitation the soil and groundwater located thereon and thereunder, has been contaminated by any Hazardous Material; (ii) no improvements on the property owned, leased or operated by a Credit Party contain any asbestos or substances containing asbestos; and (iii) none of the property owned, leased or operated by a Credit Party has been the subject of any remedial action pursuant to any Environmental Law.
     (b) None of the property currently owned, leased or operated by a Credit Party has, pursuant to any Environmental Law, been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, state or local list) listing sites with environmental contamination, or, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, has any property previously (but not currently) owned, leased or operated by a Credit Party been so placed.
     (c) There are no underground storage tanks situated on the property owned, leased or operated by any Credit Party, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (d) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all activities and operations of each Credit Party meet all requirements of all applicable Environmental Laws, no Credit Party has violated any Environmental Law in the past, and none of the property owned, leased or operated by a Credit Party has ever been the site of a violation of any Environmental Law.
     (e) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Credit Party has sent a Hazardous Material to a site which, pursuant to any Environmental Law, (i) has been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, state or local list) listing sites with environmental contamination, or (ii) is subject to, or the source of, a claim, an administrative order or other request by any Governmental Authority to take “response,” “removal,” “corrective” or “remedial” action, as defined in any Environmental Law, or pay for or contribute to the costs of cleaning up the site.
     (f) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Credit Party is involved in any suit or proceeding and has not received any notice from any Governmental Authority or other third party with respect to a release or threat of release of any Hazardous Material, or violation or alleged violation of any Environmental Law, and has not received notice of any claim from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Material.

     (g) Each Credit Party has timely filed all material reports required to be filed, has acquired all material necessary certificates, approvals and permits, and has generated and maintained all material documentation and records required under all Environmental Laws.
     5.14 Ownership of Properties. Each Credit Party (i) has good and marketable title to all real property owned respectively by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, and (iii) has good title to all of its other material properties and assets reflected in the financial statements referred to in Section 5.10 (except as sold or otherwise disposed of since the date thereof in the ordinary course of business or otherwise permitted hereunder), in each case free and clear of all Liens other than Permitted Liens. Schedule 5.14 lists, as of the Closing Date, all Realty of the Credit Parties, indicating in each case the identity of the landlord, the address of the property, the nature of the use of the premises and whether such interest is a leasehold or fee ownership interest.
     5.15 Intellectual Property. Each Credit Party owns, or has the legal right to use, all Intellectual Property necessary for it to conduct its business as currently conducted. Schedule 5.15 lists, as of the Closing Date, all registered Intellectual Property owned by any Credit Party. No claim has been asserted in writing or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and to the Knowledge of the Borrower, the use of such Intellectual Property by the Credit Parties does not infringe on the known rights of any Person.
     5.16 Insurance. Schedule 5.16 sets forth, as of the Closing Date, an accurate and complete list and a brief description (including the insurer, policy number, type of insurance, coverage limits, deductibles, expiration dates and any special cancellation conditions) of all policies of property and casualty, liability (including, but not limited to, product liability), business interruption, workers’ compensation, keyman life insurance, and other forms of insurance owned or held by the Credit Parties or pursuant to which any of their respective assets are insured. The assets, properties and business of the Credit Parties are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.
     5.17 ERISA.
     (a) Each Credit Party and its ERISA Affiliates is in compliance with the applicable provisions of ERISA, and each Plan is and has been administered in compliance with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Code, in each case except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No ERISA Event that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) has occurred within the five-year period prior to the Closing Date, (ii) has occurred and is continuing, or (iii) to the Knowledge of the Borrower, is reasonably expected to occur with respect to any Plan. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Plan has any Unfunded Pension Liability as of the most recent annual valuation date applicable thereto, and no Credit Party or any of its ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
     (b) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Credit Party or any of its ERISA Affiliates has any outstanding liability on account of a complete or partial withdrawal from any Multiemployer Plan, and no Credit Party or any of its ERISA Affiliates would become subject to any liability under ERISA if any such Credit Party or ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date. No Multiemployer Plan is in “reorganization” or is “insolvent” within the meaning of such terms under ERISA.
     5.18 Full Disclosure. All information heretofore furnished to the Administrative Agent and the Lenders by each of the Credit Parties for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished to the Administrative Agent and the Lenders by each of the Credit Parties will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. Each of the Credit Parties has disclosed to the Administrative Agent in writing any and all facts which materially and adversely affect or may materially and adversely affect (to the extent any Credit Party can now reasonably foresee), the business, operations or condition, financial or otherwise, of each of the Credit Parties, or the ability of each Credit Party to perform its obligations under this Agreement or any of the other Credit Documents.
     5.19 No Default. No Default or Event of Default under this Agreement has occurred and is continuing.
     5.20 Subsidiaries. Schedule 5.20 sets forth, as of the Closing Date, (i) all of the Subsidiaries of the Borrower and (ii) as to each Subsidiary, (x) the number of shares, units or other interests of each class of Capital Stock outstanding, and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights and (y) the direct holders of all such Capital Stock and the number of shares, units, interests, options, warrants or other purchase rights held by each. All outstanding shares of Capital Stock of the Borrower and each of its Subsidiaries are duly and validly issued, fully paid and nonassessable. Except for the shares of Capital Stock and the other equity arrangements expressly indicated on Schedule 5.20, as of the Closing Date there are no shares of Capital Stock, warrants, rights, options or other equity securities, or other Capital Stock of any Credit Party (other than the Borrower) outstanding or reserved for any purpose.
     5.21 Security Documents.
     (a) The provisions of each of the Security Documents other than the Mortgages (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favor of the Administrative Agent, for its benefit and the benefit of the Lenders, a valid and enforceable security interest in and Lien upon all right, title and interest of each Credit Party that is a party thereto in and to the Collateral purported to be pledged by it thereunder and described therein, and upon (i) the initial extension of credit hereunder, (ii) the filing of appropriately completed Uniform Commercial Code financing statements and continuations thereof in the jurisdictions specified therein, (iii) the filing of appropriately completed short-form assignments in the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, and (iv) the possession by the Administrative Agent of any certificates evidencing the securities pledged thereby, duly endorsed or accompanies by duly executed stock powers, such security interest and Lien shall constitute a fully perfected and first priority security interest in and Lien upon such right, title and interest of the applicable Credit Party in and to such Collateral, to the extent that such security interest and Lien can be perfected by such filings, actions and possession subject only to Permitted Liens.
     (b) The provisions of each Mortgage (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favor of the Administrative Agent, for its benefit and the benefit of the Lenders, a valid and enforceable security interest in and Lien upon all right, title and interest of each Credit Party that is a party thereto in and to the mortgaged premises described therein, and upon (i) the initial extension of credit hereunder and (ii) the filing of the Mortgage in the applicable real property recording office, such security interest and Lien shall constitute a fully perfected and first priority security interest in and Lien upon such right, title and interest of such Credit Party in and to such mortgaged premises, in each case prior and superior to the rights of any other Person and subject only to Permitted Liens.
     5.22 Labor Relations. No Credit Party is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended. As of the Closing Date, there is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the Knowledge of the Borrower, threatened, against any Credit Party, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the Knowledge of the Borrower, threatened, against any Credit Party, and (iii) to the Knowledge of the Borrower, no petition for certification or union election or union organizing activities taking place with respect to any Credit Party. As of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of any Credit Party.
     5.23 No Burdensome Restrictions. No Credit Party is a party to any written agreement or instrument or subject to any other obligations or any charter or corporate restriction or any provision of any applicable Requirement of Law that, individually or in the aggregate, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.24 OFAC; Anti-Terrorism Laws.
     (a) No Credit Party or any Affiliate of any Credit Party (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries, or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
     (b) Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. The Credit Parties are in compliance in all material respects with the PATRIOT Act.
     5.25 Material Contracts. Except as set forth on Schedule 5.25 and, to the extent applicable, Section 6.18, as of the Closing Date and after giving effect to the transactions contemplated hereby, (i) each Material Contract is in full force and effect and is enforceable by each Credit Party that is a party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general or equitable principles or by principles of good faith and fair dealing, and (ii) no Credit Party or, to the Knowledge of the Borrower, any other party thereto is in breach of or default under any Material Contract in any material respect or has given notice of termination or cancellation of any Material Contract.
ARTICLE VI
AFFIRMATIVE COVENANTS
     The Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder:
     6.1 Financial Statements. The Borrower will deliver to the Administrative Agent and to each Lender:
     (a) Within forty-five (45) days (or, if earlier and if applicable to the Borrower, the quarterly report deadline under the Exchange Act rules and regulations) after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, beginning with the fiscal quarter ending March 31, 2011, a consolidated balance sheet (and consolidating balance sheet schedule) of the Borrower and its Subsidiaries, on a consolidated basis, as of the close of such fiscal quarter, and consolidated statements of income and cash flows (and consolidating income statement schedule) for the Borrower and its Subsidiaries, on a consolidated basis, for the fiscal quarter then ended and for that portion of the fiscal year then ended, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding fiscal year, all prepared in accordance with GAAP applied on a basis consistent with that of the preceding period or containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the period, subject only to audit and year-end adjustments, and certified by the Borrower’s chief executive officer or chief financial officer to be true and accurate; provided that the financial statements required to be delivered pursuant to this Section 6.1(a) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which the such information has been posted on the Borrower’s website on the Internet at http://www.swisherhygiene.com, at www.sec.gov/edgar/searchedgar/webusers.htm or at another website identified in a written notice to the Administrative Agent by the Borrower;
     (b) Within one hundred twenty (120) days (or, if earlier and if applicable to the Borrower, the quarterly report deadline under the Exchange Act rules and regulations) after the close of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2010, an audited consolidated balance sheet (and unaudited consolidating balance sheet schedule) of the Borrower and its Subsidiaries, on a consolidated basis, as of the close of such fiscal year, and audited consolidated statements of income and cash flows (and unaudited consolidating income statement schedule) for the Borrower and its Subsidiaries, on a consolidated basis, for the fiscal year then ended, including the notes to each, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding fiscal year, each prepared by an independent certified public accountant reasonably acceptable to the Administrative Agent, in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and each accompanied by a report thereon by such certified public accountant containing an opinion that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by such the Borrower or its Subsidiaries not in accordance with GAAP; provided that the financial statements required to be delivered pursuant to this Section 6.1(b) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which the such information has been posted on the Borrower’s website on the Internet at http://www.swisherhygiene.com, at www.sec.gov/edgar/searchedgar/webusers.htm or at another website identified in a written notice to the Administrative Agent by the Borrower; and
     (c) Concurrently with the delivery of the financial statements described in subsections (a) and (b) above, a Compliance Certificate with respect to the period covered by the financial statements being delivered thereunder together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Article VII as of the last day of the period covered by such financial statements, executed by the chief executive officer or chief financial officer of the Borrower.

     6.2 Other Business and Financial Information. The Borrower will deliver to the Administrative Agent and each Lender:
     (a) promptly after a Responsible Officer’s learning thereof, (i) the commencement of any material litigation affecting the Borrower or any of its Subsidiaries, or any of their respective assets, whether or not the claim is considered by the Borrower or any of its Subsidiaries, as applicable, to be covered by insurance, and (ii) the institution of any material administrative proceeding, that in the case of either clause (i) or (ii), would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect if decided adversely to the Borrower or its Subsidiaries;
     (b) As soon as available, but in any event no later than 90 days following the commencement of each fiscal year, beginning with the 2011 fiscal year, a consolidated operating budget for the Borrower and its Subsidiaries for such fiscal year (prepared on a quarterly basis), consisting of a consolidated balance sheet and consolidated statements of income and cash flows, together with a certificate of a Financial Officer of the Borrower to the effect that such budget has been prepared in good faith and is a reasonable estimate of the financial position and results of operations of the Borrower and its Subsidiaries for the period covered thereby; and as soon as available from time to time thereafter, any modifications or revisions to or restatements of such budget;
     (c) Promptly upon receipt thereof, a copy of the final “management letter” submitted to any Credit Party by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from such Credit Party in respect thereof;
     (d) immediately after a Responsible Officer’s learning thereof, the occurrence of any Casualty Event in excess of $1,000,000;
     (e) at least 10 days prior thereto, the relocation of the chief executive office or corporate headquarters of the Borrower;
     (f) promptly after a Responsible Officer’s learning thereof, any labor dispute to which the Borrower or any of its Subsidiaries, may become a party, or any strike or walkout relating to any of their plants or other facilities, in either case that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and the expiration of any material labor contract to which the Borrower or any of its Subsidiaries, is a party or by which any of them is bound;
     (g) promptly after the occurrence thereof, any default by any obligor under any note or other evidence of Indebtedness payable to the Borrower or any of its Subsidiaries, exceeding $1,000,000;
     (h) promptly after the rendition thereof, any judgment in an amount exceeding $1,000,000 rendered against the Borrower or any of its Subsidiaries;
     (i) promptly after a Responsible Officer’s learning thereof, with respect to the Borrower or any of its Subsidiaries, taken as a whole, any material (i) Environmental Liability, (ii) pending or threatened in writing judicial or administrative proceeding arising from or in any way associated with any Environmental Law, (iii) written notice from any Governmental Authority, or by any other Person, of possible or alleged noncompliance with or liability under any Environmental Law and any investigations concerning any violation of any Environmental Law, (iv) judgment, decree, order or written agreement with a Governmental Authority or other entity arising from or in any way associated with any Environmental Law, in each case at, on, in, under or in any way affecting the Realty and all facts, events, or conditions that could lead to any of the foregoing;

     (j) promptly after a Responsible Officer’s learning thereof, the occurrence of any ERISA Event resulting in a liability in excess of $500,000, together with (x) a written statement of a Responsible Officer of the Borrower specifying the details of such ERISA Event and the action that the applicable Credit Party has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to any Credit Party or an ERISA Affiliate with respect to such ERISA Event; and
     (k) promptly after a Responsible Officer’s learning thereof , the occurrence of any material default under, or any proposed or threatened in writing termination or cancellation of, any Material Contract or other material contract or agreement to which any Credit Party is a party, the default under or termination or cancellation of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
     (l) Promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that the Borrower shall send or make available generally to its shareholders, (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that any Credit Party shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, and (iii) all press releases and other statements made available generally by any Credit Party to the public concerning material developments in the business of the Credit Parties; provided that the items required to be delivered pursuant to this Section may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which the such information has been posted on the Borrower’s website on the Internet at http://www.swisherhygiene.com, at www.sec.gov/edgar/searchedgar/webusers.htm or at another website identified in a written notice to the Administrative Agent by the Borrower;
     (m) promptly, but in any event within five Business Days after the Borrower becomes aware of the occurrence of any Default or Event of Default.
     (n) any other matter or event that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, together with a written statement of a Responsible Officer of the Borrower setting forth the nature and period of existence thereof and the action that the affected Credit Parties have taken and propose to take with respect thereto; and
     (o) as promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of any Credit Party as the Administrative Agent or any Lender may from time to time reasonably request.
     6.3 Existence; Franchises; Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, (i) except as expressly permitted otherwise by Section 8.1, maintain and preserve in full force and effect its legal existence, its good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, (except in the case of the good standing of any Subsidiary that is not a Material Subsidiary, as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect), and its qualification to do business in every other jurisdiction where the nature of its business or its properties makes such qualification necessary (except where the failure to be so qualified or licensed would not have, individually or in the aggregate, a Material Adverse Effect), (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) keep all material properties that are material to the Borrower and its Subsidiaries, taken as a whole, in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of the Borrower, are no longer useful or desirable in the conduct of the business of the Credit Parties.
     6.4 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     6.5 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, (i) pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination, grace and notice provisions), except to the extent failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, in the case of any such tax, assessment, charge, levy or claims, if unpaid, would become a Lien (other than a Permitted Lien) upon any of the properties of any Credit Party; provided, however, that no Credit Party shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which such Credit Party is maintaining adequate reserves with respect thereto in accordance with GAAP.
     6.6 Maintenance of Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Administrative Agent or any Lender to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and directors and, upon notice to the Borrower, the independent public accountants of the Borrower and its Subsidiaries (and by this provision the Borrower authorizes such accountants to discuss the finances and affairs of the Borrower and its Subsidiaries), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested.
     6.7 Insurance.
     (a) The Borrower will, and will cause each of its Subsidiaries to, (i) maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated, and (ii) deliver certificates of such insurance to the Administrative Agent with standard loss payable endorsements naming the Administrative Agent as loss payee (on property and casualty policies) and additional insured (on liability policies) as its interests may appear. Each such policy of insurance shall contain a clause requiring the insurer to give not less than 30 days’ prior written notice to the Administrative Agent before any cancellation of the policies for any reason whatsoever (other than non-payment of premium, which notice shall be given not less than 10 days prior to cancellation therefor) and shall provide that any loss shall be payable in accordance with the terms thereof notwithstanding any act of any Credit Party that might result in the forfeiture of such insurance.

     (b) The Borrower will, and will cause each of its Subsidiaries to, direct all insurers under policies of property and casualty insurance on the Collateral to pay all proceeds payable thereunder directly to the Administrative Agent (other than in respect of any Casualty Event, the Net Cash Proceeds of which are less than $1,000,000). The Administrative Agent shall hold all such proceeds for the account of the Credit Parties. So long as no Event of Default has occurred and is continuing, and subject to Section 2.6(c), the Administrative Agent shall, at the Borrower’s request, disburse such proceeds as payment for the purpose of replacing or repairing destroyed or damaged assets, as and when required to be paid and upon presentation of evidence satisfactory to the Administrative Agent of such required payments and such other documents as the Administrative Agent may reasonably request. As and to the extent required by Section 2.6(c), and upon and during the continuance of an Event of Default, the Administrative Agent shall apply such proceeds as a prepayment of the Loans in the order and manner provided in Section 2.6(e).
     6.8 Name Change. The Borrower shall notify the Administrative Agent at least fifteen (15) days prior to the effective date of any change of its name or the name of any of its Subsidiaries, and prior to such effective date, the Borrower or such Person shall have executed any required amended or new UCC financing statements and other documents necessary to maintain and continue the perfected security interests of the Administrative Agent, for the benefit of the Lenders, in all of its collateral and shall have taken such other actions and executed such documents as the Administrative Agent shall reasonably require.
     6.9 Permitted Acquisitions. In addition to the requirements contained in the definition of Permitted Acquisition and in the other applicable terms and conditions of this Agreement, the Borrower shall, with respect to any Permitted Acquisition, comply with, and cause each other applicable Credit Party to comply with, the following covenants:
     (a) Not less than seven Business Days prior to the consummation of any Permitted Acquisition (or within 5 days of the end of each fiscal quarter, for any Permitted Acquisition consummated in such quarter that included an Acquisition Amount of less than $5,000,000 but more than $1,000,000), the Borrower shall have delivered to the Administrative Agent the following (provided that such deliveries shall not be required with respect to any Acquisition that includes an Acquisition Amount of less than $1,000,000):
     (i) a certificate (which for quarterly reporting for Permitted Acquisitions that include an Acquisition Amount of less than $5,000,000 but more than $1,000,000, may be in summary form with all other such Permitted Acquisitions), in form and substance reasonably satisfactory to the Administrative Agent, executed by a Financial Officer of the Borrower setting forth the Acquisition Amount (including a good faith calculation of any Contingent Purchase Price Obligations) and further to the effect that, to the best of such Financial Officer’s knowledge, (w) the consummation of such Permitted Acquisition will not result (or has not resulted) in a violation of any provision of this Section 6.9 or any other provision of this Agreement, (x) the requirements set forth in clause (vi) of the definition of “Permitted Acquisition” will be satisfied (with such covenant calculations to be attached to the certificate using the Covenant Compliance Worksheet), (y) the Borrower believes in good faith that it will continue to comply with such financial covenants for a period of one year following the date of the consummation of such Permitted Acquisition, and (z) after giving effect to such Permitted Acquisition and any Borrowings in connection therewith, the Borrower believes in good faith that it will have sufficient availability under the Commitments to meet its ongoing working capital requirements;
     (b) At the request of the Administrative Agent, the Borrower shall also promptly provide the Administrative Agent and the other Lenders such additional information regarding the Permitted

Acquisition as reasonably requested by the Administrative Agent or any Lender, including without limitation the following:
     (i) a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment) and of each Person or business that is the subject of such Permitted Acquisition (each, a “Target”);
     (ii) drafts of the final operative documents related to such Acquisition; and
     (iii) audited historical financial statements of the Target for the two most recent fiscal years available, prepared by a firm of independent certified public accountants reasonably acceptable to the Administrative Agent, and (if available) unaudited financial statements for any interim periods since the most recent fiscal year-end, in each case, if available, and if not available, the highest quality financial statements or financial data available to the Borrower;
     (c) Upon the request of the Administrative Agent or any Lender, the Borrower will deliver to the Administrative Agent or such Lender true and correct copies of the fully executed acquisition agreement (including schedules and exhibits thereto) and other material documents and closing papers delivered in connection therewith.
     (d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that (except as shall have been approved in writing by the Required Lenders) all conditions thereto set forth in this Section 6.9 and in the description furnished under Section 6.9(a)(i) have been satisfied, that the same is permitted in accordance with the terms of this Agreement, and that the matters certified to by the Financial Officer of the Borrower in the certificate referred to in Section 6.9(a)(i) are, to the best of such Financial Officer’s knowledge, true and correct in all material respects as of the date such certificate is given, which representation and warranty shall be deemed to be a representation and warranty as of the date thereof for all purposes hereunder, including, without limitation, for purposes of Sections 4.2 and 9.1.
     6.10 Creation or Acquisition of Subsidiaries. Subject to the provisions of Section 6.9, the Borrower may from time to time create or acquire new Subsidiaries in connection with Permitted Acquisitions or otherwise, and the Subsidiaries of the Borrower may create or acquire new Subsidiaries, provided that:
     (a) Concurrently with (and in any event within 15 Business Days after) the creation or direct or indirect acquisition by the Borrower thereof, (i) each such new Subsidiary will execute and deliver to the Administrative Agent (A) a joinder to the Guaranty, pursuant to which such new Subsidiary shall become a guarantor thereunder and shall guarantee the payment in full of the Obligations of the Borrower under this Agreement and the other Credit Documents, (B) a joinder to the Security Agreement, pursuant to which such new Subsidiary shall become a party thereto and shall grant to the Administrative Agent a first priority Lien upon and security interest in its accounts receivable, inventory, equipment, general intangibles and other personal property as Collateral for its obligations under the Guaranty, subject only to Permitted Liens, and (C) unless the Administrative Agent agrees otherwise in writing, a Mortgage with respect to any owned or leased interests of such new Subsidiary in real property with a value in excess of $1,000,000 and the Borrower will, or will cause the parent Subsidiary that owns the Capital Stock of such new Subsidiary to, execute and deliver to the Administrative Agent an amendment or supplement to the Security Agreement pursuant to which all of the Capital Stock of such new Subsidiary shall be pledged to the Administrative Agent, together with the certificates evidencing such Capital Stock and undated stock powers duly executed in blank;

     (b) Concurrently with (and in any event within 15 Business Days after) the creation or acquisition of any new Subsidiary, the Borrower will deliver to the Administrative Agent:
     (i) if such Subsidiary, after giving effect to any Permitted Acquisition contemplated in connection with such Subsidiary, is reasonably expected to have Consolidated EBITDA in excess of $5,000,000 for the following 12 months, a written legal opinion of counsel to such Subsidiary addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, which shall cover such matters relating to such Subsidiary and the creation or acquisition thereof incident to the transactions contemplated by this Agreement and this Section 6.10 and the other Credit Documents as set forth in the legal opinion of counsel delivered to the Administrative Agent and the Lenders on the Closing Date;
     (ii) (A) a copy of the certificate of incorporation (or other charter documents) of such Subsidiary, certified as of a date that is reasonably acceptable to the Administrative Agent by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Subsidiary, (B) a copy of the bylaws or similar organizational document of such Subsidiary, certified on behalf of such Subsidiary as of a date that is reasonably acceptable to the Administrative Agent by the corporate secretary or assistant secretary of such Subsidiary, (C) an original certificate of good standing for such Subsidiary issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Subsidiary and (D) copies of the resolutions of the board of directors and, if required, stockholders or other equity owners of such Subsidiary authorizing the execution, delivery and performance of the agreements, documents and instruments executed pursuant to Section 6.10(a), certified on behalf of such Subsidiary by an Authorized Officer of such Subsidiary, all in form and substance reasonably satisfactory to the Administrative Agent;
     (iii) a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed against such Subsidiary in each jurisdiction in which such Subsidiary is incorporated or organized and has a principal place of business, which report shall show no Liens on its assets (other than Permitted Liens);
     (iv) a certificate of the secretary or an assistant secretary of such Subsidiary as to the incumbency and signature of the officers executing agreements, documents and instruments executed pursuant to Section 6.10(a);
     (v) a certificate as to the solvency of such Subsidiary, addressed to the Administrative Agent and the Lenders, dated as of the date of creation or acquisition of such Subsidiary and in form and substance reasonably satisfactory to the Administrative Agent;
     (vi) evidence satisfactory to the Administrative Agent that no Default or Event of Default shall exist immediately before or after the creation or acquisition of such Subsidiary or be caused thereby; and
     (vii) a certificate executed by an Authorized Officer of each of the Borrower and such Subsidiary, which shall constitute a representation and warranty by the Borrower and such Subsidiary as of the date of the creation or acquisition of such Subsidiary that all conditions contained in this Agreement to such creation or acquisition have been satisfied, in form and substance reasonably satisfactory to the Administrative Agent;

     (c) As promptly as reasonably possible, the Borrower and its Subsidiaries will deliver any such other documents, certificates and opinions, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent or the Required Lenders may reasonably request in connection therewith and will take such other action as the Administrative Agent may reasonably request to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected security interest in the Collateral being pledged pursuant to the documents described above; and
     (d) Notwithstanding the foregoing provisions of this Section 6.10, with respect to any Foreign Subsidiary, (i) the Capital Stock of such Foreign Subsidiary will not be required to be pledged to the extent (but only to the extent) that (y) such Foreign Subsidiary is a Subsidiary of a Foreign Subsidiary or (z) such pledge exceeds 65% of the voting Capital Stock of such Foreign Subsidiary, unless and to the extent that the pledge of greater than 65% of the voting Capital Stock of such Foreign Subsidiary would not cause any adverse tax consequences to the Borrower, and (ii) such Foreign Subsidiary will not be required to become a Subsidiary Guarantor if doing so would cause any adverse tax consequences to the Borrower, determined by whether the execution of the Guaranty by such Foreign Subsidiary would constitute an investment of earnings in United States property under Section 956 (or any successor statute) of the Code which would trigger an increase in the gross income of the Borrower pursuant to Section 951 (or any successor provision) of the Code without corresponding credits or other offsets.
     (e) Notwithstanding the foregoing, for any Subsidiary created for the sole purpose of making a Permitted Acquisition and so long as such Subsidiary has no assets, the Borrower shall not be required to comply with this Section 6.10 until the consummation of such Permitted Acquisition.
     6.11 Banking Relationship. The Borrower and each of its Subsidiaries shall maintain a significant operating relationship with Wells Fargo during the period for which any Loans or the Commitment is outstanding, including without limitation, maintaining its primary depository account, cash management and lockbox services with Wells Fargo.
     6.12 Additional Security. The Borrower will, and will cause each of its Subsidiaries to, grant to the Administrative Agent, for the benefit of the Lenders, from time to time security interests, mortgages and other Liens in and upon such of its assets and properties as are not covered by the Security Documents executed and delivered on the Closing Date or pursuant to Section 6.10 (including, without limitation and within 30 Business Days after any acquisition of any fee or leasehold interest in any real property value in excess of $1,000,000 by any Credit Party other than a Foreign Subsidiary, a Mortgage with respect thereto, unless the Administrative Agent agrees otherwise in writing), and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders, but subject to the proviso at the end of Section 6.10. Such security interests, mortgages and Liens shall be granted pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and shall constitute valid and perfected security interests and Liens, subject to no Liens other than Permitted Liens. Without limitation of the foregoing, in connection with the grant of any Mortgage, the Borrower will, and will cause each applicable Subsidiary to, at the Borrower’s expense, prepare, obtain and deliver to the Administrative Agent any environmental assessments, appraisals, surveys, title insurance and other matters or documents as the Administrative Agent may reasonably request or as may be required under applicable banking laws and regulations.
     6.13 Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, (i) comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental

Laws, except to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings or to the extent the failure to conduct or complete any of the foregoing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     6.14 OFAC, PATRIOT Act Compliance. The Borrower will, and will cause each of its Subsidiaries to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.
     6.15 Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Administrative Agent or the Required Lenders to perfect and maintain the validity and priority of the Liens granted pursuant to the Security Documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Credit Documents.
     6.16 Landlord Agreements. The Borrower shall, and shall cause its Subsidiaries to, use its best efforts to deliver to the Administrative Agent within 120 days of the Closing Date, a landlord waiver for the Borrower’s chief executive office and each parcel of leased Realty that holds Collateral (other than fixtures) with an aggregate book value in excess of $1,000,000, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.
     6.17 Delivery of Certain Certificates representing Capital Stock. Within 120 days of the Closing Date, the Borrower shall have delivered to the Administrative Agent certificates evidencing 65% the Capital Stock of any Foreign Subsidiaries formed under the laws of Canada and undated assignments separate from certificate for any such certificate, duly executed in blank; and in connection with the pledged Capital Stock of any Foreign Subsidiary, and such foreign pledge agreements, instruments and other documents as shall, in the reasonable judgment of the Administrative Agent, be required or advisable under applicable foreign Requirements of Law in order to effect such pledge.
     6.18 Certain Consents. Within 90 days of the Closing Date, the Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that the consents to be obtained in connection with the acquisition by the Borrower of Choice Environmental Services, Inc. and its Subsidiaries, from Highlands County and Lee County have been obtained, unless such failure to obtain could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
ARTICLE VII
FINANCIAL COVENANTS
     The Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder:
     7.1 Senior Net Leverage Ratio. The Borrower will not permit the Senior Net Leverage Ratio, at any time during the periods set forth below, to be greater than the ratio set forth below opposite the such period:

Maximum Senior
Period	Net Leverage Ratio
fiscal quarter ending March 31, 2011 through the fiscal quarter ending December 31, 2011	4.25:1.0
fiscal quarter ending March 31, 2012 through the fiscal quarter ending September 30, 2012	4.00:1.0
fiscal quarter ending December 31, 2012 and thereafter	3.75:1.0
; provided that as of August 1, 2012, the foregoing covenant shall be deleted in its entirety and replaced with the following: The Borrower will not permit the Senior Leverage Ratio, at any time during the periods set forth below, to be greater than the ratio set forth below opposite the such period:

Maximum Senior
Period	Leverage Ratio
fiscal quarter ending September 30, 2012	4.00:1.0
fiscal quarter ending December 31, 2012 and thereafter	3.75:1.0
; provided further, that, notwithstanding the foregoing, following a Specified Availability Increase, the foregoing covenant shall be deleted in its entirety and replaced with the following: The Borrower will not permit the Senior Leverage Ratio, at any time during the periods set forth below, to be greater than the ratio set forth below opposite the such period:

Maximum Senior
Period	Leverage Ratio
From the fiscal quarter in which the Specified Availability Increase occurs through the two subsequent fiscal quarters	4.00:1.0
Thereafter	3.75:1.0
Notwithstanding anything to the contrary herein, in no event shall a revision of the financial covenant in this Section 7.1 following a Specified Availability Increase result in a higher maximum Senior Leverage Ratio at any time following such Specified Availability Increase than the maximum Senior Net Leverage Ratio or maximum Senior Leverage Ratio, as applicable, that would have otherwise been applicable absent the occurrence of such Specified Availability Increase.

     7.2 Total Net Leverage Ratio. The Borrower will not permit the Total Net Leverage Ratio, at any time during the periods set forth below, to be greater than the ratio set forth below opposite such period:

Maximum Total
Period	Net Leverage Ratio
fiscal quarter ending March 31, 2011 through the fiscal quarter ending December 31, 2011	5.00:1.0
fiscal quarter ending March 31, 2012 through the fiscal quarter ending September 30, 2012	4.75:1.0
fiscal quarter ending December 31, 2012 and thereafter	4.5:1.0
; provided that as of August 1, 2012, the foregoing covenant shall be deleted in its entirety and replaced with the following: The Borrower will not permit the Total Leverage Ratio, at any time during the periods set forth below, to be greater than the ratio set forth below opposite the such period:

Maximum Total
Period	Leverage Ratio
fiscal quarter ending September 30, 2012	4.75:1.0
fiscal quarter ending December 31, 2012 and thereafter	4.5:1.0
; provided that, notwithstanding the foregoing, following a Specified Availability Increase, the foregoing covenant shall be deleted in its entirety and replaced with the following: The Borrower will not permit the Total Leverage Ratio, at any time during the periods set forth below, to be greater than the ratio set forth below opposite the such period:

Maximum Total
Period	Leverage Ratio
From the fiscal quarter in which the Specified Availability Increase occurs through the two subsequent fiscal quarters	4.75:1.0
Thereafter	4.5:1.0
Notwithstanding anything to the contrary herein, in no event shall a revision of the financial covenant in this Section 7.2 following a Specified Availability Increase result in a higher maximum Total Leverage Ratio at any time following such Specified Availability Increase than the maximum Total Net Leverage Ratio or maximum Total Leverage Ratio, as applicable, that would have otherwise been applicable absent the occurrence of such Specified Availability Increase.

     7.3 Consolidated EBITDA. The Borrower will not permit Consolidated EBITDA for any Reference Period ending as of the last day of any fiscal quarter to be less than the amount set forth below opposite such fiscal quarter (or opposite the period that includes such fiscal quarter):

Minimum Consolidated
Period	EBITDA
fiscal quarter ending March 31, 2011	$4,000,000
fiscal quarter ending June 30, 2011	$7,000,000
fiscal quarter ending September 30, 2011	$12,000,000
fiscal quarter ending December 31, 2011	$18,000,000
fiscal quarter ending March 31, 2012 and each fiscal quarter thereafter	$22,500,000
; provided that following a Specified Availability Increase, the foregoing covenant shall be deleted in its entirety and replaced with the following: The Borrower will not permit Consolidated EBITDA for any Reference Period ending as of the last day of any fiscal quarter to be less than 22,500,000.
     7.4 Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than the ratio set forth below opposite such fiscal quarter (or opposite the period that includes such fiscal quarter):

Minimum Fixed
Coverage Charge
Period	Ratio
fiscal quarter ending September 30, 2011 through the fiscal quarter ending December 31, 2011	1.25:1.0
fiscal quarter ending March 31, 2012 and thereafter	1.50:1.0
     7.5 Unencumbered Liquidity to Current Maturity of Convertible Seller Notes. The Borrower will not permit the ratio of (i) Unencumbered Liquidity as of the last day of any fiscal quarter to (ii) the aggregate of all scheduled payments on Convertible Seller Notes scheduled to be made in the next 6 months following such day, to be less than the 1.0 to 1.0.
     7.6 Minimum Unencumbered Liquidity. The Borrower will not permit, at any time, Unencumbered Liquidity to be less than 15,000,000; provided that following a Specified Availability Increase, the Borrower will not permit, at any time, Unencumbered Liquidity to be less than 20,000,000.

ARTICLE VIII
NEGATIVE COVENANTS
     The Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder:
     8.1 Merger; Consolidation. The Borrower will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that:
     (i) any Subsidiary of the Borrower may merge or consolidate with, or be liquidated into, (y) the Borrower (so long as the Borrower is the surviving or continuing entity) or (z) any other Subsidiary of the Borrower, (subject to the limitations on outstanding Investments in non-Wholly Owned Subsidiaries and so long as, if either constituent entity is a Subsidiary Guarantor, the surviving or continuing entity is a Subsidiary Guarantor), in each case, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;
     (ii) any Subsidiary of the Borrower may merge or consolidate with another Person (other than another Credit Party and subject to the limitations on outstanding Investments in non-Wholly Owned Subsidiaries), so long as (x) if such Subsidiary is a Subsidiary Guarantor, the surviving entity is a Subsidiary Guarantor, (y) such merger or consolidation constitutes a Permitted Acquisition and the applicable conditions and requirements of Sections 6.9 and 6.10 are satisfied, and (z) no Default or Event of Default has occurred and is continuing or would result therefrom;
     (iii) the Borrower may merge or consolidate with another Person (other than another Credit Party), so long as (x) the Borrower is the surviving entity, (y) such merger or consolidation constitutes a Permitted Acquisition and the applicable conditions and requirements of Sections 6.9 and 6.10 are satisfied, and (z) no Default or Event of Default has occurred and is continuing or would result therefrom; and
     (iv) to the extent not otherwise permitted under the foregoing clauses, (i) any Subsidiary that has sold, transferred or otherwise disposed of all or substantially all of its assets in connection with an Asset Disposition permitted under this Agreement and no longer conducts any active trade or business may be liquidated, wound up and dissolved, (ii) any Subsidiary that is not a Material Subsidiary may be liquidated, wound up and dissolved at any time, in each case so long as no Default or Event of Default has occurred and is continuing or would result therefrom.
     8.2 Indebtedness. The Borrower will not, and will not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, without the consent of the Required Lenders, other than (without duplication):
     (i) Indebtedness of the Credit Parties in favor of the Administrative Agent and the Lenders incurred under this Agreement and the other Credit Documents;
     (ii) Indebtedness of the Borrower and its Subsidiaries consisting of seller notes (including Convertible Seller Notes and Contingent Purchase Price Obligations) in connection with (x) Permitted Acquisitions and (y) acquisitions consummated prior to the Closing Date, and including, without duplication, any standby letter of credit obligations of the Borrower and its Subsidiaries in respect of letters of credit issued on behalf of the Borrower and its Subsidiaries to provide support for such seller notes, provided that Borrower shall promptly deliver to the Administrative Agent an updated schedule of such Indebtedness upon the reasonable request of the Administrative Agent;
     (iii) Indebtedness of the Borrower and its Subsidiaries in favor of California First Leasing Corporation with respect to the lease of, or sale and leaseback with respect to, certain equipment, provided that all such Indebtedness does not exceed $500,000;
     (iv) Indebtedness of the Borrower and its Subsidiaries under Hedge Agreements entered into in connection with this Agreement or in the ordinary course of business to manage existing or anticipated interest rate or foreign currency risks and not for speculative purposes;
     (v) purchase money Indebtedness of the Borrower and its Subsidiaries incurred solely to finance the acquisition, construction or improvement of any equipment, real property or other fixed assets in the ordinary course of business (or assumed or acquired by the Borrower and its Subsidiaries in connection with a Permitted Acquisition or other transaction permitted under this Agreement), (but excluding Capital Lease Obligations), and any renewals, replacements, refinancings or extensions thereof, provided that all such Indebtedness shall not exceed $2,500,000 in aggregate principal amount outstanding at any one time;
     (vi) Capital Lease Obligations (including resulting from sale-leaseback transactions and other lease programs with respect to trucks or other equipment of the Borrower and its Subsidiaries) in an amount not to exceed $10,000,000 outstanding at any time; provided that following a Specified Availability Increase, such Indebtedness shall not exceed $20,000,000;
     (vii) unsecured loans and advances (A) by the Borrower or any Subsidiary to any Subsidiary Guarantor, (B) by any Subsidiary to the Borrower, provided in each case that any such loan or advance is subordinated in right and time of payment to the Obligations and is evidenced by a promissory note, in form and substance reasonably satisfactory to the Administrative Agent and pledged to the Administrative Agent pursuant to the Security Documents;
     (viii) Indebtedness consisting of Guaranty Obligations of the Borrower or any of its Subsidiaries incurred in the ordinary course of business for the benefit of the Borrower or a Subsidiary Guarantor, provided that the primary obligation being guaranteed is permitted by this Agreement;
     (ix) Guaranty Obligations of customers of the Borrower and its Subsidiaries outside of the ordinary course of business in connection with its customer financing program, the underlying obligations of which do not exceed $2,500,000 outstanding at any time;
     (x) notwithstanding subsection (v) above, purchase money Indebtedness of the Borrower or its subsidiaries incurred in order to continue to develop its technology platform, in an amount not to exceed $2,500,000;
     (xi) Indebtedness of the Borrower and its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of            business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

     (xii) Indebtedness existing as of the date hereof to Royal Palm Mortgage Group LLC pursuant to the promissory note executed by Swisher International Inc. dated as of August 9, 2010;
     (xiii) Indebtedness that may be deemed to exist pursuant to any performance bond, surety, statutory appeal or similar obligation entered into or incurred by the Borrower or any of its Subsidiaries in the ordinary course of business; and
     (xiv) other general unsecured Indebtedness not to exceed $500,000 in the aggregate outstanding at any time.
     8.3 Liens. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, or agree to do any of the foregoing, other than the following (collectively, “Permitted Liens”):
     (i) Liens in favor of the Administrative Agent and the Lenders created by or otherwise existing under or in connection with this Agreement and the other Credit Documents;
     (ii) Liens in existence on the Closing Date and set forth on Schedule 8.3, and any extensions, renewals or replacements thereof; provided that any such extension, renewal or replacement Lien shall be limited to all or a part of the property that secured the Lien so extended, renewed or replaced (plus any improvements on such property) and shall secure only those obligations that it secures on the date hereof (and any renewals, replacements, refinancings or extensions of such obligations that do not increase the outstanding principal amount thereof);
     (iii) Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than 30 days (or the underlying obligations of which do not exceed $250,000) or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);
     (iv) Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 9.1(j)) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, public or statutory obligations, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business provided that all such liens in the aggregate have no reasonable likelihood of causing a Material Adverse Effect;
     (v) Liens for current taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any material penalty or that are being contested in good faith and with due diligence by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP (if so required), provided that all such liens in the aggregate have no reasonable likelihood of causing a Material Adverse Effect;

     (vi) Liens of judgments, execution, attachment or similar process which will not result or have not yet resulted in the occurrence of an Event of Default as set forth in Section 9.1(h) hereof;
     (vii) with respect to any Realty occupied by the Borrower or any of its Subsidiaries, (a) all easements, rights of way, reservations, licenses, encroachments, variations and similar restrictions, charges and encumbrances on title that do not secure monetary obligations and do not materially impair the use of such property for its intended purposes or the value thereof, and (b) any other Lien or exception to coverage described in mortgagee policies of title insurance issued in favor of and accepted by the Administrative Agent;
     (viii) Liens securing the purchase money Indebtedness permitted under Section 8.2(v), provided that (x) any such Lien shall attach to the property being acquired, constructed or improved with such Indebtedness concurrently with or within 90 days after the acquisition (or completion of construction or improvement) or the refinancing thereof by the Borrower or such Subsidiary, (y) the amount of the Indebtedness secured by such Lien shall not exceed 100% of the cost to the Borrower or such Subsidiary of acquiring, constructing or improving the property and any other assets then being financed solely by the same financing source, and (z) any such Lien shall not encumber any other property of the Borrower or any of its Subsidiaries except assets then being financed solely by the same financing source;
     (ix) Liens of California First Leasing Corporation with respect to the certain equipment leased therefrom and securing the Indebtedness permitted under Section 8.2(iii);
     (x) Liens arising from the filing (for notice purposes only) of UCC-1 financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) in respect of true leases otherwise permitted hereunder;
     (xi) Liens securing the Indebtedness permitted under Section 8.2(ii) with respect to the assets of the franchise or other entity or business acquired thereby; provided that the Indebtedness giving rise to such Liens on accounts and inventory shall not exceed $2,500,000 at any time without the prior written consent of the Required Lenders (not to be unreasonably withheld, delayed or conditioned); provided further that all such Liens (and the underlying Indebtedness) shall be subordinated to the Liens in favor of the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent; and provided further that Borrower shall promptly deliver to the Administrative Agent an updated schedule of such Liens upon the reasonable request of the Administrative Agent; and
     (xii) other Liens securing obligations of the Borrower and its Subsidiaries not exceeding $1,000,000 in aggregate principal amount outstanding at any time.
     8.4 Asset Dispositions. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make or agree to make any Asset Disposition except for:
     (i) the sale or other disposition of inventory and Cash Equivalents in the ordinary course of business, the sale, discount or write-off of past due or impaired accounts receivable for collection purposes (but not for factoring, securitization or other financing purposes unless otherwise permitted hereunder), and the termination or unwinding of Hedge Agreements permitted hereunder;
     (ii) the sale or other disposition of assets pursuant to any Casualty Event,;

     (iii) the sale, lease or other disposition of assets by the Borrower or any Subsidiary of the Borrower to the Borrower or to a Subsidiary Guarantor, in each case so long as no Event of Default shall have occurred and be continuing or would result therefrom;
     (iv) the sale, exchange or other disposition in the ordinary course of business of equipment or other assets that are obsolete or no longer necessary for the operations of the Borrower and its Subsidiaries with an aggregate net book value on such Person’s balance sheet of no more than $2,000,000 per year (and an individual net book value for any single piece of such equipment or asset not to exceed $300,000);
     (v) Equity Issuances;
     (vi) dividends permitted under Section 8.6; and
     (vii) the sale of all or any portion of any franchisee or complementary business for fair value so long as the proceeds of all such sales do not exceed the lesser of $5,000,000 so long as such businesses, in the aggregate, do not represent greater the 5% of the revenues of the Borrower and its Subsidiaries for the prior 12 month period.
     8.5 Restricted Investments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, without the consent of the Required Lenders, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person (including pursuant to an Acquisition), or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, “Investments”), or make a commitment or otherwise agree to do any of the foregoing, other than:
     (i) Investments consisting of Cash Equivalents;
     (ii) Investments consisting of the extension of trade credit, the creation of prepaid expenses, the purchase of inventory, supplies, equipment and other assets, and advances to employees, in each case by the Borrower and its Subsidiaries in the ordinary course of business;
     (iii) Investments (including equity securities and debt obligations) of the Borrower and its Subsidiaries received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
     (iv) without duplication, Investments consisting of intercompany Indebtedness permitted under Section 8.2(vii);
     (v) Investments of the Borrower under Hedge Agreements entered into in connection with this Agreement or in the ordinary course of business to manage existing or anticipated interest rate or foreign currency risks and not for speculative purposes;
     (vi) Investments in Subsidiaries organized under the laws of one of the United States, provided the Borrower and its Subsidiaries, as applicable, comply with the applicable terms of Section 6.10;

     (vii) Investments of the Borrower and its Subsidiaries in Foreign Subsidiaries organized under the laws of Canada made prior to the Closing Date
     (viii) Investments in connection with the creation (but not acquisition) of new Foreign Subsidiaries organized under the laws of Canada or new Investments in such Subsidiaries existing as of the Closing Date, provided that in no event shall such Investments, together with all Investments, when added to the Acquisition Amounts for all Permitted Acquisitions involving the Capital Stock of Foreign Subsidiaries organized under the laws of Canada permitted under clause (vii) of the definition of Permitted Acquisitions, shall not exceed an aggregate amount of $7,500,000 at any time outstanding;
     (ix) Investments in connection with the creation (but not acquisition) of new Subsidiaries organized under the laws of a jurisdiction outside of the United States (other than Canada) and Investments made prior to the Closing Date and new Investment in Subsidiaries existing as of the Closing Date and organized under the laws of a jurisdiction outside of the United States (other than Canada); provided that in no event shall such Investments, when added to the Acquisition Amounts for all Permitted Acquisitions involving the Capital Stock of Foreign Subsidiaries organized under the laws of a jurisdiction outside of the United States (other than Canada) permitted under clause (vii) of the definition of Permitted Acquisitions, exceed an aggregate of $15,000,000 at any time outstanding for all such Investments;
     (x) Permitted Acquisitions;
     (xi) Investments in non-Wholly Owned Subsidiaries; provided that in no event shall such Investments outstanding at any time exceed an aggregate amount of $5,000,000;
     (xii) Investments consisting of loans and advances to employees, officers and directors for the payment of travel or other reasonable expenses in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding;
     (xiii) Investments in certain customers of the Borrower and its Subsidiaries in connection with the customer financing program of the Borrower and its Subsidiaries provided that in no event shall such investments exceed an aggregate amount of $5,000,000 outstanding at any time; and
     (xiv) other Investments of the Borrower and its Subsidiaries not otherwise permitted under this Section 8.5 in an aggregate amount not exceeding $5,000,000 at any time outstanding for all such Investments, provided that immediately after giving pro forma effect to such Investment (and the incurrence of any Indebtedness in connection therewith), the Borrower is in compliance with the financial covenants set forth in Article VI for the fiscal quarter most recently ended for which financial statements are required to have been delivered under Section 6.1(a) or 6.1(b).
     8.6 Restricted Payments.
     (a) The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or set aside funds for any of the foregoing, except that:

     (i) the Borrower and any of its Subsidiaries may declare and make dividend payments or other distributions on a pro rata basis payable solely in its Common Stock;
     (ii) each of the Subsidiaries of the Borrower may make payments to the Borrower and its Subsidiaries for its proportionate share of the tax liability of the affiliated group of entities that file consolidated federal income tax returns, provided that such payments are used to pay taxes; and
     (iii) each Subsidiary of the Borrower may declare and make dividend payments or other distributions to the Borrower or to another Subsidiary of the Borrower on a pro rata basis, in each case to the extent not prohibited under applicable Requirements of Law.
     (b) The Borrower will not, and will not permit any of its Subsidiaries to, make any payment in respect of any Contingent Purchase Price Obligations (whether or not such Contingent Purchase Price Obligations constitute Indebtedness) unless (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) immediately after giving effect to such payment, the Borrower is in compliance with the financial covenants contained in Article VII, such compliance determined with regard to calculations made on a Pro Forma Basis for the Reference Period most recently ended, calculated in accordance with GAAP as if such payment had been made on the last day of such Reference Period, and the Administrative Agent has received a certificate of a Financial Officer of the Borrower to such effect.
     8.7 Transactions with Affiliates. The Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Borrower or any of its Subsidiaries, except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than it would be obtained in a comparable arm’s length transaction with a Person other than an Affiliate of the Borrower or any of its Subsidiaries; provided, however, that nothing contained in this Section 8.7 shall prohibit:
     (i) transactions described on Schedule 8.7 (and any renewals or replacements thereof on terms not materially more disadvantageous to the applicable Credit Party) or otherwise expressly permitted under this Agreement;
     (ii) transactions among the Borrower and/or the Subsidiary Guarantors not prohibited under this Agreement (provided that such transactions shall remain subject to any other applicable limitations and restrictions set forth in this Agreement);
     (iii) transactions with franchisees or Affiliates pursuant to the reasonable requirements of the business of such franchisee or Affiliate and on terms substantially no more favorable to such franchisee or Affiliate than those that such franchisee or Affiliate would obtain in a comparable arms-length transaction with a Person not an Affiliate;
     (iv) Equity Issuances with respect to the Borrower’s Capital Stock to directors, officers and employees of the Credit Parties pursuant to employee benefit plans, employment agreements or other employment arrangements approved by the Board of Directors of the Borrower; and
     (v) the payment by the Borrower of reasonable compensation and benefits to its directors, officers and employees.

     8.8 Sale-Leaseback Transactions. Except as permitted pursuant to Section 8.2(vi), the Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed, and whether now owned or hereafter acquired) (i) that any Credit Party has sold or transferred (or is to sell or transfer) to a Person that is not a Credit Party or (ii) that any Credit Party intends to use for substantially the same purpose as any other property that, in connection with such lease, has been sold or transferred (or is to be sold or transferred) by a Credit Party to another Person that is not a Credit Party, in each case except for transactions otherwise expressly permitted under this Agreement.
     8.9 Certain Amendments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, amend, modify or waive any provision of any Material Contract, its articles or certificate of incorporation (other than the proposed amendments to the certificate of incorporation of the Borrower as described in the preliminary proxy statement filed by the Borrower on March 14, 2011) or formation, bylaws, operating agreement or other applicable formation or organizational documents, as applicable, the terms of any class or series of its Capital Stock, or any agreement among the holders of its Capital Stock or any of them, in each case other than in a manner that could not reasonably be expected to adversely affect the Lenders in any material respect (provided that the Borrower shall give the Administrative Agent and the Lenders notice of any material amendment, modification or change, together with copies thereof).
     8.10 Limitation on Certain Restrictions. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of the Credit Parties to perform and comply with their respective obligations under the Credit Documents or (b) the ability of any Subsidiary of the Borrower to make any dividend payment or other distribution in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, except (in the case of clause (b) above only) for such restrictions or encumbrances existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law, (iii) customary non-assignment provisions in leases and licenses of real or personal property entered into by the Borrower or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the assignment or transfer thereof or of property that is the subject thereof, and (iv) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale, provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement.
     8.11 No Other Negative Pledges. The Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into or suffer to exist any agreement or restriction that, directly or indirectly, prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, except for such agreements or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law, (iii) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), (iv) customary provisions in leases and licenses of real or personal property entered into by the Borrower or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the granting of Liens therein or in property that is the subject thereof, and (v) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale, provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement.

     8.12 Lines of Business. Without the prior written consent of the Required Lenders (not to be unreasonably withheld or delayed), the Borrower will not, and will not permit or cause any of its Subsidiaries to (i) engage in any business other than the business in which it is currently engaged or a business reasonably related thereto or complementary thereof, or (ii) make any material change in its business objectives. Such businesses may include, waste brokerage, food safety, pest control or prevention and related facility services including linen rental and sales.
     8.13 Fiscal Year. The Borrower will not, and will not permit or cause any of its Subsidiaries to, change its fiscal year or its method of determining fiscal quarters.
     8.14 Accounting Changes. Other than as permitted pursuant to Section 1.2, the Borrower will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP.
     8.15 Change of Control. Without the prior written consent of the Required Lenders, the Borrower will not cause, or permit to occur, a Change of Control.
ARTICLE IX
EVENTS OF DEFAULT
     9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:
     (a) The Borrower shall fail to pay when due (i) any principal of any Loan or any Reimbursement Obligations, or (ii) any interest on any Loan, any fee payable under this Agreement or any other Credit Document, or (except as provided in clause (i) above) any other Obligation (other than any Obligation under a Hedge Agreement), and (in the case of this clause (ii) only) such failure shall continue for a period of three Business Days;
     (b) The Borrower or any other Credit Party shall (i) fail to observe, perform or comply with any condition, covenant or agreement contained in any of Sections 2.14, 6.1, 6.2(n), 6.3(i), 6.9, 6.10 or in Articles VII or VIII or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in Section 6.2 (other than Section 6.2(n)) and (in the case of this clause (ii) only) such failure shall continue unremedied for a period of five Business Days after the earlier of (y) the date on which a Responsible Officer of the Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to the Borrower;
     (c) The Borrower or any other Credit Party shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in Sections 9.1(a) and 9.1(b), and such failure (i) by the express terms of such Credit Document, constitutes an Event of Default, or (ii) shall continue unremedied for any grace period specifically applicable thereto or, if no grace period is specifically applicable, for a period of 30 days after the earlier of (y) the date on which a Responsible Officer of the Borrower acquires actual knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to the Borrower; or any default or event of default shall occur under any Hedge Agreement with a notional amount in excess of $100,000 to which the Borrower and any Hedge Party are parties;
     (d) Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Credit Party in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished at any time in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the time made, deemed made or furnished;
     (e) The Borrower or any other Credit Party shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period or notice provisions) (y) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement or a Hedge Agreement) having an aggregate principal amount of at least $1,000,000 or (z) any termination or other payment under any Hedge Agreement covering a notional amount of Indebtedness of at least $1,000,000 or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with or without the giving of notice, lapse of time, or both), without regard to any subordination terms with respect thereto, such Indebtedness to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity;
     (f) The Borrower or any other Credit Party shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in Section 9.1(g), (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing;
     (g) Any involuntary petition or case shall be filed or commenced against the Borrower or any other Credit Party seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under any Debtor Relief Law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of 60 days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding, and in any such event concerning only non-Material Subsidiaries, such event reasonably could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and provided further, that no more than three such events with respect to non-Material Subsidiaries occur during the term of this Agreement;
     (h) Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (to the extent not paid or fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has the financial ability to perform and has acknowledged liability in writing) in excess of $1,000,000 shall be entered or filed against the Borrower or any other Credit Party or any of their respective properties and the same shall not be paid, dismissed, bonded, vacated, stayed or discharged within a period of 30 days or in any event later than five days prior to the date of any proposed sale of such property thereunder;
     (i) Any Security Document to which the Borrower or any other Credit Party is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give the Administrative Agent a valid and perfected security interest in and Lien upon the Collateral purported to be covered thereby, subject to no Liens other than Permitted Liens, in each case unless any such cessation occurs in accordance with the terms thereof or is due to any act or failure to act on the part of the Administrative Agent or any Lender, or the Borrower or any other Credit Party shall assert any of the foregoing; or the Guaranty shall for any reason cease to be in full force and effect as to any Guarantor, or any Guarantor or any Person acting on its behalf shall deny or disaffirm such Guarantor’s obligations thereunder;
     (j) Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events and other events or conditions then existing, any Credit Party and its ERISA Affiliates have incurred, or could reasonably be expected to incur, liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $1,000,000;
     (k) Any one or more licenses, permits, accreditations or authorizations of the Borrower or any other Credit Party shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by the Borrower or any other Credit Party to be in compliance with applicable Requirements of Law, and such action, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect;
     (l) Any one or more Environmental Claims shall have been asserted against the Borrower or any other Credit Party (or a reasonable basis shall exist therefor) or the Borrower or any other Credit Party shall have incurred or could reasonably be expected to incur liability, interruption of operations or other adverse effects as a result thereof; and such Environmental Claims, liability or other effect, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect;
     (m) There shall occur (i) any uninsured damage to, or loss, theft or destruction of, any Collateral or other assets or properties of the Credit Parties that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) any labor dispute, act of God or other casualty that has or could reasonably be expected to have a Material Adverse Effect; and
     (n) The Borrower and its Subsidiaries, taken as a whole, cease to be Solvent, or ceases to conduct its business substantially as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs.
     9.2 Remedies: Termination of Commitments, Acceleration, etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:
     (a) Declare the Commitments, the Swingline Commitment and the Issuing Lender’s obligation to issue Letters of Credit to be terminated, whereupon the same shall terminate; provided that, upon the occurrence of a Bankruptcy Event, the Commitments, the Swingline Commitment and the Issuing Lender’s obligation to issue Letters of Credit shall automatically be terminated;
     (b) Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement and the other Credit Documents (but excluding any amounts owing under any Hedge Agreement), shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower; provided that, upon the occurrence of a Bankruptcy Event, all of the outstanding principal amount of the Loans and all other amounts described in this Section 9.2(b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower;
     (c) Direct the Borrower to deposit (and the Borrower hereby agrees, forthwith upon receipt of notice of such direction from the Administrative Agent, to deposit) with the Administrative Agent from time to time such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder), such amount to be held by the Administrative Agent in the Cash Collateral Account as security for the Letter of Credit Exposure as described in Section 3.8;
     (d) Appoint or direct the appointment of a receiver for the properties and assets of the Credit Parties, both to operate and to sell such properties and assets, and the Borrower, for itself and on behalf of its Subsidiaries, hereby consents to such right and such appointment and hereby waives any objection the Borrower or any Subsidiary may have thereto or the right to have a bond or other security posted by the Administrative Agent on behalf of the Lenders, in connection therewith; and
     (e) Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.
     9.3 Remedies: Set-Off. Upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender, the Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender or the Issuing Lender, irrespective of whether or not such Lender or the Issuing Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders (including the Swingline Lender), and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
ARTICLE X
THE ADMINISTRATIVE AGENT
     10.1 Appointment and Authority. Each of the Lenders (for purposes of this Article, references to the Lenders shall also mean the Issuing Lender and the Swingline Lender)hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit

Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as set forth in Section 10.6, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.
     10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.5 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this

Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     10.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 11.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
     10.8 Collateral and Guaranty Matters.
     (a) The Administrative Agent is hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time (but without any obligation) to take any action with respect to the Collateral and the Security Documents that may be deemed by the Administrative Agent in its discretion to be necessary or advisable to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.
     (b) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, (i) to release any Lien granted to or held by the Administrative Agent upon any Collateral (A) upon termination of the Commitments, termination, expiration or cash collateralization of all outstanding Letters of Credit and payment in full of all of the Obligations (other than Obligations owing to any Hedge Party under or in connection with any Hedge Agreement required or permitted by this Agreement) then due and payable, (B) constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder or under any other Credit Document or to which the Required Lenders have consented in writing or (C) otherwise pursuant to and in accordance with the provisions of any applicable Credit Document, (ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 8.3(vii); and (iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.8(b).
     10.9 Issuing Lender and Swingline Lender. The provisions of this Article X (other than Section 10.2) shall apply to the Issuing Lender and the Swingline Lender mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.

ARTICLE XI
MISCELLANEOUS
     11.1 Expenses; Indemnity; Damage Waiver.
     (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender; provided that the Borrower shall only be responsible to indemnify for one counsel to the Administrative Agent, the Issuing Lender and the Lenders absent a conflict of interest arising in such single representation), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC.
     (b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Credit Party, or any Environmental Claim related in any way to any Credit Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

     (c) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.1(a) or Section 11.1(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s proportion (based on the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuing Lender in connection with such capacity. The obligations of the Lenders under this Section 11.1(c) are subject to the provisions of Section 2.3(c).
     (d) To the fullest extent permitted by applicable law, the Borrower, each other Credit Party and each Related Party of any of the foregoing persons and each Indemnitee shall not assert, and each hereby waives, any claim against the Borrower, each other Credit Party and each Related Party or any Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.
     (e) All amounts due under this Section shall be payable by the Borrower upon demand therefor.
     11.2 Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process.
     (A) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL (EXCEPT AS MAY BE EXPRESSLY OTHERWISE PROVIDED IN ANY CREDIT DOCUMENT) BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NORTH CAROLINA (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF).
     (B) THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NORTH CAROLINA SITTING IN MECKLENBURG COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF NORTH CAROLINA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT

DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (C) THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.2(B). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (D) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.4. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.]
     11.3 Arbitration; Preservation and Limitation of Remedies.
     (a) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Credit Document (“Disputes”) between or among the Credit Parties, the Administrative Agent and the Lenders, or any of them, shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims arising out of or connected with the transactions contemplated by this Agreement and the other Credit Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”), as in effect from time to time, and the Federal Arbitration Act, Title 9 of the U.S. Code. All arbitration hearings shall be conducted in the city in which the principal office of the Administrative Agent is located. A hearing shall begin within 90 days of demand for arbitration and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. Notwithstanding the foregoing, this arbitration provision does not apply to Disputes under or related to any Hedge Agreement. The parties do not waive applicable federal or state substantive law except as provided herein.
     (b) Notwithstanding the preceding binding arbitration provisions, the parties hereto agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, either alone, in conjunction with or during a Dispute. Any party hereto shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any Collateral by exercising a power of sale granted pursuant to any of the Credit Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help, including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies, including injunctive relief, sequestration, garnishment, attachment, appointment of a receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute. The parties hereto agree that no party shall have a remedy of punitive or exemplary damages against any other party in any Dispute, and each party hereby waives any right or claim to punitive or exemplary damages that it has now or that may arise in the future in connection with any Dispute, whether such Dispute is resolved by arbitration or judicially. The parties acknowledge that by agreeing to binding arbitration they have irrevocably waived any right they may have to a jury trial with regard to a Dispute.
     11.4 Notices; Effectiveness; Electronic Communication.
     (a) Except in the cases of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.4(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
     (i) if to the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Lender to it at the address (or telecopier number) specified for such Person on Schedule 1.1(a); and
     (ii) if to any Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.4(b) shall be effective as provided in Section 11.4(b).
     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 1.3(b) if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or other communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

     (c) Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto (except that each Lender need not give notice of any such change to the other Lenders in their capacities as such).
     11.5 Amendments, Waivers, etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by any Credit Party from, any provision of this Agreement or any other Credit Document shall be effective unless in a writing signed by the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:
     (a) unless agreed to in writing by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan or Reimbursement Obligation, reduce the rate of or forgive any interest thereon (provided that only the consent of the Required Lenders shall be required to waive the applicability of any post-default increase in interest rates), or reduce or forgive any fees hereunder (other than fees payable to the Administrative Agent, the Arranger or the Issuing Lender for its own account) (it being understood that an amendment to the definition of Total Net Leverage Ratio (or any defined terms used therein) shall not constitute a reduction of any interest rate or fees hereunder), (ii) extend the final scheduled maturity date or any other scheduled date for the payment of any principal of or interest on any Loan (including any scheduled date for the mandatory reduction or termination of any Commitments, but excluding any mandatory prepayment of the Loans pursuant to Sections 2.6(c) and Section 2.6(d) or reduction or termination of the Commitments in connection therewith), extend the time of payment of any Reimbursement Obligation or any interest thereon, extend the expiry date of any Letter of Credit beyond the Letter of Credit Maturity Date, or extend the time of payment of any fees hereunder (other than fees payable to the Administrative Agent or the Issuing Lender for its own account), or (iii) increase any Commitment of any such Lender over the amount thereof in effect or extend the maturity thereof (it being understood that a waiver of any condition precedent set forth in Section 4.2 or of any Default or Event of Default or mandatory reduction in the Commitments, if agreed to by the Required Lenders or all Lenders (as may be required hereunder with respect to such waiver), shall not constitute such an increase), or (iv) reduce the percentage of the aggregate Commitments or of the aggregate unpaid principal amount of the Loans, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Administrative Agent to take, any action hereunder or under any other Credit Document (including as set forth in the definition of “Required Lenders”);
     (b) unless agreed to in writing by all of the Lenders, (i) release all or substantially all of the Collateral (except as may be otherwise specifically provided in this Agreement or in any other Credit Document), (ii) release any Material Subsidiary that is a Guarantor from its obligations under any guaranty agreement (other than (A) as may be otherwise specifically provided in this Agreement or in any other Credit Document or (B) in connection with the sale or other disposition of all of the Capital Stock of such Guarantor in a transaction expressly permitted under or pursuant to this Agreement), (iii) reduce the percentage of the aggregate Commitments or of the aggregate unpaid principal amount of the Loans, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Administrative Agent to take, any action hereunder or under any other Credit Document (including as set forth in the definition of “Required Lenders”), (iv) change any other provision of this Agreement or any of the other Credit Documents requiring, by its terms, the consent or approval of all the Lenders for such amendment, modification, waiver, discharge, termination or consent, or (v) change or waive any provision of Section 2.15, any other provision of this Agreement or any other Credit Document requiring pro rata treatment of any Lenders, or this Section 11.5;

     (c) unless agreed to in writing by all of the Lenders, reduce the percentage set forth in the definition of “Required Lenders” (it being understood that no consent of any other Lender or the Administrative Agent is required);
     (d) unless agreed to in writing by the Required Lenders, (i) except for any such changes to which Section 11.5(a) applies, change any provision of Article 2.20 or any terms or provisions of any Letter of Credit or any supporting documentation relating thereto (it being understood that no consent of any other Lender or the Administrative Agent is required), or (ii) amend, modify or waive any condition precedent to any Borrowing of Revolving Loans or issuance of a Letter of Credit set forth in Section 4.2 (including in connection with any waiver of an existing Default or Event of Default);
     (e) unless agreed to in writing by the Issuing Lender, the Swingline Lender or the Administrative Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Issuing Lender, the Swingline Lender or the Administrative Agent, as applicable, hereunder or under any of the other Credit Documents; and
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding the fact that the consent of all Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein.
     11.6 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.6(b), (ii) by way of participation in accordance with the provisions of Section 11.6(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.6(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 11.6(b), participations in Letters of Credit and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

     (i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, and (B) in any case not described in clause (A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than (x) $5,000,000, in the case of any assignment in respect of a Revolving Commitment (which for this purpose includes Revolving Loans outstanding), (y) the entire Swingline Commitment and the full amount of the outstanding Swingline Loans, in the case of Swingline Loans, in any case, treating assignments to two or more Approved Funds under common management as one assignment for purposes of the minimum amounts, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swingline Loans;
     (iii) no consent shall be required for any assignment except to the extent required by clause (B) of Section 11.6(b)(i) and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (y) a Default or Event of Default has occurred and is continuing at the time of such assignment or (z) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
     (C) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Commitment.
     (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
     (v) no such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and

     (vi) no such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.6(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16(a), 2.16(b), 2.17, 2.18 and 11.1 with respect to facts and circumstances occurring prior to the effective date of such assignment. If requested by or on behalf of the assignee, the Borrower, at its own expense, will execute and deliver to the Administrative Agent a new Note or Notes to the order of the assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), prepared in accordance with the applicable provisions of Section 2.4 as necessary to reflect, after giving effect to the assignment, the Commitments and/or outstanding Loans, as the case may be, of the assignee and (to the extent of any retained interests) the assigning Lender, in substantially the form of Exhibits A-1, A-2, A-3 and/or A-4, as applicable. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.6(d).
     (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address for notices referred to in Schedule 1.1(a) a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the Issuing Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.5(a) and clause (i) of Section 11.5(b) that affects such Participant. Subject to Section 11.6(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16(a), 2.16(b), 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.3 as though it were a Lender; provided such Participant agrees to be subject to Section 2.15(b) as though it were a Lender.
     (e) A Participant shall not be entitled to receive any greater payment under Section 2.16(a), Section 2.16(b) or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.
     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state laws based on the Uniform Electronic Transactions Act.
     (h) Any Lender or participant may, in connection with any assignment, participation, pledge or proposed assignment, participation or pledge pursuant to this Section 11.6, disclose to the Assignee, Participant or pledgee or proposed Assignee, Participant or pledgee any information relating to the Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such Assignee, Participant or pledgee or proposed Assignee, Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 11.11.
     (i) Notwithstanding anything to the contrary contained herein, if Wells Fargo assigns all of its Commitments and Revolving Loans in accordance with this Section 11.6, Wells Fargo may resign as Issuing Lender upon written notice to the Borrower and the Lenders. Upon any such notice of resignation, the Borrower shall have the right to appoint from among the Lenders a successor Issuing Lender; provided that no failure by the Borrower to make such appointment shall affect the resignation of Wells Fargo as Issuing Lender. Wells Fargo shall retain all of the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation and all obligations of the Borrower and the Lenders with respect thereto (including the right to require the Lenders to make Revolving Loans or fund participation interests pursuant to Article 2.20).
     11.7 No Waiver. The rights and remedies of the Administrative Agent and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any Credit Party, the Administrative Agent or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.
     11.8 Survival. All representations, warranties and agreements made by or on behalf of the Borrower or any other Credit Party in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof, the making and repayment of the Loans and the issuance and repayment of the Letters of Credit. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of costs and expenses, including, without limitation, the provisions of Sections 2.8(f), 2.16(a), 2.16(b), 2.17, 2.18 and 11.1, shall survive the payment in full of all Loans and Letters of Credit, the termination of the Commitments and all Letters of Credit, and any termination of this Agreement or any of the other Credit Documents.
     11.9 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.
     11.10 Construction. The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control. Any Hedge Agreement between the Borrower and any Hedge Party is an independent agreement governed by the writing provisions of such Hedge Agreement, which shall remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms applicable to the Loans under this Agreement, except as otherwise expressly provided in such Hedge Agreement, and any payoff statement from the Administrative Agent relating to this Agreement shall not apply to such Hedge Agreement except as expressly provided therein.
     11.11 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any Hedge Agreement or any action or proceeding relating to this Agreement or any other Credit Document or any Hedge Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) an investor or prospective investor in an Approved Fund, (h) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, (i) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and

Credit Documents in connection with ratings issued with respect to an Approved Fund, (j) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries or Affiliates.
     For purposes of this Section, “Information” means all information received from the Credit Parties relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party, provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     11.12 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (except for the Fee Letter). Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     11.13 Disclosure of Information. The Borrower agrees and consents to the Administrative Agent’s and the Arranger’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.
     11.14 USA Patriot Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

SWISHER HYGIENE INC.
By:	/s/ Hugh H. Cooper
	Name:	Hugh H. Cooper
	Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender
By:	/s/ Cavan J. Harris
	Name:	Cavan J. Harris
	Title:	Senior Vice President

Signature Page to Credit Agreement

EXHIBIT A-1
Borrower’s Taxpayer Identification No.
REVOLVING NOTE

$	, 2011
Charlotte, North Carolina
     FOR VALUE RECEIVED, SWISHER HYGIENE INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of the “Lender”), at the offices of Wells Fargo Bank, National Association (the “Administrative Agent”) located at [1525 W. W.T. Harris Blvd., Building 3A2, Mailcode NC 0680, Charlotte, North Carolina 28262] (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Credit Agreement, dated as of                            , 2011 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent, the principal sum of
                                          DOLLARS($               ), or such lesser amount as may constitute the unpaid principal amount of the Revolving Loans made by the Lender, under the terms and conditions of this promissory note (this “Revolving Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Revolving Note at the rates applicable thereto from time to time as provided in the Credit Agreement.
     This Revolving Note is one of a series of Revolving Notes referred to in the Credit Agreement and is issued to evidence the Revolving Loans made by the Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Revolving Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Revolving Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Revolving Note.
     In the event of an acceleration of the maturity of this Revolving Note, this Revolving Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

     In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.
     This Revolving Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina. The Borrower hereby submits to the nonexclusive jurisdiction and venue of the federal and state courts located in Mecklenburg County, North Carolina, although the Lender shall not be limited to bringing an action in such courts.
     IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed by its duly authorized corporate officer as of the day and year first above written.

SWISHER HYGIENE INC.
By:	/s/
Title:

2

EXHIBIT A-2
Borrower’s Taxpayer Identification No.
SWINGLINE NOTE

$5,000,000	, 2011
Charlotte, North Carolina
     FOR VALUE RECEIVED, SWISHER HYGIENE INC. , a Delaware corporation (the “Borrower”), hereby promises to pay to the order of
     WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Swingline Lender”), at the offices of Wells Fargo Bank, National Association (the “Administrative Agent”) located at [1525 W. W.T. Harris Blvd., Building 3A2, Mailcode NC 0680, Charlotte, North Carolina 28262] (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Credit Agreement, dated as of                            , 2011 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent, the principal sum of
     FIVE MILLION AND NO/100 DOLLARS ($5,000,000), or such lesser amount as may constitute the unpaid principal amount of the Swingline Loans made by the Swingline Lender, under the terms and conditions of this promissory note (this “Swingline Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Swingline Note at the rates applicable thereto from time to time as provided in the Credit Agreement.
     This Swingline Note is issued to evidence the Swingline Loans made by the Swingline Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Swingline Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Swingline Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Swingline Note.
     In the event of an acceleration of the maturity of this Swingline Note, this Swingline Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.
     In the event this Swingline Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

     This Swingline Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina. The Borrower hereby submits to the nonexclusive jurisdiction and venue of the federal and state courts located in Mecklenburg County, North Carolina, although the Swingline Lender shall not be limited to bringing an action in such courts.
     IN WITNESS WHEREOF, the Borrower has caused this Swingline Note to be executed by its duly authorized corporate officer as of the day and year first above written.

SWISHER HYGIENE INC.
By:	/s/
Title:

2

EXHIBIT B-1
NOTICE OF BORROWING

[Date]
Wells Fargo Bank, National Association,
as Administrative Agent
1525 W. W.T. Harris Blvd
Building 3A2, Mailcode NC 0680
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Ladies and Gentlemen:
     The undersigned, Swisher Hygiene Inc. (the “Borrower”), refers to the Credit Agreement, dated as of                            , 2011, among the Borrower, certain Lenders from time to time parties thereto, and you, as Administrative Agent for the Lenders (as amended, modified, restated or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 2.2(b) of the Credit Agreement, hereby gives you, as Administrative Agent, irrevocable notice that the Borrower requests a Borrowing of Revolving Loans under the Credit Agreement, and to that end sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(b) of the Credit Agreement:
     (i) The aggregate principal amount of the Proposed Borrowing is $                           .1
     (ii) The Loans comprising the Proposed Borrowing shall be initially made as [Base Rate Loans] [LIBOR Loans].2
     (iii) [The initial Interest Period for the LIBOR Loans comprising the Proposed Borrowing shall be [one/two/three/six months].]3

[1]	Amount of Proposed Borrowing must comply with Section 2.2(b) of the Credit Agreement.

[2]	Select the applicable Type of Loans.

[3]	Include this clause in the case of a Proposed Borrowing comprised of LIBOR Loans, and select the applicable Interest Period.

     (iv) The Proposed Borrowing is requested to be made on                             (the “Borrowing Date”).4
     The Borrower hereby certifies that the following statements are true on and as of the date hereof and will be true on and as of the Borrowing Date:
     A. Each of the representations and warranties contained in Article V of the Credit Agreement and in the other Credit Documents is and will be true and correct on and as of each such date, with the same effect as if made on and as of each such date, both immediately before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date);
     B. No Default or Event of Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom; and
     C. After giving effect to the Proposed Borrowing, the sum of (i) the aggregate principal amount of Revolving Loans outstanding, (ii) the aggregate Letter of Credit Exposure of all Lenders, and (iii) the aggregate principal amount of Swingline Loans outstanding, will not exceed the aggregate Commitments or the Maximum Availability.

Very truly yours, SWISHER HYGIENE INC.
By:	/s/
Title:

[4]	Shall be a Business Day at least one Business Day after the date hereof (in the case of Base Rate Loans) or at least three Business Days after the date hereof (in the case of LIBOR Loans).

2

EXHIBIT B-2
NOTICE OF SWINGLINE BORROWING

[Date]
Wells Fargo Bank, National Association,
as Administrative Agent
1525 W. W.T. Harris Blvd
Building 3A2, Mailcode NC 0680
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Wells Fargo Bank, National Association,
as Swingline Lender
1525 W. W.T. Harris Blvd
Building 3A2, Mailcode NC 0680
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Ladies and Gentlemen:
     The undersigned, SWISHER HYGIENE INC. (the “Borrower”), refers to the Credit Agreement, dated as of                            , 2011, among the Borrower, certain Lenders from time to time parties thereto, and you, as Administrative Agent for the Lenders (as amended, modified, restated or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 2.2(d) of the Credit Agreement, hereby gives you, as Administrative Agent and as Swingline Lender, irrevocable notice that the Borrower requests a Borrowing of a Swingline Loan under the Credit Agreement, and to that end sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(d) of the Credit Agreement:
     (i) The principal amount of the Proposed Borrowing is $                           .1
     (ii) The Proposed Borrowing is requested to be made on                             (the “Borrowing Date”).2
     The Borrower hereby certifies that the following statements are true on and as of the date hereof and will be true on and as of the Borrowing Date:

[1]	Amount of Proposed Borrowing must comply with Section 2.2(d) of the Credit Agreement.

[2]	Shall be a Business Day.

     A. Each of the representations and warranties contained in Article V of the Credit Agreement and in the other Credit Documents is and will be true and correct on and as of each such date, with the same effect as if made on and as of each such date, both immediately before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date);
     B. No Default or Event of Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom; and
     C. After giving effect to the Proposed Borrowing, the sum of (i) the aggregate principal amount of Revolving Loans outstanding, (ii) the aggregate Letter of Credit Exposure of all Lenders, and (iii) the aggregate principal amount of Swingline Loans outstanding, will not exceed the aggregate Commitments or the Maximum Availability.

Very truly yours, SWISHER HYGIENE INC.
By:	/s/
Title:

2

EXHIBIT B-2
NOTICE OF CONVERSION/CONTINUATION

[Date]
Wells Fargo Bank, National Association,
as Administrative Agent
1525 W. W.T. Harris Blvd
Building 3A2, Mailcode NC 0680
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Ladies and Gentlemen:
     The undersigned, SWISHER HYGIENE INC. (the “Borrower”), refers to the Credit Agreement, dated as of                            , 2011, among the Borrower, certain Lenders from time to time parties thereto, and you, as Administrative Agent for the Lenders (as amended, modified, restated or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 2.11(b) of the Credit Agreement, hereby gives you, as Administrative Agent, irrevocable notice that the Borrower requests a [conversion] [continuation]1 of Loans under the Credit Agreement, and to that end sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section 2.11(b) of the Credit Agreement:
     (i) The Proposed [Conversion] [Continuation] is requested to be made on                            .2
     (ii) The Proposed [Conversion] [Continuation] involves $                           3 in aggregate principal amount of Revolving Loans made pursuant to a Borrowing on                            ,4 which Loans are presently maintained as [Base Rate] [LIBOR] Loans and are proposed hereby to be

[1]	Insert “conversion” or “continuation” throughout the notice, as applicable.

[2]	Shall be a Business Day at least one Business Day after the date hereof (in the case of any conversion of LIBOR Loans into Base Rate Loans) or at least three Business Days after the date hereof (in the case of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans), and additionally, in the case of any conversion of LIBOR Loans into Base Rate Loans, or continuation of LIBOR Loans, shall be the last day of the Interest Period applicable to such LIBOR Loans.

[3]	Amount of Proposed Conversion or Continuation must comply with Section 2.11(b) of the Credit Agreement.

[4]	Insert the applicable Borrowing Date for the Loans being converted or continued.

     [converted into Base Rate Loans] [converted into LIBOR Loans] [continued as LIBOR Loans].5
     (iii) [The initial Interest Period for the Loans being [converted into] [continued as] LIBOR Loans pursuant to the Proposed [Conversion] [Continuation] shall be [one/two/three/six months].]6
     The Borrower hereby certifies that the following statement is true both on and as of the date hereof and on and as of the effective date of the Proposed [Conversion] [Continuation]: no Default or Event of Default has or will have occurred and is continuing or would result from the Proposed [Conversion] [Continuation].

Very truly yours, SWISHER HYGIENE INC.
By:	/s/
Title:

[5]	Complete with the applicable bracketed language.

[6]	Include this clause in the case of a Proposed Conversion or Continuation involving a conversion of Base Rate Loans into, or continuation of, LIBOR Loans, and select the applicable Interest Period.

2

EXHIBIT C
COMPLIANCE CERTIFICATE
     THIS CERTIFICATE is delivered pursuant to the Credit Agreement, dated as of March 30, 2011 (the “Credit Agreement”), among Swisher Hygiene Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.
     The undersigned hereby certifies that:
     1. The undersigned is a duly elected Financial Officer of the Borrower.
     2. Enclosed with this Certificate are copies of the financial statements of the Borrower and its Subsidiaries as of                            , and for the [                 -month period] [year] then ended, required to be delivered under Section [6.1(a)][6.1(b)] of the Credit Agreement. Such financial statements have been prepared in accordance with GAAP [(subject to the absence of notes required by GAAP and subject to normal year-end adjustments)]1 and fairly present the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the date indicated and the results of operation of the Borrower and its Subsidiaries on a consolidated basis for the period covered thereby.
     3. The undersigned has reviewed the terms of the Credit Agreement and has made, or caused to be made under the supervision of the undersigned, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.
     4. The examination described in paragraph 3 above did not disclose, and the undersigned has no knowledge of the existence of, any Default or Event of Default during or at the end of the accounting period covered by such financial statements or as of the date of this Certificate. [, except as set forth below.
Describe here or in a separate attachment any exceptions to paragraph 4 above by listing, in reasonable detail, the nature of the Default or Event of Default, the period during which it existed and the action that the Borrower has taken or proposes to take with respect thereto.]
     5. Attached to this Certificate as Attachment A is a covenant compliance worksheet reflecting the computation of the financial covenants set forth in Article VII of the Credit Agreement as of the last day of and for the period covered by the financial statements enclosed herewith.

[1]	Insert in the case of quarterly financial statements.

     IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the            day of                            ,            .

SWISHER HYGIENE INC.
By:	/s/
Name:
Title:

2

ATTACHMENT A
COVENANT COMPLIANCE WORKSHEET
[to be added]

EXHIBIT D
ASSIGNMENT AND ASSUMPTION
     THIS ASSIGNMENT AND ASSUMPTION (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Name of Assignor] (the “Assignor”) and [Name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Revolving Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit, guarantees, and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Revolving Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower:	Swisher Hygiene Inc.
4.     Administrative Agent: Wells Fargo Bank, National Association, as the Administrative Agent under the Credit Agreement.

[1]Select as applicable.

     5.     Credit Agreement: Credit Agreement, dated as of                , 2011 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, certain lenders from time to time parties thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent.
     6.     Assigned Interest:

Aggregate Amount of	Amount of	Percentage Assigned of
Commitment/Revolving	Commitment/Revolving	Commitment/Revolving	CUSIP
Loans for all Lenders[2]	Loans Assigned[2]	Loans[3]	Number[4]
$	$	%
$	$	%
$	$	%

     7.     Trade Date:                      ]5
     8.     Effective Date:                       [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[3]Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[4]Insert if applicable.

5To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2

     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR: [NAME OF ASSIGNOR]
By:	/s/
Title:

ASSIGNEE: [NAME OF ASSIGNEE]
By:	/s/
Title:

[Consented to and]6 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:	/s/
Title:

[Consented to:]7

[NAME OF RELEVANT PARTY]
By:	/s/
Title:

6To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

7To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Lender) is required by the terms of the Credit Agreement.

ANNEX 1 to Assignment and Assumption
Credit Agreement, dated as of                            , 2011, among Swisher Hygiene Inc.,
as Borrower, certain Lenders from time to time parties thereto, and
Wells Fargo Bank, National Association, as Administrative Agent

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
     1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an eligible Assignee under Section 11.6 of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Revolving Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Revolving Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Credit Documents are required to be performed by it as a Revolving Lender.

     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of North Carolina (without regard to the conflicts of law provisions thereof).

2

EXHIBIT E
PLEDGE AND SECURITY AGREEMENT
     THIS PLEDGE AND SECURITY AGREEMENT, dated as of the            day of                            , 2011 (this “Agreement”), is made by SWISHER HYGIENE INC., a Delaware corporation (the “Borrower”), and by each of the undersigned Subsidiaries of the Borrower and each other Subsidiary that, after the date hereof, executes an instrument of accession hereto substantially in the form of Exhibit C (a “Pledgor Accession”; the undersigned and such other Subsidiaries, collectively, together with the Borrower, the “Pledgors”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders party to the Credit Agreement referred to below (in such capacity, the “Administrative Agent”), for the benefit of the Secured Parties (as hereinafter defined). Except as otherwise provided herein, capitalized terms used herein without definition have the meanings given to them in the Credit Agreement referred to below.
RECITALS
     A. The Borrower, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of                 , 2011 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), providing for the availability of certain credit facilities to the Borrower upon the terms and subject to the conditions set forth therein.
     B. As a condition to the extension of credit to the Borrower under the Credit Agreement, each Subsidiary that is a party to this Agreement as of the date hereof has entered into a Guaranty Agreement, dated as of the date hereof (as amended, modified, restated or supplemented from time to time, the “Guaranty Agreement”), pursuant to which each such Subsidiary has guaranteed to the Secured Parties the payment in full of the Obligations of the Borrower under the Credit Agreement and the other Credit Documents. Additionally, certain other Subsidiaries of the Borrower may from time to time after the date hereof enter into the Guaranty Agreement, pursuant to which such Subsidiaries will guarantee to the Secured Parties the payment in full of the Obligations of the Borrower under the Credit Agreement and the other Credit Documents.
     C. It is a further condition to the extension of credit to the Borrower under the Credit Agreement that the Pledgors shall have agreed, by executing and delivering this Agreement, to secure the payment in full of their respective obligations under the Credit Agreement, the Guaranty Agreement and the other Credit Documents. The Secured Parties are relying on this Agreement in their decision to extend credit to the Borrower under the Credit Agreement, and would not enter into the Credit Agreement without the execution and delivery of this Agreement by the Pledgors.
     D. The Pledgors will obtain benefits as a result of the extension of credit to the Borrower under the Credit Agreement, which benefits are hereby acknowledged, and, accordingly, desire to execute and deliver this Agreement.

STATEMENT OF AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to induce the Secured Parties to enter into the Credit Agreement and to induce the Lenders to extend credit to the Borrower thereunder, each Pledgor hereby agrees as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms. The following terms that are defined in the Uniform Commercial Code (as hereinafter defined) are used in this Agreement as so defined (and, in the event any such term is defined differently for purposes of Article 9 of the Uniform Commercial Code than for any other purpose or purposes of the Uniform Commercial Code, the Article 9 definition shall govern): Account, As-Extracted Collateral, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Intermediary, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Record, Securities Account, Securities Intermediary, Software, Supporting Obligations and Tangible Chattel Paper. In addition, the following terms have the meanings set forth below:
          “Collateral” has the meaning given to such term in Section 2.1.
          “Collateral Accounts” has the meaning given to such term in Section 6.3.
          “Contracts” means, collectively, all rights of each Pledgor under all leases, contracts and agreements to which such Pledgor is now or hereafter a party, including, without limitation, all rights, privileges and powers under Ownership Agreements and Licenses, together with any and all extensions, modifications, amendments and renewals of such leases, contracts and agreements and all rights of such Pledgor to receive moneys due or to become due thereunder or pursuant thereto and to amend, modify, terminate or exercise rights under such leases, contracts and agreements.
          “Copyright Collateral” means, collectively, all Copyrights and Copyright Licenses to which any Pledgor is or hereafter becomes a party and all other General Intangibles embodying, incorporating, evidencing or otherwise relating or pertaining to any Copyright or Copyright License, in each case whether now owned or existing or hereafter acquired or arising.
          “Copyright License” means any agreement now or hereafter in effect granting any right to any third party under any Copyright now or hereafter owned by any Pledgor or which any Pledgor otherwise has the right to license, or granting any right to any Pledgor under any property of the type described in the definition of Copyright herein now or hereafter owned by any third party, and all rights of any Pledgor under any such agreement.
          “Copyrights” means, collectively, all of each Pledgor’s copyrights, copyright registrations and applications for copyright registration, whether under the laws of the United States or any other country or jurisdiction, including all recordings, supplemental registrations and derivative or collective work registrations, and all renewals and extensions thereof, in each case whether now owned or existing or hereafter acquired or arising.

2

          “Excluded Collateral” means collectively the following property of a Pledgor: (a) “intent-to-use” United States trademarks until such time as such Pledgor begins to use such trademarks, and (b) any item of Accounts, Chattel Paper, Contracts, Documents, General Intangibles, or Instruments (the “Subject Collateral”) but only to the extent that any such item of Subject Collateral (or any agreement evidencing such item of Subject Collateral) contains a term or is subject to a rule of law, statute or regulation that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than such Pledgor) to, the creation, attachment or perfection of the security interest granted herein, and any such restriction, prohibition and/or requirement of consent is effective and enforceable under applicable law and is not rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code); provided, however, that (x) the foregoing clause (b) shall not include any proceeds of any item of Subject Collateral, and (y) any item of Subject Collateral that at any time ceases to satisfy the criteria for the foregoing clause (b) (whether as a result of the applicable Pledgor obtaining any necessary consent, any change in any rule of law, statute or regulation, or otherwise), shall no longer be excluded pursuant to clause (b).
          “Knowledge of the Pledgor” means the actual knowledge of any Responsible Officer of such Pledgor.
          “License” means any Copyright License, Patent License or Trademark License.
          “Mobile Goods” means, collectively, all of each Pledgor’s motor vehicles, tractors, trailers, aircraft, rolling stock and other like property, whether or not the title thereto is governed by a certificate of title or ownership, in each case whether now owned or existing or hereafter acquired.
          “Ownership Agreement” means any partnership agreement, joint venture agreement, limited liability company operating agreement, stockholders agreement or other agreement creating, governing or evidencing any such capital stock or equity interests and to which any Pledgor is now or hereafter becomes a party, as any such agreement may be amended, modified, supplemented, restated or replaced from time to time.
          “Patent Collateral” means, collectively, all Patents and all Patent Licenses to which any Pledgor is or hereafter becomes a party and all other General Intangibles embodying, incorporating, evidencing or otherwise relating or pertaining to any Patent or Patent License, in each case whether now owned or existing or hereafter acquired or arising.
          “Patent License” means any agreement now or hereafter in effect granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Pledgor or which any Pledgor otherwise has the right to license, is in existence, or granting to any Pledgor any right to make, use or sell any invention on which property of the type described in the definition of Patent herein, now or hereafter owned by any third party, is in existence, and all rights of any Pledgor under any such agreement.

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          “Patents” means, collectively, all of each Pledgor’s letters patent, whether under the laws of the United States or any other country or jurisdiction, all recordings and registrations thereof and applications therefor, including, without limitation, the inventions and improvements described therein, and all reissues, continuations, divisions, renewals, extensions, substitutions and continuations-in-part thereof, in each case whether now owned or existing or hereafter acquired or arising.
          “Permitted Hedge Agreement” means any Hedge Agreement that is required or permitted by the Credit Agreement to be entered into by the Borrower.
          “Pledged Interests” means, collectively, (i) all of the issued and outstanding shares, interests or other equivalents of capital stock of each Person that is a direct Subsidiary of any Pledgor as of the date hereof or that becomes a direct Subsidiary of any Pledgor at any time after the date hereof, at any time now or hereafter owned by any Pledgor, whether voting or non-voting and whether common or preferred; (ii) all partnership, joint venture, limited liability company or other equity interests in each Person not a corporation that is a direct Subsidiary of any Pledgor as of the date hereof or that becomes a direct Subsidiary of any Pledgor at any time after the date hereof, at any time now or hereafter owned by any Pledgor; (iii) all options, warrants and other rights to acquire, and all securities convertible into, any of the foregoing; (iv) all rights to receive interest, income, dividends, distributions, returns of capital and other amounts (whether in cash, securities, property, or a combination thereof), and all additional stock, warrants, options, securities, interests and other property, from time to time paid or payable or distributed or distributable in respect of any of the foregoing (but subject to the provisions of Section 5.3), including, without limitation, all rights of such Pledgor to receive amounts due and to become due under or in respect of any Ownership Agreement or upon the termination thereof; (v) all rights of access to the books and records of any such Person; and (vi) all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing, of whatever kind or character (including any tangible or intangible property or interests therein), and whether provided by contract or granted or available under applicable law in connection therewith, including, without limitation, such Person’s right to vote and to manage and administer the business of any such Subsidiary pursuant to any applicable Ownership Agreement, in each case together with all certificates, instruments and entries upon the books of financial intermediaries at any time evidencing any of the foregoing.
          “Proceeds” has the meaning given to such term in Section 2.1.
          “Secured Parties” means, collectively, the Lenders (including the Issuing Lender and the Swingline Lender in their capacities as such), the Hedge Parties and the Administrative Agent.
          “Trademark Collateral” means, collectively, all Trademarks and Trademark Licenses to which any Pledgor is or hereafter becomes a party and all other General Intangibles embodying, incorporating, evidencing or otherwise relating or pertaining to any Trademark or Trademark License, in each case whether now owned or existing or hereafter acquired or arising.
          “Trademark License” means any agreement now or hereafter in effect granting any right to any third party under any Trademark now or hereafter owned by any Pledgor or which any Pledgor otherwise has the right to license, or granting any right to any Pledgor under any property of the type described in the definition of Trademark herein now or hereafter owned by any third party, and all rights of any Pledgor under any such agreement.

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          “Trademarks” means, collectively, all of each Pledgor’s trademarks, service marks, trade names, corporate and company names, business names, logos, trade dress, trade styles, other source or business identifiers, designs and general intangibles of a similar nature, whether under the laws of the United States or any other country or jurisdiction, all recordings and registrations thereof and applications therefor, all renewals, reissues and extensions thereof, all rights corresponding thereto, and all goodwill associated therewith or symbolized thereby, in each case whether now owned or existing or hereafter acquired or arising.
          “Uniform Commercial Code” means the Uniform Commercial Code as the same may be in effect from time to time in the State of North Carolina; provided that if, by reason of applicable law, the validity or perfection of any security interest in any Collateral granted under this Agreement is governed by the Uniform Commercial Code as in effect in another jurisdiction, then as to the validity or perfection, as the case may be, of such security interest, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction.
     1.2 Other Terms; Construction. All terms in this Agreement that are not capitalized shall, unless the context otherwise requires, have the meanings provided by the Uniform Commercial Code to the extent the same are used or defined therein.
ARTICLE II
CREATION OF SECURITY INTEREST
     2.1 Pledge and Grant of Security Interest. Each Pledgor hereby pledges, assigns and delivers to the Administrative Agent, for the ratable benefit of the Secured Parties, and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a Lien upon and security interest in, all of such Pledgor’s right, title and interest in and to the following property and assets of such Pledgor, in each case whether now owned or existing or hereafter acquired or arising and wherever located (collectively, the “Collateral”):
     (i) all Accounts;
     (ii) all As-Extracted Collateral;
     (iii) all Chattel Paper;
     (iv) the Commercial Tort Claims (if any) set forth on Annex I hereto;
     (v) all Contracts;
     (vi) all Copyright Collateral;
     (vii) all Deposit Accounts;
     (viii) all Documents;
     (ix) all Equipment;

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     (x) all Fixtures;
     (xi) all General Intangibles;
     (xii) all Goods;
     (xiii) all Instruments;
     (xiv) all Inventory;
     (xv) all Investment Property;
     (xvi) all Letter-of-Credit Rights;
     (xvii) all Patent Collateral;
     (xviii) all Pledged Interests; provided, however, that at no time shall the Pledged Interests of any Foreign Subsidiary exceed 65% of all such shares, interests, rights and other property of the type described in this clause (xviii) of such Foreign Subsidiary;
     (xix) all Software;
     (xx) all Supporting Obligations;
     (xxi) all Trademark Collateral;
     (xxii) all cash, cash equivalents and money of such Pledgor, wherever held;
     (xxiii) to the extent not covered or not specifically excluded by clauses (i) through (xxii) above, all of such Pledgor’s other personal property;
     (xxiv) all Records evidencing or relating to any of the foregoing or that are otherwise necessary or useful in the collection thereof;
     (xxv) all accessions, additions, attachments, improvements, modifications and upgrades to, replacements of and substitutions for any of the foregoing; and
     (xxvi) any and all proceeds, as defined in the Uniform Commercial Code, products, rents, royalties and profits of or from any and all of the foregoing and, to the extent not otherwise included in the foregoing, (w) all payments under any insurance (whether or not the Administrative Agent is the loss payee thereunder), indemnity, warranty or guaranty with respect to any of the foregoing Collateral, (x) all payments in connection with any requisition, condemnation, seizure or forfeiture with respect to any of the foregoing Collateral, (y) all claims and rights (but not obligations) to recover for any past, present or future infringement or dilution of or injury to any Copyright Collateral, Patent Collateral or Trademark Collateral, and (z) all other amounts from time to time paid or payable under or with respect to any of the foregoing Collateral (collectively, “Proceeds”). For purposes of this Agreement, the term “Proceeds” includes whatever is receivable or received when Collateral or Proceeds are sold, exchanged, collected or otherwise disposed of, whether voluntarily or involuntarily;

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provided, however, Collateral shall not include any Excluded Collateral.
Notwithstanding the foregoing, the Administrative Agent may, in its sole discretion, reject or refuse to accept for credit toward payment of the Secured Obligations any Collateral that is an Account, Instrument, Chattel Paper, lease or other obligation or property of any kind due or owing from or belonging to a Sanctioned Person.
     2.2 Security for Secured Obligations. This Agreement and the Collateral secure the full and prompt payment, at any time and from time to time as and when due (whether at the stated maturity, by acceleration or otherwise), of (a) in the case of the Borrower, all Obligations of the Borrower under the Credit Agreement and the other Credit Documents, including, without limitation, all principal of and interest on the Loans, all Reimbursement Obligations, all fees, expenses, indemnities and other amounts payable by the Borrower under the Credit Agreement or any other Credit Document (including interest accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding), and all obligations of the Borrower to any Hedge Party under any Permitted Hedge Agreement, and (b) in the case of each other Pledgor, all of its liabilities and obligations as a Guarantor (as defined in the Guaranty Agreement) in respect of the Obligations; and in each case under (a) and (b) above, (i) all such liabilities and obligations that, but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, would become due, and (ii) all fees, costs and expenses payable by the Pledgors under Section 8.1, in each case under (a) and (b) above whether now existing or hereafter created or arising and whether direct or indirect, absolute or contingent, due or to become due (the liabilities and obligations of the Pledgors described in this Section 2.2, collectively, the “Secured Obligations”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Each Pledgor represents and warrants as follows:
     3.1 Ownership of Collateral. Each Pledgor owns, or has valid rights as a lessee or licensee with respect to, all Collateral purported to be pledged by it hereunder, free and clear of any Liens except for the Liens granted to the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement, and except for other Permitted Liens. No security agreement, financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any government or public office, and no Pledgor has filed or consented to the filing of any such statement or notice, except (i) Uniform Commercial Code financing statements naming the Administrative Agent as secured party, (ii) security instruments filed in the U.S. Copyright Office or the U.S. Patent and Trademark Office naming the Administrative Agent as secured party, (iii) filings with respect to which termination statements and other necessary releases have been delivered to the Administrative Agent for filing, and (iv) as may be otherwise permitted by the Credit Agreement.

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     3.2 Security Interests; Filings. This Agreement, together with (i) the filing, with respect to each Pledgor, of duly completed Uniform Commercial Code financing statements naming such Pledgor as debtor, the Administrative Agent as secured party, and describing the Collateral, in the jurisdictions set forth with respect to such Pledgor on Annex A hereto, (ii) to the extent required by applicable law, the filing, with respect to each relevant Pledgor, of duly completed and executed assignments in the forms set forth as Exhibits A and B with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as appropriate, with regard to registered Copyright Collateral, Patent Collateral and Trademark Collateral of such Pledgor, as the case may be, (iii) in the case of uncertificated Pledged Interests consisting of capital stock and constituting “securities” under Article 8 of the Uniform Commercial Code, registration of transfer thereof to the Administrative Agent on the issuer’s books or the execution by the issuer of a control agreement satisfying the requirements of Section 8-106 (or its successor provision) of the Uniform Commercial Code, and (iv) the delivery to the Administrative Agent of all stock certificates and Instruments included in the Collateral (and assuming continued possession thereof by the Administrative Agent), creates, and at all times shall constitute, a valid and perfected security interest in and Lien upon the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, to the extent a security interest therein can be perfected by such filings or possession, as applicable, superior and prior to the rights of all other Persons therein (except for Permitted Liens), and no other or additional filings, registrations, recordings or actions are or shall be necessary or appropriate under current law in order to maintain the perfection and priority of such Lien and security interest, other than actions required with respect to Collateral of the types excluded from Article 9 of the Uniform Commercial Code or from the filing requirements under such Article 9 by reason of Section 9-109, 9-309 or 9-310 of the Uniform Commercial Code and other than continuation statements required under the Uniform Commercial Code.
     3.3 Locations. Annex B lists, as to each Pledgor, (i) its exact legal name, (ii) the jurisdiction of its incorporation or organization, its federal tax identification number, and (if applicable) its organizational identification number, (iii) the addresses of its chief executive office and each other place of business, (iv) the address of each location of its books and records or other information evidencing or relating to the Collateral of such Pledgor, and (v) the address of each location at which any material Equipment or material Inventory (other than Mobile Goods and Goods in transit) owned by such Pledgor is kept or maintained, in each instance except for any new locations established in accordance with the provisions of Section 4.2. Except as may be otherwise noted therein, all locations identified in Annex B are leased by the applicable Pledgor. No Pledgor that is the owner of Collateral that constitutes a material portion of the Collateral of the Pledgors taken as a whole (x) presently conducts business under any prior or other corporate or company name or under any trade or fictitious names, except as indicated beneath its name on Annex B, (y) except as set forth on Annex B, has entered into any contract or granted any Lien within the past five years under any name other than its legal corporate name or a trade or fictitious name indicated on Annex B, or (z) has filed any tax return under any name other than its exact legal name or the exact legal name of the Borrower or any Subsidiary of the Borrower, except as indicated beneath its name on Annex B.

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     3.4 Authorization; Consent. The execution, delivery and performance by each Pledgor of this Agreement and the grant by such Pledgor of the Lien and security interest in favor of the Administrative Agent provided for herein, or the exercise by the Administrative Agent of its rights and remedies hereunder do not require any authorization, exemption, consent or approval of, notice to, or declaration or filing with, any Governmental Authority other than those obtained on or before the Closing Date (other than those, if not obtained, that could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect).
     3.5 No Restrictions. There are no statutory or regulatory restrictions, prohibitions or limitations on any Pledgor’s ability to grant to the Administrative Agent a Lien upon and security interest in the Collateral pursuant to this Agreement or (except for the provisions of the federal Anti-Assignment Act and Anti-Claims Act, as amended) on the exercise by the Administrative Agent of its rights and remedies hereunder (including any foreclosure upon or collection of the Collateral), and there are no contractual restrictions on any Pledgor’s ability so to grant such Lien and security interest.
     3.6 Accounts. Each Account is, or at the time it arises will be, except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) a bona fide, valid and legally enforceable indebtedness of the account debtor according to its terms, arising out of or in connection with the sale, lease or performance of Goods or services by the Pledgors or any of them, (ii) subject to no offsets, discounts, counterclaims, contra accounts or any other defense of any kind and character, other than customarily given by the Pledgors in the ordinary course of business and warranties provided by applicable law, (iii) to the extent listed on any schedule of Accounts at any time furnished to the Administrative Agent, a true and correct statement of the amount actually and unconditionally owing thereunder, maturing as stated in such schedule and in the invoice covering the transaction creating such Account, and (iv) not evidenced by any Tangible Chattel Paper or other Instrument; or if so, such Tangible Chattel Paper or other Instrument (other than invoices and related correspondence and supporting documentation) shall promptly be duly endorsed to the order of the Administrative Agent and delivered to the Administrative Agent to be held as Collateral hereunder. To the knowledge of each Pledgor, there are no facts, events or occurrences that would in any way impair the validity or enforcement of any Accounts except as set forth above.
     3.7 Pledged Interests. As of the date hereof, the Pledged Interests required to be pledged hereunder by each Pledgor consist of the number and type of shares of capital stock (in the case of issuers that are corporations) or the percentage and type of other equity interests (in the case of issuers other than corporations) as described beneath such Pledgor’s name in Annex C. All of the Pledged Interests have been duly and validly issued and are fully paid and nonassessable (or, in the case of partnership, limited liability company or similar Pledged Interests, not subject to any capital call or other additional capital requirement) and not subject to any preemptive rights, warrants, options or similar rights or restrictions in favor of third parties or any contractual or other restrictions upon transfer. As to each issuer thereof, the Pledged Interests pledged hereunder constitute 100% of the outstanding capital stock of or other equity interests in such issuer, except as set forth in Annex C (or, in the case of any issuer that is a Foreign Subsidiary, such lower percentage, not less than 65% (with respect to voting capital stock or other equity interests only) in any event, as may be permitted by the terms of this Agreement and the Credit Agreement).

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     3.8 Intellectual Property. Annexes D, E and F correctly set forth all registered Copyrights, Patents and Trademarks owned by any Pledgor as of the date hereof (and as amended from time to time pursuant to Section 4.8) and used or proposed to be used in its business. Each such Pledgor owns or has the legal right to use all Copyrights, Patents and Trademarks; all registrations therefor have been validly issued under applicable law and are in full force and effect; no claim has been made in writing, is pending, or, to the Knowledge of such Pledgor, is threatening, challenging or questioning the use of any of the Copyrights, Patents or Trademarks or the validity or effectiveness of any such Copyrights, Patents or Trademarks, which, if adversely determined is reasonably likely to result in a Material Adverse Effect, and to the Knowledge of such Pledgor, the use of such Copyright, Patent or Trademark by such Pledgor does not infringe on the rights of any Person.
     3.9 Deposit Accounts. Annex G lists, as of the date hereof (and as amended from time to time pursuant to Section 4.10), all Deposit Accounts maintained by any Pledgor, and lists in each case the name in which the account is held, the name of the depository institution, the account number, and a description of the type or purpose of the account.
     3.10 Securities and Commodity Accounts. Annex H lists, as of the date hereof (and as amended from time to time pursuant to Section 4.11), all Securities Accounts and Commodity Accounts maintained by any Pledgor with any Securities Intermediary or Commodity Intermediary, and lists in each case the name in which the account is held, the name of the Securities Intermediary or Commodity Intermediary, the account number, and a description of the type or purpose of the account.
     3.11 Documents of Title. No bill of lading, warehouse receipt or other Document or Instrument of title is outstanding with respect to any material portion of the Collateral other than Mobile Goods and other than Inventory in transit in the ordinary course of business to a location set forth on Annex B or to a customer of a Pledgor.
     3.12 Commercial Tort Claims. Annex I lists, as of the date hereof and to the knowledge of each Pledgor, all Commercial Tort Claims existing in favor of any Pledgor.
ARTICLE IV
COVENANTS
     4.1 Use and Disposition of Collateral. So long as no Event of Default shall have occurred and be continuing, each Pledgor may, in any lawful manner not inconsistent with the provisions of this Agreement and the other Credit Documents, use, control and manage the Collateral in the operation of its businesses, and receive and use the income, revenue and profits arising therefrom and the Proceeds thereof, in the same manner and with the same effect as if this Agreement had not been made; provided, however, that no Pledgor will sell or otherwise dispose of, grant any option with respect to, or mortgage, pledge, grant any Lien with respect to or otherwise encumber any of the Collateral or any interest therein, except for the security interest created in favor of the Administrative Agent hereunder and except as may be otherwise expressly permitted in accordance with the terms of this Agreement and the Credit Agreement (including any applicable provisions therein regarding delivery of proceeds of sale or disposition to the Administrative Agent).

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     4.2 Change of Name, Locations, etc. No Pledgor will (i) change its name, identity or corporate structure, (ii) change its chief executive office from the location thereof listed on Annex B, (iii) change the jurisdiction of its incorporation or organization from the jurisdiction listed on Annex B (whether by merger or otherwise), (iv) file any document with the Internal Revenue Service using any name other than its exact legal name listed on Annex B, or (v) remove any Collateral (other than Mobile Goods and Goods in transit), or any books, records or other information relating to Collateral, from the applicable location thereof listed on Annex B, or keep or maintain any Collateral at a location not listed on Annex B, unless in each case such Pledgor has (1) given at least fifteen (15) days’ written notice prior to any such change or removal such documents to the Administrative Agent of its intention to do so, together with information regarding any such new location and such other information in connection with such proposed action as the Administrative Agent may reasonably request, and (2) delivered to the Administrative Agent prior to any such change or removal such documents, instruments and financing statements as may be required by the Administrative Agent, all in form and substance satisfactory to the Administrative Agent, paid all necessary filing and recording fees and taxes, and taken all other actions reasonably requested by the Administrative Agent (including, at the request of the Administrative Agent, delivery of opinions of counsel reasonably satisfactory to the Administrative Agent to the effect that all such actions have been taken), in order to perfect and maintain the Lien upon and security interest in the Collateral provided for herein in accordance with the provisions of Section 3.2.
     4.3 Records; Inspection.
     (a) Each Pledgor will keep and maintain at its own cost and expense satisfactory and complete records of the Accounts and all other Collateral, including, without limitation, records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto, and will furnish to the Administrative Agent from time to time such statements, schedules and reports (including, without limitation, accounts receivable aging schedules) with regard to the Collateral as the Administrative Agent may reasonably request.
     (b) Each Pledgor shall, from time to time during business hours as may be reasonably requested and upon reasonable notice, (i) make available to the Administrative Agent for inspection and review at such Pledgor’s offices copies of all invoices and other documents and information relating to the Collateral, and (ii) permit the Administrative Agent or its representatives to visit its offices or the premises upon which any Collateral may be located, inspect its books and records and make copies and memoranda thereof, inspect the Collateral, discuss its finances and affairs with its officers, directors and independent accountants and take any other actions necessary for the protection of the interests of the Secured Parties in the Collateral. At the reasonable request of the Administrative Agent, each Pledgor will legend, in form and manner satisfactory to the Administrative Agent, the books, records and materials evidencing or relating to the Collateral with an appropriate reference to the fact that the Collateral has been assigned to the Administrative Agent and that the Administrative Agent has a security interest therein. Following the occurrence and during the continuance of any Event of Default, the Administrative Agent shall have the right to make test verifications of Accounts in any reasonable manner and through any reasonable medium, and each Pledgor agrees to furnish all such reasonable assistance and information as the Administrative Agent may require in connection therewith.

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     4.4 Accounts. Unless notified otherwise by the Administrative Agent in accordance with the terms hereof, each Pledgor shall endeavor to collect its Accounts and all amounts owing to it thereunder in accordance with sound business practices and shall apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balances thereof, and in connection therewith shall, at the request of the Administrative Agent following the occurrence and during the continuance of any Event of Default, take such action as the Administrative Agent may deem necessary or advisable (within applicable laws) to enforce such collection. Each Pledgor shall promptly notify the Administrative Agent in writing of any Accounts in excess of $1,000,000 that constitute a claim against a federal governmental agency or authority, and, upon request of the Administrative Agent, such Pledgor shall take such steps as may be necessary or desirable to comply with the federal Assignment of Claims Act of 1940, as amended.
     4.5 Delivery of Certain Collateral; Further Actions. All certificates or Instruments representing or evidencing any Accounts, Investment Property or other Collateral with a value in excess of $1,500,000 shall be delivered promptly to the Administrative Agent pursuant hereto to be held as Collateral hereunder, shall be in form suitable for transfer by delivery and shall be delivered together with undated stock powers duly executed in blank, appropriate endorsements or other necessary instruments of registration, transfer or assignment, duly executed and in form and substance satisfactory to the Administrative Agent, and in each case together with such other instruments or documents as the Administrative Agent may reasonably request. Each Pledgor will, at its own cost and expense, cooperate with the Administrative Agent in obtaining a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, and in taking such other actions as may be requested by the Administrative Agent from time to time with respect to any Investment Property or other Collateral in which a security interest may be perfected by (or can be perfected only by) control under the Uniform Commercial Code.
     4.6 Equipment. Each Pledgor will, in accordance with sound business practices, maintain all material Equipment used by it in its business (other than obsolete Equipment or no longer useful or desirable) in good repair, working order and condition (normal wear and tear excepted) and from time to time make all necessary repairs and replacements thereof. No Pledgor shall knowingly permit any Equipment to become a Fixture to any real property (other than real property the fee interest in which is subject to a Mortgage in favor of the Administrative Agent).
     4.7 Inventory. Each Pledgor will, in accordance with sound business practices, maintain all Inventory held by it or on its behalf in good saleable or useable condition. Unless notified otherwise by the Administrative Agent in accordance with the terms hereof, each Pledgor may, in accordance with the Credit Agreement and the other Credit Documents, process, use and sell its Inventory.

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     4.8 Intellectual Property.
     (a) Each applicable Pledgor will, at its own expense, execute and deliver to the Administrative Agent on the Closing Date fully completed assignments in the forms of Exhibits A and B, as applicable, for recordation in the U.S. Copyright Office or the U.S. Patent and Trademark Office with regard to any Copyright Collateral, Patent Collateral or Trademark Collateral, as the case may be, described in Annex D, E or F hereto. In the event that after the date hereof any Pledgor shall acquire any registered Copyright, Patent or Trademark, or effect any registration of any Copyright, Patent or Trademark or file any application for registration thereof, whether within the United States or any other country or jurisdiction, such Pledgor shall promptly furnish written notice thereof to the Administrative Agent together with information sufficient to permit the Administrative Agent, upon its receipt of such notice, to (and each Pledgor hereby authorizes the Administrative Agent to) modify this Agreement, as appropriate, by amending Annexes D, E and F hereto or to add additional exhibits hereto to include any Copyright, Patent or Trademark that becomes part of the Collateral under this Agreement, and such Pledgor shall additionally, at its own expense, execute and deliver to the Administrative Agent, as promptly as possible (but in any event within 15 days) after the date of such acquisition, registration or application, as applicable, with regard to United States Patents, Trademarks and Copyrights, fully completed assignments in the forms of Exhibits A and B, as applicable, for recordation in the U.S. Copyright Office or the U.S. Patent and Trademark Office as more fully described hereinabove, together in all instances with any other agreements, instruments and documents that the Administrative Agent may reasonably request from time to time to further effect and confirm the assignment and security interest created by this Agreement in such Copyrights, Patents and Trademarks, and each Pledgor hereby appoints the Administrative Agent its attorney-in-fact to execute, deliver and record any and all such agreements, instruments and documents for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed and such power, being coupled with an interest, shall be irrevocable for so long as this Agreement shall be in effect with respect to such Pledgor.
     (b) Each Pledgor (either itself or through its licensees or its sublicensees) will, for each Trademark that is material to the conduct of its business, use its best efforts to (i) maintain such Trademark in full force and effect, free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal registration to the extent required by applicable law and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third-party rights.
     (c) Each Pledgor (either itself or through its licensees or sublicensees) will refrain from committing any act, or omitting any act, whereby any Patent that is material to the conduct of such Pledgor’s business may become invalidated or dedicated to the public, and shall continue to mark any products covered by a Patent with the relevant patent number as required by applicable patent laws.
     (d) Each Pledgor (either itself or through its licensees or sublicensees) will, for each work covered by a Copyright that is material to the conduct of its business or the failure to maintain would have, individually or in aggregate, a Material Adverse Effect, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as required under applicable copyright laws.

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     (e) Each Pledgor shall notify the Administrative Agent immediately if it knows or has reason to know that any Patent, Trademark or Copyright may become abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the U.S. Patent and Trademark Office, U.S. Copyright Office or any court) regarding such Pledgor’s ownership of any Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same, to the extent that any of the foregoing is likely to result in, individually or in the aggregate, a Material Adverse Effect.
     (f) Each Pledgor will take all necessary steps that are consistent with the practice in any proceeding before the U.S. Patent and Trademark Office, U.S. Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each application relating to any Patents, Trademarks or Copyrights (and to obtain the relevant grant or registration) and to maintain each registration of any Patents, Trademarks and Copyrights material to the conduct of such Pledgor’s business, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and maintenance fees, and, if consistent with sound business judgment, to initiate opposition, interference and cancellation proceedings against third parties.
     (g) In the event that any Collateral consisting of a Patent, Trademark or Copyright is believed infringed, misappropriated or diluted by a third party to the extent that such infringement, misappropriation or dilution is reasonably expected to cause, individually or in the aggregate, a Material Adverse Effect, such Pledgor shall notify the Administrative Agent promptly after it learns thereof and shall, if consistent with sound business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Collateral.
     (h) Upon the occurrence and during the continuance of any Event of Default, if required by the Required Lenders, each Pledgor shall use its reasonable best efforts to obtain all requisite consents or approvals from the licensor of each License included within the Copyright Collateral, Patent Collateral or Trademark Collateral to effect the assignment of all of such Pledgor’s right, title and interest thereunder to the Administrative Agent or its designee.
     4.9 Mobile Goods. Upon the request of the Administrative Agent at any time, whether or not an Event of Default shall have occurred and be continuing, each Pledgor will deliver to the Administrative Agent originals of the certificates of title or ownership, if any, for all Mobile Goods owned by it, together (in the case of motor vehicles) with the manufacturer’s statement of origin, if any, with the Administrative Agent listed as lienholder and odometer statements and together in all other cases with appropriate instruments or certificates of transfer and delivery, duly completed and executed, and will take such other action as the Administrative Agent may deem necessary to perfect the security interest created by this Agreement in all such Mobile Goods.

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     4.10 Deposit Accounts. Each Pledgor agrees that, unless the Administrative Agent consents otherwise in writing, (i) it will not open or maintain any Deposit Account in excess of $1,000,000 (other than Deposit Accounts used exclusively for payroll purposes) except with the Administrative Agent or with another bank or financial institution that has executed and delivered to the Administrative Agent a control agreement with respect to such Deposit Account in form and substance reasonably satisfactory to the Administrative Agent, (ii) it will use its best efforts to obtain control agreements with respect to all Deposit Accounts opened or maintained with a bank or financial institution other than the Administrative Agent within 90 days of the date hereof or, with respect to Deposit Accounts opened with a bank or financial institution other than the Administrative Agent after the date hereof, within 90 days of the opening of such Deposit Account.
     4.11 Securities and Commodity Accounts. Each Pledgor agrees that, unless the Administrative Agent consents otherwise in writing, (i) it will not open or maintain any Securities Account or Commodity Account unless the Administrative Agent is the entitlement holder or Commodity Intermediary or unless the Securities Intermediary or Commodity Intermediary (as applicable) has executed and delivered to the Administrative Agent a control agreement with respect to such Securities Account or Commodity Account in form and substance reasonably satisfactory to the Administrative Agent, and (ii) in the event any Pledgor opens any Securities Account or Commodity Account not already listed on Annex H, such Pledgor shall (in addition to complying with the other requirements of this Section) promptly furnish written notice thereof to the Administrative Agent together with information sufficient to permit the Administrative Agent, upon its receipt of such notice, to (and each Pledgor hereby authorizes the Administrative Agent to) modify this Agreement, as appropriate, by amending Annex H to include such information.
     4.12 Collateral in Possession of Third Party. Without limiting the generality of any other provision of this Agreement, each Pledgor agrees that it shall not permit any Collateral with an aggregate book value in excess of $1,500,000 to be in the possession of any bailee, warehouseman, agent, processor or other third party at any time unless such bailee or other Person shall have been notified of the security interest created by this Agreement (or, if required under applicable law in order to perfect the Administrative Agent’s security interest in such Collateral, such bailee or other Person shall have acknowledged to the Administrative Agent in writing that it is holding such Collateral for the benefit of the Administrative Agent and subject to such security interest and to the instructions of the Administrative Agent) and such Pledgor shall have exercised its reasonable best efforts to obtain from such bailee or other Person, at such Pledgor’s sole cost and expense, the written acknowledgement described above (if not already required by applicable law to perfect the Administrative Agent’s security interest) and agreement to waive and release any Lien (whether arising by operation of law or otherwise) it may have with respect to such Collateral, such agreement to be in form and substance reasonably satisfactory to the Administrative Agent.
     4.13 Commercial Tort Claims. Each Pledgor agrees that it will, promptly upon becoming aware of any Commercial Tort Claim in its favor, furnish to the Administrative Agent a description thereof meeting the requirements of Section 9-108(e) of the Uniform Commercial Code, execute and deliver such documents, financing statements and other instruments, and take such other action, as the Administrative Agent may reasonably request in order to include such Commercial Tort Claim as Collateral hereunder and to perfect the security interest of the Administrative Agent therein.

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     4.14 Protection of Security Interest. Each Pledgor agrees that it will, at its own cost and expense, take any and all actions necessary in its reasonable business judgment or reasonably deemed necessary by the Administrative Agent to warrant and defend the right, title and interest of the Secured Parties in and to the Collateral against the claims and demands of all other Persons.
ARTICLE V
CERTAIN PROVISIONS RELATING TO PLEDGED INTERESTS
     5.1 After-Acquired Equity Interests; Ownership.
     (a) If any Pledgor shall, at any time and from time to time after the date hereof, acquire any additional capital stock or other Pledged Interests in any Person of the types described in the definition of the term “Pledged Interests,” the same shall be automatically deemed to be Pledged Interests hereunder, and to be pledged to the Administrative Agent pursuant to Section 2.1 (subject, in the case of Pledged Interests in Foreign Subsidiaries, to the limitation set forth in the proviso in Section 2.1(xviii), and such Pledgor will forthwith pledge and deposit the same with the Administrative Agent and deliver to the Administrative Agent any certificates therefor, together with undated stock powers or other necessary instruments of transfer or assignment, duly executed in blank and in form and substance reasonably satisfactory to the Administrative Agent, together with such other certificates and instruments as the Administrative Agent may reasonably request (including Uniform Commercial Code financing statements or appropriate amendments thereto), and will promptly thereafter deliver to the Administrative Agent a fully completed and duly executed amendment to this Agreement in the form of Exhibit D (each, a “Pledge Amendment”) in respect thereof. Each Pledgor hereby authorizes the Administrative Agent to attach each such Pledge Amendment to this Agreement, and agrees that all such Collateral listed on any Pledge Amendment shall for all purposes be deemed Collateral hereunder and shall be subject to the provisions hereof; provided that the failure of any Pledgor to execute and deliver any Pledge Amendment with respect to any such additional Collateral as required hereinabove shall not impair the security interest of the Administrative Agent in such Collateral or otherwise adversely affect the rights and remedies of the Administrative Agent hereunder with respect thereto.
     (b) If any Pledged Interests (whether now owned or hereafter acquired) included in the Collateral are “uncertificated securities” within the meaning of the Uniform Commercial Code or are otherwise not evidenced by any certificate or instrument (unless not constituting a “security” under Article 8 of the Uniform Commercial Code), each applicable Pledgor will (i) promptly notify the Administrative Agent thereof and will promptly take and cause to be taken, (ii) will (if the issuer of such uncertificated securities is a Person other than a Subsidiary of the Borrower) use commercially reasonable efforts to cause the issuer to take, all actions required under Articles 8 and 9 of the Uniform Commercial Code and any other applicable law, to enable the Administrative Agent to acquire “control” of such uncertificated securities (within the meaning of such term under Section 8-106 (or its successor provision) of the Uniform Commercial Code) and as may be otherwise necessary to perfect the security interest of the Administrative Agent therein, and (iii) will not, except at the request of the Administrative Agent, cause such Pledged Interest to become certificated.

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     (c) If any Pledged Interests (whether now owned or hereafter acquired) are not “securities” under Article 8 of the Uniform Commercial Code, the Borrower will not, and will not permit any of its Subsidiaries to, take any action to cause the issuer of such Pledged Interests to “opt-in” to Article 8 of the Uniform Commercial Code unless the Administrative Agent shall have given its prior written consent.
     (d) Except to the extent otherwise expressly permitted by or pursuant to the Credit Agreement, the Pledgors will cause the Pledged Interests in each issuer pledged hereunder to constitute at all times 100% of the capital stock or other Pledged Interests in such issuer, such that the issuer shall be a direct or indirect Wholly Owned Subsidiary of the Borrower (subject, in the case of Pledged Interests in Foreign Subsidiaries, to the limitation set forth in the proviso in Section 2.1(xviii), and unless the Administrative Agent shall have given its prior written consent or except as may be expressly permitted by the Credit Agreement, no Pledgor will cause or permit any such issuer to issue or sell any new capital stock, any warrants, options or rights to acquire the same, or other Pledged Interests of any nature to any Person other than such Pledgor, or cause, permit or consent to the admission of any other Person as a stockholder, partner or member of any such issuer.
     5.2 Voting Rights. So long as no Event of Default shall have occurred and be continuing, each Pledgor shall be entitled to exercise all voting and other consensual rights pertaining to its Pledged Interests (subject to its obligations under Section 5.1(a)), and for that purpose the Administrative Agent will execute and deliver or cause to be executed and delivered to each applicable Pledgor all such proxies and other instruments as such Pledgor may reasonably request in writing to enable such Pledgor to exercise such voting and other consensual rights; provided, however, that no Pledgor will cast any vote, give any consent, waiver or ratification, or take or fail to take any action, in any manner that would, or could reasonably be expected to, violate or be inconsistent with any of the terms of this Agreement, the Credit Agreement or any other Credit Document or have the effect of materially and adversely impairing the position or interests of the Secured Parties.
     5.3 Dividends and Other Distributions. So long as no Event of Default shall have occurred and be continuing (or would occur as a result thereof), and except as provided otherwise herein, all interest, income, dividends, distributions and other amounts payable in cash in respect of the Pledged Interests may be paid to and retained by the Pledgors; provided, however, that all such interest, income, dividends, distributions and other amounts shall, at all times after the occurrence and during the continuance of an Event of Default, be paid to the Administrative Agent and retained by it as part of the Collateral (except to the extent applied upon receipt to the repayment of the Secured Obligations). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this Section shall be retained by the Administrative Agent in a Collateral Account (as hereinafter defined) upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 6.2. The Administrative Agent shall, within five (5) Business Days after all Events of Default have been cured or waived, repay to each applicable Pledgor all cash interest, income, dividends, distributions and other amounts that such Pledgor would otherwise be permitted to retain pursuant to the provisions of this Section and that remain in such Collateral Account.

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ARTICLE VI
REMEDIES
     6.1 Remedies. If an Event of Default shall have occurred and be continuing, the Administrative Agent, at the direction or with the consent of, the Required Lenders, shall be entitled to exercise in respect of the Collateral all of its rights, powers and remedies provided for herein or otherwise available to it under any other Credit Document, by law, in equity or otherwise, including all rights and remedies of a secured party under the Uniform Commercial Code, and shall be entitled in particular, but without limitation of the foregoing, to exercise the following rights, which each Pledgor agrees to be commercially reasonable:
     (a) To notify any or all account debtors or obligors under any Accounts, Contracts or other Collateral of the security interest in favor of the Administrative Agent created hereby and to direct all such Persons to make payments of all amounts due thereon or thereunder directly to the Administrative Agent or to an account designated by the Administrative Agent; and in such instance and from and after such notice, all amounts and Proceeds (including wire transfers, checks and other Instruments) received by any Pledgor in respect of any Accounts, Contracts or other Collateral shall be received in trust for the benefit of the Administrative Agent hereunder, shall be segregated from the other funds of such Pledgor and shall be forthwith deposited into such account or paid over or delivered to the Administrative Agent in the same form as so received (with any necessary endorsements or assignments), to be held as Collateral and applied to the Secured Obligations as provided herein; and by this provision, each Pledgor irrevocably authorizes and directs each Person who is or shall be a party to or liable for the performance of any Contract, upon receipt of notice from the Administrative Agent to the effect that an Event of Default has occurred and is continuing, to attorn to or otherwise recognize the Administrative Agent as owner under such Contract and to pay, observe and otherwise perform the obligations under such Contract to or for the Administrative Agent or the Administrative Agent’s designee as though the Administrative Agent or such designee were such Pledgor named therein, and to do so until otherwise notified by the Administrative Agent;
     (b) To take possession of, receive, endorse, assign and deliver, in its own name or in the name of any Pledgor, all checks, notes, drafts and other Instruments relating to any Collateral, including receiving, opening and properly disposing of all mail addressed to any Pledgor concerning Accounts and other Collateral; to verify with account debtors or other contract parties the validity, amount or any other matter relating to any Accounts or other Collateral, in its own name or in the name of any Pledgor; to accelerate any indebtedness or other obligation constituting Collateral that may be accelerated in accordance with its terms; to take or bring all actions and suits deemed necessary or appropriate to effect collections and to enforce payment of any Accounts or other Collateral; to settle, compromise or release in whole or in part any amounts owing on Accounts or other Collateral; and to extend the time of payment of any and all Accounts or other amounts owing under any Collateral and to make allowances and adjustments with respect thereto, all in the same manner and to the same extent as any Pledgor might have done;

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     (c) To notify any or all depository institutions with which any Deposit Accounts are maintained and which Deposit Accounts are subject to Control in favor of the Administrative Agent to remit and transfer all monies, securities and other property on deposit in such Deposit Accounts or deposited or received for deposit thereafter to the Administrative Agent, for deposit in a Collateral Account or such other accounts as may be designated by the Administrative Agent, for application to the Secured Obligations as provided herein;
     (d) To transfer to or register in its name or the name of any of its Administrative Agents or nominees all or any part of the Collateral, without notice to any Pledgor and with or without disclosing that such Collateral is subject to the security interest created hereunder;
     (e) To require any Pledgor to, and each Pledgor hereby agrees that it will at its expense and upon request of the Administrative Agent forthwith, assemble all or any part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place designated by the Administrative Agent;
     (f) To enter and remain upon the premises of any Pledgor and take possession of all or any part of the Collateral, with or without judicial process; to use the materials, services, books and records of any Pledgor for the purpose of liquidating or collecting the Collateral, whether by foreclosure, auction or otherwise; and to remove the same to the premises of the Administrative Agent or any designated agent for such time as the Administrative Agent may desire, in order to effectively collect or liquidate the Collateral;
     (g) To exercise (i) all voting, consensual and other rights and powers pertaining to the Pledged Interests (whether or not transferred into the name of the Administrative Agent), at any meeting of shareholders, partners, members or otherwise, and (ii) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to the Pledged Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Interests upon the merger, consolidation, reorganization, reclassification, combination of shares or interests, similar rearrangement or other similar fundamental change in the structure of the applicable issuer, or upon the exercise by any Pledgor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Interests), and in connection therewith, the right to deposit and deliver any and all of the Pledged Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine, and give all consents, waivers and ratifications in respect of the Pledged Interests, all without liability except to account for any property actually received by it, but the Administrative Agent shall have no duty to exercise any such right, privilege or option or give any such consent, waiver or ratification and shall not be responsible for any failure to do so or delay in so doing; and for the foregoing purposes each Pledgor will promptly execute and deliver or cause to be executed and delivered to the Administrative Agent, upon request, all such proxies and other instruments as the Administrative Agent may reasonably request to enable the Administrative Agent to exercise such rights and powers; AND IN FURTHERANCE OF THE FOREGOING AND WITHOUT LIMITATION THEREOF, EACH PLEDGOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE AGENT AS THE TRUE AND LAWFUL PROXY AND ATTORNEY-IN-FACT OF SUCH PLEDGOR, WITH FULL POWER OF SUBSTITUTION IN THE PREMISES, TO EXERCISE ALL SUCH VOTING, CONSENSUAL AND OTHER RIGHTS AND POWERS TO WHICH ANY HOLDER OF ANY PLEDGED INTERESTS WOULD BE ENTITLED BY VIRTUE OF HOLDING THE SAME, WHICH PROXY AND POWER OF ATTORNEY, BEING COUPLED WITH AN INTEREST, IS IRREVOCABLE AND SHALL BE EFFECTIVE FOR SO LONG AS THIS AGREEMENT SHALL BE IN EFFECT; and

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     (h) To sell, resell, assign and deliver, in its sole discretion, all or any of the Collateral, in one or more parcels, on any securities exchange on which any Pledged Interests may be listed, at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, upon credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Administrative Agent may deem satisfactory. If any of the Collateral is sold by the Administrative Agent upon credit or for future delivery, the Administrative Agent shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, the Administrative Agent may resell such Collateral. In no event shall any Pledgor be credited with any part of the Proceeds of sale of any Collateral until and to the extent cash payment in respect thereof has actually been received by the Administrative Agent. Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right of whatsoever kind, including any equity or right of redemption of any Pledgor, and each Pledgor hereby expressly waives all rights of redemption, stay or appraisal, and all rights to require the Administrative Agent to marshal any assets in favor of such Pledgor or any other party or against or in payment of any or all of the Secured Obligations, that it has or may have under any rule of law or statute now existing or hereafter adopted. No demand, presentment, protest, advertisement or notice of any kind (except any notice required by law, as referred to below), all of which are hereby expressly waived by each Pledgor, shall be required in connection with any sale or other disposition of any part of the Collateral. If any notice of a proposed sale or other disposition of any part of the Collateral shall be required under applicable law, the Administrative Agent shall give the applicable Pledgor at least ten (10) days’ prior notice of the time and place of any public sale and of the time after which any private sale or other disposition is to be made, which notice each Pledgor agrees is commercially reasonable. The Administrative Agent shall not be obligated to make any sale of Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each public sale and, to the extent permitted by applicable law, upon each private sale, the Administrative Agent may purchase all or any of the Collateral being sold, free from any equity, right of redemption or other claim or demand, and may make payment therefor by endorsement and application (without recourse) of the Secured Obligations in lieu of cash as a credit on account of the purchase price for such Collateral.
     6.2 Application of Proceeds.
     (a) All Proceeds collected by the Administrative Agent upon any sale, other disposition of or realization upon any of the Collateral, together with all other moneys received by the Administrative Agent hereunder, shall be applied in accordance with the provisions of Section 2.12 of the Credit Agreement. For purposes of applying amounts in accordance with this Section, the Administrative Agent shall be entitled to rely upon any Secured Party that has entered into a Permitted Hedge Agreement with the Borrower for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Secured Obligations owed to such Secured Party under any such Permitted Hedge Agreement. Unless it has actual knowledge (including by way of written notice from any such Secured Party) to the contrary, the Administrative Agent, in acting hereunder, shall be entitled to assume that no Permitted Hedge Agreements or Secured Obligations in respect thereof are in existence between any Secured Party and the Borrower. If any Lender or Affiliate thereof that is a party to a Permitted Hedge Agreement with the Borrower (the obligations of the Borrower under which are Secured Obligations) ceases to be a Lender or Affiliate thereof, such former Lender or Affiliate thereof shall nevertheless continue to be a Secured Party hereunder with respect to the Secured Obligations under such Permitted Hedge Agreement.

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     (b) In the event that the proceeds of any such sale, disposition or realization are insufficient to pay all amounts to which the Secured Parties are legally entitled, the Pledgors shall be jointly and severally liable for the deficiency, together with interest thereon at the highest rate specified in any applicable Credit Document for interest on overdue principal or such other rate as shall be fixed by applicable law, together with the costs of collection and all other fees, costs and expenses payable hereunder.
     (c) Upon any sale of any Collateral hereunder by the Administrative Agent (whether by virtue of the power of sale herein granted, pursuant to judicial proceeding, or otherwise), the receipt of the Administrative Agent or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.
     6.3 Collateral Accounts. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to cause to be established and maintained, at its principal office or such other location or locations as it may establish from time to time in its discretion, one or more accounts (collectively, “Collateral Accounts”) for the collection of cash Proceeds of the Collateral. Such Proceeds, when deposited, shall continue to constitute Collateral for the Secured Obligations and shall not constitute payment thereof until applied as herein provided. The Administrative Agent shall have sole dominion and control over all funds deposited in any Collateral Account, and such funds may be withdrawn therefrom only by the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to (and, if directed by the Required Lenders pursuant to the Credit Agreement, shall) apply amounts held in the Collateral Accounts in payment of the Secured Obligations in the manner provided for in Section 6.2.
     6.4 Grant of License. Each Pledgor hereby grants to the Administrative Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Pledgor) to use, license or sublicense any Patent Collateral, Trademark Collateral or Copyright Collateral now owned or licensed or hereafter acquired or licensed by such Pledgor, wherever the same may be located throughout the world, for such term or terms, on such conditions and in such manner as the Administrative Agent shall determine, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license or sublicense by the Administrative Agent shall be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon each applicable Pledgor notwithstanding any subsequent cure of an Event of Default.

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     6.5 Private Sales.
     (a) Each Pledgor recognizes that the Administrative Agent may be compelled, at any time after the occurrence and during the continuance of an Event of Default, to conduct any sale of all or any part of the Pledged Interests without registering or qualifying such Pledged Interests under the Securities Act of 1933, as amended (the “Securities Act”), and/or any applicable state securities laws in effect at such time. Each Pledgor acknowledges that any such private sales may be made in such manner and under such circumstances as the Administrative Agent may deem necessary or advisable in its sole and absolute discretion, including at prices and on terms that might be less favorable than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such sale shall not be deemed not to have been made in a commercially reasonable manner solely because it was conducted as a private sale, and agrees that the Administrative Agent shall have no obligation to conduct any public sales and no obligation to delay the sale of any Pledged Interests for the period of time necessary to permit its registration for public sale under the Securities Act and applicable state securities laws, and shall not have any responsibility or liability as a result of its election so not to conduct any such public sales or delay the sale of any Pledged Interests, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until after such registration. Each Pledgor hereby waives any claims against the Administrative Agent or any other Secured Party arising by reason of the fact that the price at which any Pledged Interests may have been sold at any private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Administrative Agent accepts the first offer received and does not offer such Pledged Interests to more than one offeree.
     (b) Each Pledgor agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Pledgors.
     6.6 The Pledgors Remain Liable. Notwithstanding anything herein to the contrary, (i) the Administrative Agent shall not have any duty, obligation or liability by reason of this Agreement under any Contract to which any Pledgor is a party, and Pledgor shall retain all of its duties and obligations under all Contracts to which it is a party included within the Collateral (including, without limitation, all Ownership Agreements) to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent of any of its rights or remedies hereunder shall not release any Pledgor from any of its obligations under any of such Contracts, and (iii) except as specifically provided for hereinbelow, the Administrative Agent shall not be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

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     The powers, rights and remedies conferred on the Administrative Agent hereunder are solely to protect its interest and privilege in such Contracts, as Collateral, and shall not impose any duty upon it to exercise any such powers, rights or remedies.
     6.7 Waivers. Each Pledgor, to the greatest extent not prohibited by applicable law, hereby (i) agrees that it will not invoke, claim or assert the benefit of any rule of law or statute now or hereafter in effect (including, without limitation, any right to prior notice or judicial hearing in connection with the Administrative Agent’s possession, custody or disposition of any Collateral or any appraisal, valuation, stay, extension, moratorium or redemption law), or take or omit to take any other action, that would or could reasonably be expected to have the effect of delaying, impeding or preventing the exercise of any rights and remedies in respect of the Collateral, the absolute sale of any of the Collateral or the possession thereof by any purchaser at any sale thereof, and waives the benefit of all such laws and further agrees that it will not hinder, delay or impede the execution of any power granted hereunder to the Administrative Agent, but that it will permit the execution of every such power as though no such laws were in effect, (ii) waives all rights that it has or may have under any rule of law or statute now existing or hereafter adopted to require the Administrative Agent to marshal any Collateral or other assets in favor of such Pledgor or any other party or against or in payment of any or all of the Secured Obligations, and (iii) waives all rights that it has or may have under any rule of law or statute now existing or hereafter adopted to demand, presentment, protest, advertisement or notice of any kind (except notices expressly provided for herein). In addition, each Pledgor waives any and all rights of contribution or subrogation upon the sale or disposition of all or any portion of the Collateral by the Administrative Agent to the extent set forth in the Credit Agreement and the Guaranty.
ARTICLE VII
THE ADMINISTRATIVE AGENT
     7.1 The Administrative Agent; Standard of Care. The Administrative Agent will hold all items of the Collateral at any time received under this Agreement in accordance with the provisions hereof. The obligations of the Administrative Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement and the other Credit Documents, are only those expressly set forth in this Agreement and the other Credit Documents. The Administrative Agent shall act hereunder at the direction, or with the consent, of the Required Lenders on the terms and conditions set forth in the Credit Agreement. The powers conferred on the Administrative Agent hereunder are solely to protect its interest, on behalf of the Secured Parties, in the Collateral, and shall not impose any duty upon it to exercise any such powers. Except for treatment of the Collateral in its possession in a manner substantially equivalent to that which the Administrative Agent, in its individual capacity, accords its own property of a similar nature, and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to the Collateral. Neither the Administrative Agent nor any other Secured Party shall be liable to any Pledgor (i) for any loss or damage sustained by such Pledgor, or (ii) for any loss, damage, depreciation or other diminution in the value of any of the Collateral that may occur as a result of or in connection with or that is in any way related to any exercise by the Administrative Agent or any other Secured Party of any right or remedy under this Agreement, any failure to demand, collect or realize upon any of the Collateral or any delay in doing so, or any other act or failure to act on the part of the Administrative Agent or any other Secured Party, except to the extent that the same is caused by its own gross negligence or willful misconduct.

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     7.2 Further Assurances; Attorney-in-Fact.
     (a) Each Pledgor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Pledgor or words of similar effect, regardless of whether any particular asset included within the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of any such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by Part 5 of Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment.
     (b) Each Pledgor agrees that it will do such further acts and things (including, without limitation, making any notice filings with state tax or revenue authorities required to be made by account creditors in order to enforce any Accounts in such state) and to execute and deliver to the Administrative Agent such additional conveyances, assignments, agreements and instruments as the Administrative Agent may reasonably require or deem advisable to perfect, establish, confirm and maintain the security interest and Lien provided for herein, to carry out the purposes of this Agreement or to further assure and confirm unto the Administrative Agent its rights, powers and remedies hereunder.
     (c) Each Pledgor hereby irrevocably appoints the Administrative Agent its lawful attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor, the Administrative Agent or otherwise, and with full power of substitution in the premises (which power of attorney, being coupled with an interest, is irrevocable for so long as this Agreement shall be in effect), from time to time in the Administrative Agent’s discretion after the occurrence and during the continuance of an Event of Default (except for the actions described in clause (i) below, which may be taken by the Administrative Agent without regard to whether an Event of Default has occurred) to take any action and to execute any instruments that the Administrative Agent may deem necessary or advisable to accomplish the purpose of this Agreement, including, without limitation:
     (i) to sign the name of such Pledgor on any financing statement, continuation statement, notice or other similar document that, in the Administrative Agent’s opinion, should be made or filed in order to perfect or continue perfected the security interest granted under this Agreement (including, without limitation, any title or ownership applications for filing with applicable state agencies to enable any motor vehicles now or hereafter owned by such Pledgor to be retitled and the Administrative Agent listed as lienholder thereon);
     (ii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

24

     (iii) to receive, endorse and collect any checks, drafts, Instruments, Chattel Paper and other orders for the payment of money made payable to such Pledgor representing any interest, income, dividend, distribution or other amount payable in respect of any of the Collateral and to give full discharge for the same;
     (iv) to obtain, maintain and adjust any property or casualty insurance required to be maintained by such Pledgor under Section 6.7 of the Credit Agreement and direct the payment of proceeds thereof to the Administrative Agent;
     (v) to pay or discharge taxes, Liens or other encumbrances levied or placed on or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Administrative Agent in its sole discretion, any such payments made by the Administrative Agent to become Secured Obligations of the Pledgors to the Administrative Agent, due and payable immediately and without demand;
     (vi) to file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or advisable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral; and
     (vii) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with any and all of the Collateral as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes, and to do from time to time, at the Administrative Agent’s option and the Pledgors’ expense, all other acts and things deemed necessary by the Administrative Agent to protect, preserve or realize upon the Collateral and to more completely carry out the purposes of this Agreement.
     (d) If any Pledgor fails to perform any covenant or agreement contained in this Agreement after written request to do so by the Administrative Agent (provided that no such request shall be necessary at any time after the occurrence and during the continuance of an Event of Default), the Administrative Agent may itself perform, or cause the performance of, such covenant or agreement and may take any other action that it deems necessary and appropriate for the maintenance and preservation of the Collateral or its security interest therein, and the reasonable expenses so incurred in connection therewith shall be payable by the Pledgors under Section 8.1.
ARTICLE VIII
MISCELLANEOUS
     8.1 Indemnity and Expenses. The Pledgors agree jointly and severally:
     (a) To indemnify and hold harmless the Administrative Agent, each other Secured Party and each of their respective directors, officers, employees, agents and affiliates from and against any and all claims, damages, demands, losses, obligations, judgments and liabilities (including, without limitation, reasonable attorneys’ fees and expenses) in any way arising out of or in connection with this Agreement and the transactions contemplated hereby, except to the extent the same shall arise as a result of the gross negligence or willful misconduct of the party seeking to be indemnified; and

25

     (b) To pay the reasonable fees and expenses of counsel to the Administrative Agent and to reimburse the Administrative Agent upon demand for all reasonable costs and expenses incurred by it, in each case in connection with (i) the creation, perfection and maintenance of the perfection of the Administrative Agent’s Liens upon the Collateral, including, without limitation, Lien search, filing and recording fees, (ii) the custody, use or preservation of, or the sale of, collection from or other realization upon, any of the Collateral, including the reasonable expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, (iii) the exercise or enforcement of any rights or remedies granted hereunder, under any of the other Credit Documents or otherwise available to it (whether at law, in equity or otherwise), or (iv) the failure by any Pledgor to perform or observe any of the provisions hereof. The provisions of this Section shall survive the execution and delivery of this Agreement, the repayment of any of the Secured Obligations, the termination of the Commitments and the termination or expiration of all Letters of Credit under the Credit Agreement, the termination of this Agreement or any other Credit Document, and the termination of, and settlement of the Borrower’s obligations under, any Permitted Hedge Agreement to which any Hedge Party is a party.
     8.2 No Waiver. The rights and remedies of the Secured Parties expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of any Secured Party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between the Pledgors and the Secured Parties or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon any Pledgor in any case shall entitle such Pledgor or any other Pledgor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of any Secured Party to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.
     8.3 Enforcement. By its acceptance of the benefits of this Agreement, each Lender agrees that this Agreement may be enforced only by the Administrative Agent, acting upon the instructions or with the consent of the Required Lenders as provided for in the Credit Agreement, and that no Lender shall have any right individually to enforce or seek to enforce this Agreement or to realize upon any Collateral or other security given to secure the payment and performance of the Secured Obligations.
     8.4 Amendments, Waivers, etc. No amendment, modification, waiver, discharge or termination of, or consent to any departure by any Pledgor from, any provision of this Agreement, shall be effective unless in a writing signed by the Administrative Agent and such of the Lenders as may be required under the provisions of the Credit Agreement to concur in the action then being taken, and then the same shall be effective only in the specific instance and for the specific purpose for which given.

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     8.5 Continuing Security Interest; Term; Successors and Assigns; Assignment; Termination and Release; Survival. This Agreement shall create a continuing security interest in the Collateral and shall secure the payment and performance of all of the Secured Obligations as the same may arise and be outstanding at any time and from time to time from and after the date hereof, and shall (i) remain in full force and effect until the occurrence of the Termination Requirements (as hereinafter defined), (ii) be binding upon and enforceable against each Pledgor and its successors and assigns (provided, however, that no Pledgor may sell, assign or transfer any of its rights, interests, duties or obligations hereunder without the prior written consent of the Lenders) and (iii) inure to the benefit of and be enforceable by each Secured Party and its successors and assigns. Upon any sale or other disposition by any Pledgor of any Collateral in a transaction expressly permitted hereunder or under or pursuant to the Credit Agreement or any other applicable Credit Document, the Lien and security interest created by this Agreement in and upon such Collateral shall be automatically released, and upon the satisfaction of all of the Termination Requirements, this Agreement and the Lien and security interest created hereby shall terminate (provided that the provisions of Section 6.7 shall survive the termination of this Agreement); and in connection with any such release or termination, the Administrative Agent, at the request and expense of the applicable Pledgor, will execute and deliver to such Pledgor such documents and instruments evidencing such release or termination as such Pledgor may reasonably request and will assign, transfer and deliver to such Pledgor, without recourse and without representation or warranty, such of the Collateral as may then be in the possession of the Administrative Agent (or, in the case of any partial release of Collateral, such of the Collateral so being released as may be in its possession). All representations, warranties, covenants and agreements herein shall survive the execution and delivery of this Agreement and any Pledgor Accession. For purposes of this Agreement, “Termination Requirements” means (x) the payment in full in cash of the Secured Obligations (other than contingent and indemnification obligations not then due and payable), (y) the termination of the Commitments and the termination or expiration of all Letters of Credit under the Credit Agreement, and (z) the termination of, and settlement of all obligations of the Borrower under, each Permitted Hedge Agreement to which any Hedge Party is a party.
     8.6 Additional Pledgors. Each Pledgor recognizes that the provisions of the Credit Agreement require Persons that become Subsidiaries of the Borrower, and that are not already parties hereto, to execute and deliver a Pledgor Accession, whereupon each such Person shall become a Pledgor hereunder with the same force and effect as if originally a Pledgor hereunder on the date hereof, and agrees that its obligations hereunder shall not be discharged, limited or otherwise affected by reason of the same, or by reason of the Administrative Agent’s actions in effecting the same or in releasing any Pledgor hereunder, in each case without the necessity of giving notice to or obtaining the consent of such Pledgor or any other Pledgor.
     8.7 Notices. All notices and other communications provided for hereunder shall be given to the parties in the manner and subject to the other notice provisions set forth in the Credit Agreement and the Guaranty Agreement.

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     8.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina (without regard to the conflicts of law provisions thereof).
     8.9 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.
     8.10 Construction. The headings of the various sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.
     8.11 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
[The remainder of this page left blank intentionally.]

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their duly authorized officers as of the date first above written.

BORROWER: SWISHER HYGIENE INC.
By:	/s/
Hugh H. Cooper
Chief Financial Officer

PLEDGORS:

SWISHER INTERNATIONAL, INC.
HB SERVICE, LLC
SWISHER HYGIENE FRANCHISE CORP.
SWISHER PEST CONTROL CORP.
SWISHER MAID, INC.
SHFC FINANCE, LLC
SERVICE MINNEAPOLIS, LLC
SHFC OPERATIONS, LLC
EXPRESS RESTAURANT EQUIPMENT
     SERVICE, INC.
SERVICE ARKANSAS, LLC
SERVICE BALTIMORE, LLC
SERVICE BEVERLY HILLS, LLC
SERVICE BIRMINGHAM, LLC
SERVICE CALIFORNIA, LLC
SERVICE CAROLINA, LLC
SERVICE CENTRAL FL, LLC
SERVICE CHARLOTTE LLC
SERVICE CHATTANOOGA, LLC
SERVICE CINCINNATI, LLC

By:	/s/
Hugh H. Cooper
Chief Financial Officer

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Signature Page to Pledge and Security Agreement

SERVICE COLUMBIA, LLC
SERVICE COLUMBUS, LLC
SERVICE DC, LLC
SERVICE DENVER, LLC
SERVICE FLORIDA, LLC
SERVICE GAINESVILLE, LLC
SERVICE GOLD COAST, LLC
SERVICE GREENSBORO, LLC
SERVICE GREENVILLE, LLC
SERVICE GULF COAST, LLC
SERVICE HAWAII, LLC
SERVICE HOUSTON, LLC
SERVICE LAS VEGAS, LLC
SERVICE LOUISVILLE, LLC
SERVICE MEMPHIS, LLC
SERVICE MICHIGAN, LLC
SERVICE MIDATLANTIC, LLC
SERVICE MIDWEST, LLC
SERVICE NASHVILLE, LLC
SERVICE NEW ENGLAND, LLC
SERVICE NEW MEXICO, LLC
SERVICE NEW ORLEANS, LLC
SERVICE NORTH, LLC
SERVICE NORTH-CENTRAL, LLC
SERVICE OKLAHOMA CITY, LLC
SERVICE PHILADELPHIA, LLC
SERVICE PHOENIX, LLC
SERVICE PORTLAND, LLC
SERVICE RALEIGH, LLC
SERVICE SALT LAKE CITY, LLC
SERVICE SEATTLE, LLC
SERVICE SOUTH, LLC
SERVICE ST. LOUIS, LLC
SERVICE TALLAHASSEE, LLC
SERVICE TAMPA, LLC
SERVICE TRI-CITIES, LLC
SERVICE VIRGINIA, LLC

By:	/s/
Hugh H. Cooper
Chief Financial Officer

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Signature Page to Pledge and Security Agreement

SERVICE WEST COAST, LLC
SERVICE WESTERN PENNSYLVANIA, LLC
FOUR-STATE HYGIENE, INC.
INTEGRATED BRANDS INC.
ESKIMO PIE CORPORATION
CHOICE ENVIRONMENTAL SERVICES, INC.
CHOICE ENVIRONMENTAL SERVICES
     OF MIAMI, INC.
CHOICE ENVIRONMENTAL SERVICES
     OF BROWARD, INC.
CHOICE ENVIRONMENTAL SERVICES
     OF DADE COUNTY, INC.
CHOICE ENVIRONMENTAL SERVICES
     OF COLLIER, INC.
CHOICE RECYCLING SERVICES
     OF MIAMI, INC.
CHOICE ENVIRONMENTAL SERVICES
     OF ST. LUCIE, INC.
CHOICE RECYCLING SERVICES
     OF BROWARD, INC.
CHOICE ENVIRONMENTAL SERVICES
     OF LEE COUNTY, INC.
CHOICE ENVIRONMENTAL SERVICES
     OF HIGHLANDS COUNTY, INC.

By:	/s/
Hugh H. Cooper
Chief Financial Officer

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Signature Page to Pledge and Security Agreement

Accepted and agreed to:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:	/s/
Cavan H. Harris
Senior Vice President

Signature Page to Pledge and Security Agreement

ANNEX A
FILING LOCATIONS

Name of Pledgor	Filing Location
Secretary of State of
Secretary of State of
Secretary of State of
Secretary of State of

ANNEX B
JURISDICTION OF ORGANIZATION, CERTAIN LOCATIONS
     *The Chief Executive Office Address and the Location of Books and Records Related to Collateral for all entities listed on this Annex B is: 4725 Piedmont Row Dr., Suite 400, Charlotte, NC 28210

	Jurisdiction of					Trade/fictitious or prior	Names used in tax
	Incorporation/	Federal Tax	Org. ID number:			corporate names (last five	filings (last five
Exact Legal Name	Organization:	ID number:		Locations of Equipment or Inventory:	Other places of business:	years):	years):
Swisher Hygiene Inc.
[List Subsidiaries]

ANNEX C
PLEDGED INTERESTS

Percentage of
Outstanding
	Type of	Certificate	No. of shares	Interests
Name of Issuer	Interests	Number	(if applicable)	in Issuer

ANNEX D

COPYRIGHTS AND COPYRIGHT APPLICATIONS

Issue or
Pledgor	Application or Registration No.	Country	Filing Date

ANNEX E
PATENTS AND PATENT APPLICATIONS

	Application or			Issue or
Pledgor	Registration No.	Country	Inventor	Filing Date

ANNEX F
TRADEMARKS AND TRADEMARK APPLICATIONS

		Application or		Issue or
Pledgor	Mark	Registration No.	Country	Filing Date

ANNEX G
DEPOSIT ACCOUNTS

ANNEX H
SECURITIES ACCOUNTS

ANNEX I
COMMERCIAL TORT CLAIMS
[None.]

EXHIBIT A
GRANT OF SECURITY INTEREST
IN COPYRIGHTS
     WHEREAS, [NAME OF PLEDGOR] (the “Pledgor”) is the owner of the copyright applications and registrations listed on Schedule A attached hereto (all such copyrights, registrations and applications, collectively, the “Copyrights”); and
     WHEREAS, the Pledgor has entered into a Pledge and Security Agreement (as amended, modified, restated or supplemented from time to time, the “Security Agreement”), dated as of                      , 2011, in which the Pledgor has agreed with Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), with offices at 1525 W. W.T. Harris Blvd, Building 3A2, Mailcode NC 0680, Charlotte, North Carolina 28262, to execute this Assignment;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as security for the payment and performance of the Secured Obligations (as defined in the Security Agreement), the Pledgor does hereby grant to the Administrative Agent a security interest in all of its right, title and interest in and to the Copyrights, and the use thereof, together with all proceeds and products thereof. This Grant has been given in conjunction with the security interest granted to the Administrative Agent under the Security Agreement, and the provisions of this Grant are without prejudice to and in addition to the provisions of the Security Agreement, which are incorporated herein by this reference.

[NAME OF PLEDGOR]
By:	/s/
Title:

Schedule A
COPYRIGHTS AND COPYRIGHT APPLICATIONS

Registration or
Owner	Application or Registration No.	Country	Filing Date

EXHIBIT B
GRANT OF SECURITY INTEREST
IN PATENTS AND TRADEMARKS
     WHEREAS, [NAME OF PLEDGOR] (the “Pledgor”) is the owner of the trademark applications and registrations listed on Schedule A attached hereto, (all such trademarks, registrations and applications, collectively, the “Trademarks”) and is the owner of the patents and patent applications listed on Schedule A attached hereto (all such patents, registrations and applications, collectively, the “Patents”); and
     WHEREAS, the Pledgor has entered into a Pledge and Security Agreement (as amended, modified, restated or supplemented from time to time, the “Security Agreement”), dated as of                      , 2011, in which the Pledgor has agreed with Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), with offices at 1525 W. W.T. Harris Blvd, Building 3A2, Mailcode NC 0680, Charlotte, North Carolina 28262, to execute this Grant;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as security for the payment and performance of the Secured Obligations (as defined in the Security Agreement), the Pledgor does hereby grant to the Administrative Agent a security interest in all of its right, title and interest in and to the Trademarks and the Patents, and the use thereof, together with all proceeds and products thereof and the goodwill of the businesses symbolized by the Trademarks. This Grant has been given in conjunction with the security interest granted to the Administrative Agent under the Security Agreement, and the provisions of this Grant are without prejudice to and in addition to the provisions of the Security Agreement, which are incorporated herein by this reference.

[NAME OF PLEDGOR]
By:	/s/
Title:

Schedule A
TRADEMARKS AND TRADEMARK APPLICATIONS

		Application or		Issue or
Owner	Mark	Registration No.	Country	Filing Date

PATENTS AND PATENT APPLICATIONS

	Application or			Issue or
Owner	Registration No.	Country	Inventor	Filing Date

EXHIBIT C
FORM OF

PLEDGOR ACCESSION
     THIS PLEDGOR ACCESSION (this “Accession”), dated as of                ,      , is executed and delivered by [NAME OF NEW PLEDGOR], a                 corporation (the “New Pledgor”), in favor of Wells Fargo Bank, National Association, in its capacity as Administrative Agent under the Credit Agreement referred to hereinbelow (in such capacity, the “Administrative Agent”), pursuant to the Security Agreement referred to hereinbelow.
     Reference is made to the Credit Agreement, dated as of                , 2011, among Swisher Hygiene Inc. (the “Borrower”), the Lenders party thereto, and the Administrative Agent (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”). In connection with and as a condition to the initial and continued extensions of credit under the Credit Agreement, (i) certain subsidiaries of the Borrower, pursuant to a Guaranty Agreement, dated as of                , 2011 (as amended, modified, restated or supplemented from time to time, the “Guaranty Agreement”), have guaranteed the payment in full of the obligations of the Borrower under the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement), and (ii) the Borrower and certain of its subsidiaries, pursuant to a Pledge and Security Agreement, dated as of                , 2011 (as amended, modified, restated or supplemented from time to time, the “Security Agreement”), have granted in favor of the Administrative Agent a security interest in and Lien upon the Collateral described therein as security for their obligations under the Credit Agreement, the Guaranty Agreement and the other Credit Documents. Capitalized terms used herein without definition shall have the meanings given to them in the Security Agreement.
     The Borrower has agreed under the Credit Agreement to cause each of its future direct and indirect subsidiaries to become a party to the Guaranty Agreement as a guarantor thereunder and to the Security Agreement as a Pledgor thereunder. The New Pledgor is a direct or indirect subsidiary of the Borrower and, as required by the Credit Agreement, has become a guarantor under the Guaranty Agreement as of the date hereof. The New Pledgor will obtain benefits as a result of the continued extension of credit to the Borrower under the Credit Agreement, which benefits are hereby acknowledged, and, accordingly, desire to execute and deliver this Accession. Therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Lenders to continue to extend credit to the Borrower under the Credit Agreement, the New Pledgor hereby agrees as follows:
     1. The New Pledgor hereby joins in and agrees to be bound by each and all of the provisions of the Security Agreement as a Pledgor thereunder. In furtherance (and without limitation) of the foregoing, pursuant to Section 2.1 of the Security Agreement, and as security for all of the Secured Obligations, the New Pledgor hereby pledges, assigns and delivers to the Administrative Agent, for the ratable benefit of the Secured Parties, and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a Lien upon and security interest in, all of its right, title and interest in and to the Collateral as set forth in Section 2.1 of the Security Agreement, all on the terms and subject to the conditions set forth in the Security Agreement.

     2. The New Pledgor hereby represents and warrants that (i) Schedule 1 hereto sets forth all information required to be listed on Annexes A, B, C, D, E, F, G, H and I to the Security Agreement in order to make each representation and warranty contained in Sections 3.1 and 3.2 of the Security Agreement true and correct with respect to the New Pledgor as of the date hereof and after giving effect to this Accession and (ii) after giving effect to this Accession and to the incorporation into such Annexes, as applicable, of the information set forth in Schedule 1, each representation and warranty contained in Article III of the Security Agreement is true and correct with respect to the New Pledgor as of the date hereof, as if such representations and warranties were set forth at length herein.
     3. This Accession shall be a Credit Document (within the meaning of such term under the Credit Agreement), shall be binding upon and enforceable against the New Pledgor and its successors and assigns, and shall inure to the benefit of and be enforceable by each Secured Party and its successors and assigns. This Accession and its attachments are hereby incorporated into the Security Agreement and made a part thereof.

 2

     IN WITNESS WHEREOF, the New Pledgor has caused this Accession to be executed under seal by its duly authorized officer as of the date first above written.

[NAME OF NEW PLEDGOR]
By:	/s/
Title:

 3

Schedule 1
Information to be added to Annex A of the Security Agreement:
FILING LOCATIONS

Name of Pledgor	Filing Location
Secretary of State of
Information to be added to Annex B of the Security Agreement:
JURISDICTION OF ORGANIZATION, CERTAIN LOCATIONS
[Name of Pledgor:]

Jurisdiction of Incorporation/Organization:

Federal Tax ID no.:

Organizational ID no.:	[N/A]

Chief Executive Office Address:

Records Related to Collateral:

Locations of Equipment or Inventory:

Other places of business:

Trade/fictitious or prior corporate names (last five years):

Names used in tax filings (last five years):

 4

Information to be added to [Annexes C/D/E/F/G/H/I] of the Security Agreement:
[Complete as applicable]

 5

EXHIBIT D
PLEDGE AMENDMENT
     THIS PLEDGE AMENDMENT, dated as of                            ,                 , is delivered by [NAME OF PLEDGOR] (the “Pledgor”) pursuant to Section 5.1 of the Security Agreement referred to hereinbelow. The Pledgor hereby agrees that this Pledge Amendment may be attached to the Pledge and Security Agreement, dated as of                 , 2011, made by the Pledgor and certain other pledgors named therein in favor of Wells Fargo Bank, National Association, as Administrative Agent (as amended, modified, restated or supplemented from time to time, the “Security Agreement,” capitalized terms defined therein being used herein as therein defined), and that the Pledged Interests listed on Schedule 1 to this Pledge Amendment shall be deemed to be part of the Pledged Interests within the meaning of the Security Agreement and shall become part of the Collateral and shall secure all of the Secured Obligations as provided in the Security Agreement. This Pledge Amendment and its attachments are hereby incorporated into the Security Agreement and made a part thereof.

[NAME OF PLEDGOR]
By:	/s/
Title:

Schedule 1
PLEDGED INTERESTS

Percentage of
Outstanding
	Type of	Certificate	No. of shares	Interests
Name of Issuer	Interests	Number	(if applicable)	in Issuer

EXHIBIT F
GUARANTY AGREEMENT
     THIS GUARANTY AGREEMENT, dated as of the 30th day of March, 2011 (this “Guaranty”), is made by each of the undersigned Subsidiaries of SWISHER HYGIENE INC., a Delaware corporation (the “Borrower”), and each other Subsidiary of the Borrower that, after the date hereof, executes an instrument of accession hereto substantially in the form of Exhibit A (a “Guarantor Accession”; the undersigned and such other Subsidiaries of the Borrower, collectively, the “Guarantors”), in favor of the Guaranteed Parties (as hereinafter defined). Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement referred to below.
RECITALS
     A. The Borrower, certain Lenders, and Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), are parties to a Credit Agreement, dated as of March 30, 2011 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), providing for the availability of certain credit facilities to the Borrower upon the terms and conditions set forth therein.
     B. It is a condition to the extension of credit to the Borrower under the Credit Agreement that each Guarantor shall have agreed, by executing and delivering this Guaranty, to guarantee to the Guaranteed Parties the payment in full of the Guaranteed Obligations (as hereinafter defined). The Guaranteed Parties are relying on this Guaranty in their decision to extend credit to the Borrower under the Credit Agreement, and would not enter into the Credit Agreement without this Guaranty.
     C. The Borrower and the Guarantors are engaged in related businesses and undertake certain activities and operations on an integrated basis. As part of such integrated operations, the Borrower, among other things, will advance to the Guarantors from time to time certain proceeds of the Loans made to the Borrower by the Lenders under the Credit Agreement. Each Guarantor will therefore obtain benefits as a result of the extension of credit to the Borrower under the Credit Agreement, which benefits are hereby acknowledged, and, accordingly, desires to execute and deliver this Guaranty.

STATEMENT OF AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to induce the Guaranteed Parties to enter into the Credit Agreement and to induce the Lenders to extend credit to the Borrower thereunder, each Guarantor hereby agrees as follows:
     1. Guaranty.
     (a) Each Guarantor hereby irrevocably, absolutely and unconditionally, and jointly and severally:
     (i) guarantees (A) to the Lenders (including the Issuing Lender and the Swingline Lender in their capacities as such) and the Administrative Agent (together with any Lender (or any Affiliate of any Lender) in the capacity described in clause (B) below, collectively, the “Guaranteed Parties”) the full and prompt payment, at any time and from time to time as and when due (whether at the stated maturity, by acceleration or otherwise), of all Obligations of the Borrower under the Credit Agreement and the other Credit Documents, including, without limitation, all principal of and interest on the Loans, all Reimbursement Obligations, all fees, expenses, indemnities and other amounts payable by the Borrower under the Credit Agreement or any other Credit Document (including interest accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any Insolvency Laws (as hereinafter defined), whether or not the claim for such interest is allowed in such proceeding), and all Obligations that, but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, would become due, and (B) to each applicable Lender or Affiliate of any Lender in its capacity as a Hedge Party under any Hedge Agreement that is required or permitted by the Credit Agreement to be entered into by the Borrower (a “Permitted Hedge Agreement”), all obligations of the Borrower under such Permitted Hedge Agreement, in each case under (A) and (B) whether now existing or hereafter created or arising and whether direct or indirect, absolute or contingent, due or to become due (all liabilities and obligations described in this clause (i), collectively, the “Guaranteed Obligations”); and
     (ii) agrees to pay the reasonable fees and expenses of counsel to, and reimburse upon demand all reasonable costs and expenses incurred or paid by, (y) any Guaranteed Party in connection with any suit, action or proceeding to enforce or protect any rights of the Guaranteed Parties hereunder and (z) the Administrative Agent in connection with any amendment, modification or waiver hereof or consent pursuant hereto, and to indemnify and hold each Guaranteed Party and its directors, officers, employees, agents and Affiliates harmless from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential, that may at any time be imposed on, incurred by or asserted against any such indemnified party as a result of, arising from or in any way relating to this Guaranty or the collection or enforcement of the Guaranteed Obligations; provided, however, that no indemnified party shall have the right to be indemnified hereunder for any such claims, losses, costs and expenses to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnified party.

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     (b) Notwithstanding the provisions of subsection (a) above and notwithstanding any other provisions contained herein or in any other Credit Document:
     (i) no provision of this Guaranty shall require or permit the collection from any Guarantor of interest in excess of the maximum rate or amount that such Guarantor may be required or permitted to pay pursuant to applicable law; and
     (ii) the liability of each Guarantor under this Guaranty as of any date shall be limited to a maximum aggregate amount (the “Maximum Guaranteed Amount”) equal to the greatest amount that would not render such Guarantor’s obligations under this Guaranty subject to avoidance, discharge or reduction as of such date as a fraudulent transfer or conveyance under applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws (collectively, “Insolvency Laws”), in each instance after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under applicable Insolvency Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or any of its Affiliates to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder, and after giving effect as assets to the value (as determined under applicable Insolvency Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Guarantor pursuant to (y) applicable law or (z) any agreement (including this Guaranty) providing for an equitable allocation among such Guarantor and other Affiliates of the Borrower of obligations arising under guaranties by such parties).
     (c) The Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made hereunder on any date by a Guarantor (a “Funding Guarantor”) that exceeds its Fair Share (as hereinafter defined) as of such date, that Funding Guarantor shall be entitled to a contribution from each of the other Guarantors in the amount of such other Guarantor’s Fair Share Shortfall (as hereinafter defined) as of such date, with the result that all such contributions will cause each Guarantor’s Aggregate Payments (as hereinafter defined) to equal its Fair Share as of such date. “Fair Share” means, with respect to a Guarantor as of any date of determination, an amount equal to (i) the ratio of (x) the Adjusted Maximum Guaranteed Amount (as hereinafter defined) with respect to such Guarantor to (y) the aggregate of the Adjusted Maximum Guaranteed Amounts with respect to all Guarantors, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors hereunder in respect of the obligations guarantied. “Fair Share Shortfall” means, with respect to a Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Guarantor over the Aggregate Payments of such Guarantor. “Adjusted Maximum Guaranteed Amount” means, with respect to a Guarantor as of any date of determination, the Maximum Guaranteed Amount of

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such Guarantor, determined in accordance with the provisions of subsection (b) above; provided that, solely for purposes of calculating the “Adjusted Maximum Guaranteed Amount” with respect to any Guarantor for purposes of this subsection (c), any assets or liabilities arising by virtue of any rights to subrogation, reimbursement or indemnity or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to a Guarantor as of any date of determination, the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this subsection (c)). The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. Each Funding Guarantor’s right of contribution under this subsection (c) shall be subject to the provisions of Section 4. The allocation among Guarantors of their obligations as set forth in this subsection (c) shall not be construed in any way to limit the liability of any Guarantor hereunder to the Guaranteed Parties.
     (d) The guaranty of each Guarantor set forth in this Section is a guaranty of payment as a primary obligor, and not a guaranty of collection. Each Guarantor hereby acknowledges and agrees that the Guaranteed Obligations, at any time and from time to time, may exceed the Maximum Guaranteed Amount of such Guarantor and may exceed the aggregate of the Maximum Guaranteed Amounts of all Guarantors, in each case without discharging, limiting or otherwise affecting the obligations of any Guarantor hereunder or the rights, powers and remedies of any Guaranteed Party hereunder or under any other Credit Document.
     2. Guaranty Absolute. Each Guarantor agrees that its obligations hereunder and under the other Credit Documents to which it is a party are irrevocable, absolute and unconditional, are independent of the Guaranteed Obligations and any Collateral or other security therefor or other guaranty or liability in respect thereof, whether given by such Guarantor or any other Person, and shall not be discharged, limited or otherwise affected by reason of any of the following, whether or not such Guarantor has notice or knowledge thereof:
     (i) any change in the time, manner or place of payment of, or in any other term of, any Guaranteed Obligations or any guaranty or other liability in respect thereof, or any amendment, modification or supplement to, restatement of, or consent to any rescission or waiver of or departure from, any provisions of the Credit Agreement, any other Credit Document or any agreement or instrument delivered pursuant to any of the foregoing;
     (ii) the invalidity or unenforceability of any Guaranteed Obligations, any guaranty or other liability in respect thereof or any provisions of the Credit Agreement, any other Credit Document or any agreement or instrument delivered pursuant to any of the foregoing;
     (iii) the addition or release of Guarantors hereunder or the taking, acceptance or release of other guarantees of any Guaranteed Obligations or additional Collateral or other security for any Guaranteed Obligations or for any guaranty or other liability in respect thereof;

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     (iv) any discharge, modification, settlement, compromise or other action in respect of any Guaranteed Obligations or any guaranty or other liability in respect thereof, including any acceptance or refusal of any offer or performance with respect to the same or the subordination of the same to the payment of any other obligations;
     (v) any agreement not to pursue or enforce or any failure to pursue or enforce (whether voluntarily or involuntarily as a result of operation of law, court order or otherwise) any right or remedy in respect of any Guaranteed Obligations, any guaranty or other liability in respect thereof or any Collateral or other security for any of the foregoing; any sale, exchange, release, substitution, compromise or other action in respect of any such Collateral or other security; or any failure to create, protect, perfect, secure, insure, continue or maintain any Liens in any such Collateral or other security;
     (vi) the exercise of any right or remedy available under the Credit Documents, at law, in equity or otherwise in respect of any Collateral or other security for any Guaranteed Obligations or for any guaranty or other liability in respect thereof, in any order and by any manner thereby permitted, including, without limitation, foreclosure on any such Collateral or other security by any manner of sale thereby permitted, whether or not every aspect of such sale is commercially reasonable;
     (vii) any bankruptcy, reorganization, arrangement, liquidation, insolvency, dissolution, termination, reorganization or like change in the corporate structure or existence of the Borrower or any other Person directly or indirectly liable for any Guaranteed Obligations;
     (viii) any manner of application of any payments by or amounts received or collected from any Person, by whomsoever paid and howsoever realized, whether in reduction of any Guaranteed Obligations or any other obligations of the Borrower or any other Person directly or indirectly liable for any Guaranteed Obligations, regardless of what Guaranteed Obligations may remain unpaid after any such application; or
     (ix) any other circumstance that might otherwise constitute a legal or equitable discharge of, or a defense, set-off or counterclaim available to, the Borrower, any Guarantor or a surety or guarantor generally, other than the occurrence of all of the following: (x) the payment in full in cash of the Guaranteed Obligations (other than contingent and indemnification obligations not then due and payable), (y) the termination of the Commitments and the termination or expiration of all Letters of Credit under the Credit Agreement, and (z) the termination of, and settlement of all obligations of the Borrower under, each Permitted Hedge Agreement to which any Hedge Party is a party (the events in clauses (x), (y) and (z) above, collectively, the “Termination Requirements”).

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     3. Certain Waivers. Each Guarantor hereby knowingly, voluntarily and expressly waives:
     (i) presentment, demand for payment, demand for performance, protest and notice of any other kind, including, without limitation, notice of nonpayment or other nonperformance (including notice of default under any Credit Document with respect to any Guaranteed Obligations), protest, dishonor, acceptance hereof, extension of additional credit to the Borrower and of any of the matters referred to in Section 2 and of any rights to consent thereto;
     (ii) any right to require the Guaranteed Parties or any of them, as a condition of payment or performance by such Guarantor hereunder, to proceed against, or to exhaust or have resort to any Collateral or other security from or any deposit balance or other credit in favor of, the Borrower, any other Guarantor or any other Person directly or indirectly liable for any Guaranteed Obligations, or to pursue any other remedy or enforce any other right; and any other defense based on an election of remedies with respect to any Collateral or other security for any Guaranteed Obligations or for any guaranty or other liability in respect thereof, notwithstanding that any such election (including any failure to pursue or enforce any rights or remedies) may impair or extinguish any right of indemnification, contribution, reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower, any other Guarantor or any other Person directly or indirectly liable for any Guaranteed Obligations or any such Collateral or other security; and, without limiting the generality of the foregoing, each Guarantor hereby specifically waives the benefits of Sections 26-7 through 26-9, inclusive, of the General Statutes of North Carolina, as amended from time to time, and any similar statute or law of any other jurisdiction, as the same may be amended from time to time;
     (iii) any right or defense based on or arising by reason of any right or defense of the Borrower or any other Person, including, without limitation, any defense based on or arising from a lack of authority or other disability of the Borrower or any other Person, the invalidity or unenforceability of any Guaranteed Obligations, any Collateral or other security therefor or any Credit Document or other agreement or instrument delivered pursuant thereto, or the cessation of the liability of the Borrower for any reason other than the satisfaction of the Termination Requirements;
     (iv) any defense based on any Guaranteed Party’s acts or omissions in the administration of the Guaranteed Obligations, any guaranty or other liability in respect thereof or any Collateral or other security for any of the foregoing, and promptness, diligence or any requirement that any Guaranteed Party create, protect, perfect, secure, insure, continue or maintain any Liens in any such Collateral or other security;
     (v) any right to assert against any Guaranteed Party, as a defense, counterclaim, crossclaim or set-off, any defense, counterclaim, claim, right of recoupment or set-off that it may at any time have against any Guaranteed Party (including, without limitation, failure of consideration, fraud, fraudulent inducement, statute of limitations, payment, accord and satisfaction and usury), other than compulsory counterclaims and other than the payment in full in cash of the Guaranteed Obligations; and

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     (vi) any defense based on or afforded by any applicable law that limits the liability of or exonerates guarantors or sureties or that may in any other way conflict with the terms of this Guaranty.
     4. No Subrogation. Each Guarantor hereby waives, and agrees that it will not exercise or seek to exercise, any claim or right that it may have against the Borrower or any other Guarantor at any time as a result of any payment made under or in connection with this Guaranty or the performance or enforcement hereof, including any right of subrogation to the rights of any of the Guaranteed Parties against the Borrower or any other Guarantor, any right of indemnity, contribution or reimbursement against the Borrower or any other Guarantor (including rights of contribution as set forth in Section 1(c)), any right to enforce any remedies of any Guaranteed Party against the Borrower or any other Guarantor, or any benefit of, or any right to participate in, any Collateral or other security held by any Guaranteed Party to secure payment of the Guaranteed Obligations, in each case whether such claims or rights arise by contract, statute (including without limitation the Bankruptcy Code), common law or otherwise; provided, however, that a Guarantor may enforce the rights of contribution set forth in Section 1(c) after satisfaction of the Termination Requirements. Each Guarantor further agrees that all indebtedness and other obligations, whether now or hereafter existing, of the Borrower or any other Subsidiary of the Borrower to such Guarantor, including, without limitation, any such indebtedness in any proceeding under the Bankruptcy Code and any intercompany receivables, together with any interest thereon, shall be, and hereby are, subordinated and made junior in right of payment to the Guaranteed Obligations. Each Guarantor further agrees that if any amount shall be paid to or any distribution received by any Guarantor (i) on account of any such indebtedness at any time after the occurrence and during the continuance of an Event of Default, or (ii) on account of any rights of contribution at any time prior to the satisfaction of the Termination Requirements, such amount or distribution shall be deemed to have been received and to be held in trust for the benefit of the Guaranteed Parties, and shall forthwith be delivered to the Administrative Agent in the form received (with any necessary endorsements in the case of written instruments), to be applied against the Guaranteed Obligations, whether or not matured, in accordance with the terms of the applicable Credit Documents and without in any way discharging, limiting or otherwise affecting the liability of such Guarantor under any other provision of this Guaranty. Additionally, in the event the Borrower or any other Credit Party becomes a “debtor” within the meaning of the Bankruptcy Code, the Administrative Agent shall be entitled, at its option, on behalf of the Guaranteed Parties and as attorney-in-fact for each Guarantor, and is hereby authorized and appointed by each Guarantor, to file proofs of claim on behalf of each relevant Guarantor and vote the rights of each such Guarantor in any plan of reorganization, and to demand, sue for, collect and receive every payment and distribution on any indebtedness of the Borrower or such Credit Party to any Guarantor in any such proceeding, each Guarantor hereby assigning to the Administrative Agent all of its rights in respect of any such claim, including the right to receive payments and distributions in respect thereof.
     5. Representations and Warranties. Each Guarantor hereby represents and warrants to the Guaranteed Parties that, as to itself, all of the representations and warranties relating to it contained in the Credit Agreement are true and correct.

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     6. Financial Condition of Borrower. Each Guarantor represents that it has knowledge of the Borrower’s financial condition and affairs and that it has adequate means to obtain from the Borrower on an ongoing basis information relating thereto and to the Borrower’s ability to pay and perform the Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect with respect to such Guarantor. Each Guarantor agrees that the Guaranteed Parties shall have no obligation to investigate the financial condition or affairs of the Borrower for the benefit of any Guarantor nor to advise any Guarantor of any fact respecting, or any change in, the financial condition or affairs of the Borrower that might become known to any Guaranteed Party at any time, whether or not such Guaranteed Party knows or believes or has reason to know or believe that any such fact or change is unknown to any Guarantor, or might (or does) materially increase the risk of any Guarantor as guarantor, or might (or would) affect the willingness of any Guarantor to continue as a guarantor of the Guaranteed Obligations.
     7. Payments; Application; Set-Off.
     (a) Each Guarantor agrees that, upon the failure of the Borrower to pay any Guaranteed Obligations when and as the same shall become due (whether at the stated maturity, by acceleration or otherwise), and without limitation of any other right or remedy that any Guaranteed Party may have at law, in equity or otherwise against such Guarantor, such Guarantor will, subject to the provisions of Section 1(b), forthwith pay or cause to be paid to the Administrative Agent, for the benefit of the Guaranteed Parties, an amount equal to the amount of the Guaranteed Obligations then due and owing as aforesaid.
     (b) All payments made by each Guarantor hereunder will be made in Dollars to the Administrative Agent, without set-off, counterclaim or other defense and, in accordance with the Credit Agreement, free and clear of and without deduction for any Taxes, each Guarantor hereby agreeing to comply with and be bound by the provisions of the Credit Agreement in respect of all payments made by it hereunder.
     (c) All payments made hereunder shall be applied in accordance with the provisions of Section 2.12 of the Credit Agreement. For purposes of applying amounts in accordance with this Section, the Administrative Agent shall be entitled to rely upon any Guaranteed Party that has entered into a Permitted Hedge Agreement with the Borrower for a determination (which such Guaranteed Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Guaranteed Obligations owed to such Guaranteed Party under any such Permitted Hedge Agreement. Unless it has actual knowledge (including by way of written notice from any such Guaranteed Party) to the contrary, the Administrative Agent, in acting hereunder, shall be entitled to assume that no Permitted Hedge Agreements or Guaranteed Obligations in respect thereof are in existence between any Guaranteed Party and the Borrower. If any Lender or Affiliate thereof that is a party to a Permitted Hedge Agreement with the Borrower (the obligations of the Borrower under which are Guaranteed Obligations) ceases to be a Lender or Affiliate thereof, such former Lender or Affiliate thereof shall nevertheless continue to be a Guaranteed Party hereunder with respect to the Guaranteed Obligations under such Permitted Hedge Agreement.

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     (d) In the event that the proceeds of any such sale, disposition or realization are insufficient to pay all amounts to which the Guaranteed Parties are legally entitled, the Guarantors shall be jointly and severally liable for the deficiency, together with interest thereon at the highest rate specified in any applicable Credit Document for interest on overdue principal or such other rate as shall be fixed by applicable law, together with the costs of collection and all other fees, costs and expenses payable hereunder.
     (e) Upon and at any time after the occurrence and during the continuance of any Event of Default, each Guaranteed Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Guaranteed Party or any such Affiliate to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty or any other Credit Document to such Guaranteed Party, irrespective of whether or not such Guaranteed Party shall have made any demand under this Guaranty or any other Credit Document and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Guaranteed Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Guaranteed Party and their respective Affiliates under this subsection are in addition to other rights and remedies (including other rights of setoff) that such Guaranteed Parties or their respective Affiliates may have. Each Guaranteed Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
     8. No Waiver. The rights and remedies of the Guaranteed Parties expressly set forth in this Guaranty and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of any Guaranteed Party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any of the Guarantors and the Guaranteed Parties or their agents or employees shall be effective to amend, modify or discharge any provision of this Guaranty or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon any Guarantor in any case shall entitle such Guarantor or any other Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of any Guaranteed Party to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.
     9. Enforcement. The Guaranteed Parties agree that, except as provided in Section 7(e), this Guaranty may be enforced only by the Administrative Agent, acting upon the instructions or with the consent of the Required Lenders as provided for in the Credit Agreement, and that no Guaranteed Party shall have any right individually to enforce or seek to enforce this Guaranty or to realize upon any Collateral or other security given to secure the payment and performance of the Guarantors’ obligations hereunder. The obligations of each Guarantor hereunder are independent of the Guaranteed Obligations, and a separate action or actions may be brought against each Guarantor whether or not action is brought against the Borrower or any other Guarantor and whether or not the Borrower or any other Guarantor is joined in any such action. Each Guarantor agrees that to the extent all or part of any payment of the Guaranteed

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Obligations made by any Person is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by or on behalf of any Guaranteed Party to a trustee, receiver or any other party under any Insolvency Laws (the amount of any such payment, a “Reclaimed Amount”), then, to the extent of such Reclaimed Amount, this Guaranty shall continue in full force and effect or be revived and reinstated, as the case may be, as to the Guaranteed Obligations intended to be satisfied as if such payment had not been received; and each Guarantor acknowledges that the term “Guaranteed Obligations” includes all Reclaimed Amounts that may arise from time to time.
     10. Amendments, Waivers, etc. No amendment, modification, waiver, discharge or termination of, or consent to any departure by any Guarantor from, any provision of this Guaranty, shall be effective unless in a writing signed by the Administrative Agent and such of the Lenders as may be required under the provisions of the Credit Agreement to concur in the action then being taken, and then the same shall be effective only in the specific instance and for the specific purpose for which given.
     11. Addition, Release of Guarantors. Each Guarantor recognizes that the provisions of the Credit Agreement require Persons that become Subsidiaries of the Borrower and that are not already parties hereto to become Guarantors hereunder by executing a Guarantor Accession (subject to certain excepts regarding Foreign Subsidiaries), and agrees that its obligations hereunder shall not be discharged, limited or otherwise affected by reason of the same, or by reason of the Administrative Agent’s actions in effecting the same or in releasing any Guarantor hereunder, in each case without the necessity of giving notice to or obtaining the consent of any other Guarantor.
     12. Continuing Guaranty; Term; Successors and Assigns; Assignment; Survival. This Guaranty is a continuing guaranty and covers all of the Guaranteed Obligations as the same may arise and be outstanding at any time and from time to time from and after the date hereof, and shall (i) remain in full force and effect until satisfaction of all of the Termination Requirements (provided that the provisions of Sections 1(a)(ii) and 4 shall survive any termination of this Guaranty), (ii) be binding upon and enforceable against each Guarantor and its successors and assigns (provided, however, that no Guarantor may sell, assign or transfer any of its rights, interests, duties or obligations hereunder without the prior written consent of the Required Lenders) and (iii) inure to the benefit of and be enforceable by each Guaranteed Party and its successors and assigns. Without limiting the generality of clause (iii) above, any Guaranteed Party may, in accordance with the provisions of the Credit Agreement, assign all or a portion of the Guaranteed Obligations held by it (including by the sale of participations), whereupon each Person that becomes the holder of any such Guaranteed Obligations shall (except as may be otherwise agreed between such Guaranteed Party and such Person) have and may exercise all of the rights and benefits in respect thereof granted to such Guaranteed Party under this Guaranty or otherwise. Each Guarantor hereby irrevocably waives notice of and consents in advance to the assignment as provided above from time to time by any Guaranteed Party of all or any portion of the Guaranteed Obligations held by it and of the corresponding rights and interests of such Guaranteed Party hereunder in connection therewith. All representations, warranties, covenants and agreements herein shall survive the execution and delivery of this Guaranty and any Guarantor Accession.

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     13. Governing Law; Consent to Jurisdiction; Appointment of Borrower as Representative, Process Agent, Attorney-in-Fact.
     (a) This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina (without regard to the conflicts of law provisions thereof).
     (b) Each Guarantor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of North Carolina sitting in Mecklenburg County and of the United States District Court of the Western District of North Carolina, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or in any other Credit Document shall affect any right that any Guaranteed Party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Credit Document against any Guarantor or its properties in the courts of any jurisdiction.
     (c) Each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Credit Document in any court referred to in Section 13(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each Guarantor hereby irrevocably designates and appoints the Borrower as its designee, appointee and agent to receive on its behalf all service of process in any such action or proceeding and any other notice or communication hereunder, irrevocably consents to service of process in any such action or proceeding by registered or certified mail directed to the Borrower at its address set forth in the Credit Agreement (and service so made shall be deemed to be completed upon the earlier of actual receipt thereof or three (3) business days after deposit in the United States mails, proper postage prepaid and properly addressed), and irrevocably agrees that service so made shall be effective and binding upon such Guarantor in every respect and that any other notice or communication given to the Borrower at the address and in the manner specified herein shall be effective notice to such Guarantor. Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any Guaranteed Party to bring any action or proceeding against any Guarantor in the courts of any other jurisdiction.
     (e) Further, each Guarantor does hereby irrevocably make, constitute and appoint the Borrower as its true and lawful attorney-in-fact, with full authority in its place and stead and in its name, the Borrower’s name or otherwise, and with full power of substitution in the premises, from time to time in the Borrower’s discretion to agree on behalf of, and sign the name of, such

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Guarantor to any amendment, modification or supplement to, restatement of, or waiver or consent in connection with, this Guaranty, any other Credit Document or any document or instrument pursuant hereto or thereto, and to take any other action and do all other things on behalf of such Guarantor that the Borrower may deem necessary or advisable to carry out and accomplish the purposes of this Guaranty and the other Credit Documents. The Borrower will not be liable for any act or omission nor for any error of judgment or mistake of fact unless the same shall occur as a result of the gross negligence or willful misconduct of the Borrower. This power, being coupled with an interest, is irrevocable by any Guarantor for so long as this Guaranty shall be in effect with respect to such Guarantor. By its signature hereto, the Borrower consents to its appointment as provided for herein and agrees promptly to distribute all process, notices and other communications to each Guarantor.
     14. Arbitration; Preservation and Limitation of Remedies.
     (a) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Guaranty or any other Credit Document (“Disputes”) between or among the Guarantors and the Guaranteed Parties, or any of them, shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims arising out of or connected with the transactions contemplated by this Guaranty, the Credit Agreement and the other Credit Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”), as in effect from time to time, and the Federal Arbitration Act, Title 9 of the U.S. Code, as amended. All arbitration hearings shall be conducted in the city in which the principal office of the Administrative Agent is located. A hearing shall begin within ninety (90) days of demand for arbitration and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of sixty (60) days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. Notwithstanding the foregoing, this arbitration provision does not apply to Disputes under or related to any Hedge Agreement. The parties do not waive applicable federal or state substantive law except as provided herein.
     (b) Notwithstanding the preceding binding arbitration provisions, the parties hereto agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, either alone, in conjunction with or during a Dispute. Any party hereto shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any Collateral by exercising a power of sale granted pursuant to any of the Credit Documents or under

12

applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help, including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies, including injunctive relief, sequestration, garnishment, attachment, appointment of a receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute. The parties hereto agree that no party shall have a remedy of punitive or exemplary damages against any other party in any Dispute, and each party hereby waives any right or claim to punitive or exemplary damages that it has now or that may arise in the future in connection with any Dispute, whether such Dispute is resolved by arbitration or judicially. The parties acknowledge that by agreeing to binding arbitration they have irrevocably waived any right they may have to a jury trial with regard to a Dispute. The Guarantors agree, jointly and severally, to pay the reasonable fees and expenses of counsel to the Guaranteed Parties in connection with any Dispute subject to arbitration as provided herein.
     15. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows: (a) if to any Guarantor, in care of the Borrower and at the Borrower’s address for notices set forth in the Credit Agreement, and (b) if to any Guaranteed Party, at its address for notices set forth in the Credit Agreement; in each case, as such addresses may be changed from time to time pursuant to the Credit Agreement, and with copies to such other Persons as may be specified under the provisions of the Credit Agreement. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in the Credit Agreement shall be effective as provided therein.
     16. Severability. To the extent any provision of this Guaranty is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Guaranty in any jurisdiction.
     17. Construction. The headings of the various sections and subsections of this Guaranty have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.
     18. Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Guaranty shall become effective, as to any Guarantor, upon the execution and delivery by such Guarantor of a counterpart hereof or a Guarantor Accession.

13

     IN WITNESS WHEREOF, the parties have caused this Guaranty to be executed under seal by their duly authorized officers as of the date first above written.

SWISHER HYGIENE INC.
By:
Hugh H. Cooper
Chief Financial Officer

GUARANTORS:

SWISHER INTERNATIONAL, INC.
HB SERVICE, LLC
SWISHER HYGIENE FRANCHISE CORP.
SWISHER PEST CONTROL CORP.
SWISHER MAID, INC.
SHFC FINANCE, LLC
SERVICE MINNEAPOLIS, LLC
SHFC OPERATIONS, LLC
EXPRESS RESTAURANT EQUIPMENT SERVICE, INC.
SERVICE ARKANSAS, LLC
SERVICE BALTIMORE, LLC
SERVICE BEVERLY HILLS, LLC
SERVICE BIRMINGHAM, LLC
SERVICE CALIFORNIA, LLC
SERVICE CAROLINA, LLC
SERVICE CENTRAL FL, LLC
SERVICE CHARLOTTE LLC
SERVICE CHATTANOOGA, LLC
SERVICE CINCINNATI, LLC
SERVICE COLUMBIA, LLC
SERVICE COLUMBUS, LLC
SERVICE DC, LLC
SERVICE DENVER, LLC

By:
Hugh H. Cooper
Chief Financial Officer

(Signatures continue on following page)
Signature Page to Guaranty Agreement

SERVICE FLORIDA, LLC
SERVICE GAINESVILLE, LLC
SERVICE GOLD COAST, LLC
SERVICE GREENSBORO, LLC
SERVICE GREENVILLE, LLC
SERVICE GULF COAST, LLC
SERVICE HAWAII, LLC
SERVICE HOUSTON, LLC
SERVICE LAS VEGAS, LLC
SERVICE LOUISVILLE, LLC
SERVICE MEMPHIS, LLC
SERVICE MICHIGAN, LLC
SERVICE MIDATLANTIC, LLC
SERVICE MIDWEST, LLC
SERVICE NASHVILLE, LLC
SERVICE NEW ENGLAND, LLC
SERVICE NEW MEXICO, LLC
SERVICE NEW ORLEANS, LLC
SERVICE NORTH, LLC
SERVICE NORTH-CENTRAL, LLC
SERVICE OKLAHOMA CITY, LLC
SERVICE PHILADELPHIA, LLC
SERVICE PHOENIX, LLC
SERVICE PORTLAND, LLC
SERVICE RALEIGH, LLC
SERVICE SALT LAKE CITY, LLC
SERVICE SEATTLE, LLC
SERVICE SOUTH, LLC
SERVICE ST. LOUIS, LLC
SERVICE TALLAHASSEE, LLC
SERVICE TAMPA, LLC
SERVICE TRI-CITIES, LLC
SERVICE VIRGINIA, LLC
SERVICE WEST COAST, LLC
SERVICE WESTERN PENNSYLVANIA, LLC
FOUR-STATE HYGIENE, INC.
INTEGRATED BRANDS INC.
ESKIMO PIE CORPORATION

By:
Hugh H. Cooper
Chief Financial Officer

(Signatures continue on following page)
Signature Page to Guaranty Agreement

CHOICE ENVIRONMENTAL SERVICES,
   INC.
CHOICE ENVIRONMENTAL SERVICES
   OF MIAMI, INC.
CHOICE ENVIRONMENTAL SERVICES
   OF BROWARD, INC.
CHOICE ENVIRONMENTAL SERVICES
   OF DADE COUNTY, INC.
CHOICE ENVIRONMENTAL SERVICES
   OF COLLIER, INC.
CHOICE RECYCLING SERVICES
   OF MIAMI, INC.
CHOICE ENVIRONMENTAL SERVICES
   OF ST. LUCIE, INC.
CHOICE RECYCLING SERVICES
   OF BROWARD, INC.
CHOICE ENVIRONMENTAL SERVICES
   OF LEE COUNTY, INC.
CHOICE ENVIRONMENTAL SERVICES
   OF HIGHLANDS COUNTY, INC.

By:
Hugh H. Cooper
Chief Financial Officer

(Signatures continue on following page)
Signature Page to Guaranty Agreement

Accepted and agreed to: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:
Cavan J. Harris
Senior Vice President

Signature Page to Guaranty Agreement

EXHIBIT A
GUARANTOR ACCESSION
     THIS GUARANTOR ACCESSION (this “Accession”), dated as of __________, _____, is executed and delivered by [NAME OF NEW GUARANTOR], a _______________ corporation (the “New Guarantor”), pursuant to the Guaranty Agreement referred to hereinbelow.
     Reference is made to the Credit Agreement, dated as of March 30, 2011, among Swisher Hygiene Inc. (the “Borrower”), the Lenders party thereto, and the Administrative Agent (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”). In connection with and as a condition to the initial and continued extensions of credit under the Credit Agreement, the Borrower and certain of its Subsidiaries have executed and delivered a Guaranty Agreement, dated as of March 30, 2011 (as amended, modified, restated or supplemented from time to time, the “Guaranty Agreement”), pursuant to which such Subsidiaries have guaranteed the payment in full of the obligations of the Borrower under the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement). Capitalized terms used herein without definition shall have the meanings given to them in the Guaranty Agreement.
     The Borrower has agreed under the Credit Agreement to cause each of its future Subsidiaries to become a party to the Guaranty Agreement as a guarantor thereunder (subject to certain excepts regarding Foreign Subsidiaries). The New Guarantor is a Subsidiary of the Borrower. The New Guarantor will obtain benefits as a result of the continued extension of credit to the Borrower under the Credit Agreement, which benefits are hereby acknowledged, and, accordingly, desire to execute and deliver this Accession. Therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Lenders to continue to extend credit to the Borrower under the Credit Agreement, the New Guarantor hereby agrees as follows:
     1. The New Guarantor hereby joins in and agrees to be bound by each and all of the provisions of the Guaranty Agreement as a Guarantor thereunder. In furtherance (and without limitation) of the foregoing, pursuant to Section 1 of the Guaranty Agreement, the New Guarantor hereby irrevocably, absolutely and unconditionally, and jointly and severally with each other Guarantor, guarantees to the Guaranteed Parties the full and prompt payment, at any time and from time to time as and when due (whether at the stated maturity, by acceleration or otherwise), of all of the Guaranteed Obligations, and agrees to pay or reimburse upon demand all other obligations of the Guarantors under the Guaranty Agreement, all on the terms and subject to the conditions set forth in the Guaranty Agreement.
     2. The New Guarantor hereby represents and warrants that after giving effect to this Accession, each representation and warranty related to it contained in the Credit Agreement is true and correct with respect to the New Guarantor as of the date hereof.

     3. This Accession shall be a Credit Document (within the meaning of such term under the Credit Agreement), shall be binding upon and enforceable against the New Guarantor and its successors and assigns, and shall inure to the benefit of and be enforceable by each Guaranteed Party and its successors and assigns. This Accession and its attachments are hereby incorporated into the Guaranty Agreement and made a part thereof.
     IN WITNESS WHEREOF, the New Guarantor has caused this Accession to be executed under seal by its duly authorized officer as of the date first above written.

[NAME OF NEW GUARANTOR]
By:
Title:

2

Schedule 1.1(a)
Commitments and
Notice Addresses
Commitments

Lender	Revolving Commitment
Wells Fargo Bank, National Association	$100,000,000
Total	$100,000,000
Notice Addresses

Party	Address
Borrower	Swisher Hygiene, Inc.
4725 Piedmont Row Drive
Suite 400
Charlotte, North Carolina 28210
Attention: Hugh Cooper, Chief Financial Officer
Telephone: (704) 602-7163
Facsimile: (704) 6027972

Wells Fargo Bank, National Association	Wire Instructions:

Wells Fargo Bank, National Association
ABA Routing No. 053000219
Charlotte, North Carolina
Account Number: 01459670001944
Account Name: Swisher Hygiene Inc.
Attention: Syndication Agency Services

Address for notices as a Lender:

Wells Fargo Bank, National Association
301 South Tryon Street, 28th Floor
Charlotte, North Carolina 28288-0334
Attention: Cavan J. Harris
Telephone: (704) 383-6423
Telecopy: (704) 374-6483

Party	Address
Lending Office:

Wells Fargo Bank, National Association
1525 W. W.T. Harris Blvd.
Building 3A2, Mailcode NC 0680
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Telephone: (704) 383-3721
Telecopy: (704) 383-0288

SCHEDULE 1.1(b)
Certain Indebtedness
Schedule of Indebtedness
As of Feb 28, 2011

	Date of	Date of	Original	Current
Seller Notes	Inception	Maturity	Balance	Balance
Portland	10/20/2009	12/17/2013	$608,703	$536,059
Total Cost-1	11/5/2010	3/11/2011	37,200	15,525
Albuquerque	11/2/2009	7/30/2012	55,000	27,778
Toronto-1	11/2/2009	9/30/2013	720,000	662,035
Toronto-2	9/30/2010	9/30/2013	180,000	165,511
Total Cost-2	8/30/2010	9/30/2013	600,000	552,603
Atlanta 1	5/1/2009	5/1/2019	1,000,000	816,667
Atlanta 2	5/1/2009	5/1/2019	1,700,000	1,388,333
Northern NJ 2	7/1/2009	7/1/2014	74,287	50,763
Northern NJ	11/2/2009	9/30/2012	350,000	188,168
Calgary	9/15/2010	9/30/2013	330,000	285,921
Chattanooga	3/29/2008	4/1/2013	240,000	107,318
Cleveland	10/30/2009	10/30/2012	11,305	6,406
E. Mass	11/2/2009	12/2/2012	274,118	204,991
Edmonton	9/15/2010	9/30/2013	170,000	147,144
Fresno	7/1/2009	7/1/2014	230,000	153,333
Kansas City	7/1/2009	7/2/2011	40,888	6,815
Pittsburgh	11/2/2009	10/1/2014	750,000	547,755
Rhode Island	10/30/2009	10/1/2014	525,000	392,598
Knoxville	7/10/2009	7/10/2014	200,000	136,673
Mission Viejo	1/12/2011	1/31/2014	300,000	267,798
Milwaukee 1	7/10/2009	12/10/2011	241,990	87,426
Milwaukee 2	7/6/2009	7/6/2014	255,000	174,250
Reno 2	3/9/2007	6/9/2011	99,000	5,522
SANTEC	7/10/2009	7/19/2014	475,000	348,074
E Mass 1	11/2/2009	9/19/2014	125,000	49,514
Rochester Hills	10/19/2009	9/19/2014	460,000	328,340
Denver	6/30/2008	6/30/2011	600,000	142,699
Total Seller Notes			10,652,491	7,796,019

Convertible Seller Notes
Vancouver	12/1/2011	6/30/2011	3,920,000	3,920,000
Mission	1/12/2011	12/15/2011	1,600,000	1,600,000

	Date of	Date of	Original	Current
Seller Notes	Inception	Maturity	Balance	Balance
Cheney	12/31/2010	9/30/2011	850,000	850,000
Total Service	2/7/2011	12/31/2011	150,000	150,000
Express Service	1/28/2011	12/31/2011	1,400,000	1,400,000
Enviro-Solutions	1/10/2011	9/30/2011	1,000,000	1,000,000
Total Convertible Notes			8,920,000	8,920,000

Earnout Contingencies
TCS	9/1/2010	9/1/2013	586,998	586,998
Enviro-Solutions	1/1/2011	12/31/2013	1,000,000	1,000,000
Total Earnouts			1,586,998	1,586,998

Total Subordinate Debt			$21,159,489	$18,303,016

SCHEDULE 3.11
Issued by Wachovia Bank, N.A., LOC # SM234456W, Service South, LLC, in favor of Harold Cumbie, $2,700,000.00, dated 4/30/2010.
Issued by Wachovia Bank, N.A., LOC # SM236009W,Service Philadelphia, LLC, in favor of JTC Ventures, LLC, $350,000.00, dated 11/6/2010
Issued by Wells Fargo Bank, N.A., LOC # SM238309W,Swisher International, Inc., in favor of ASC Hygiene, Inc., $1,660,000.00, dated 01/2011

Schedule 4.2
Certain Post-Closing Deliveries
1.	Certain Lien Searches. The certified reports listing any judgment or tax lien filings referenced in Section 4.1(g) for certain Subsidiaries of the Borrower that were not delivered prior to the Closing Date, the results thereof to be reasonably satisfactory to the Administrative Agent

2.	Certain Liens. Evidence, reasonably satisfactory to the Administrative Agent, of the termination of record of (i) the judgment liens filed against Service Tampa, LLC and Service West Coast, LLC in Pinellas County, Florida in the amount of $800,000, and (ii) the liens of record in favor of JPMorgan Chase Bank, N.A., against Coolbrands International, Inc. (a predecessor entity of the Borrower), recorded in the Province of Ontario, Canada

3.	Certain Pledged Capital Stock. Except as set forth in Section 6.17, any certificates evidencing the Capital Stock being pledged under the Security Agreement not delivered to the Administrative Agent as of the Closing Date and undated assignments separate from certificate for any such certificate, duly executed in blank (including the certificates evidencing the Capital Stock of the Subsidiaries of Choice Environmental Services, Inc. that are uncertificated as of the Closing Date)

4.	Certain Organizational Documents. True and complete copies of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of the Credit Parties and a true and complete copy of the bylaws, operating agreement or similar governing document of such Credit Parties, as in effect on the Closing Date and at all times from the date on which the resolutions delivered pursuant to Section 4.1(c) were adopted by such Credit Party, in each case to the extent not delivered to the Administrative Agent on or prior to the Closing Date

5.	Certain Legal Opinions. Written legal opinions of counsel to each Subsidiary of the Borrower organized in the State of Nevada and each Subsidiary of the Borrower organized in the State of North Carolina, each addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent and its counsel

SCHEDULE 5.9
None.

SCHEDULE 5.10(c)
In January 2009, the Borrower entered into a UK Master License Agreement pursuant to which itsold certain assets of its UK subsidiary, including a Master License, to an unrelated third party (the “UK Master Licensee”). The purchase price for the Master License was $137,650, which is payable in monthly installments through 2014 with interest at 6% (the “Master License Note”). The purchase price for the assets of the business was $854,807 and is payable monthly based on the percentage of monthly revenue the UK Master Licensee earns from its customers through January 2019 (“Asset Purchase Note”). These amounts were recorded as Notes Receivable based on the cash flow expected to be received from these payments discounted at 8.08%. The balance due at February 28, 2011 from the Asset Purchase Note was $632,910.10 and from the Master License Note was $135,544.10.

SCHEDULE 5.13
None.

SCHEDULE 5.14
None of the Credit Parties own an interest in real properties. All properties contained in this schedule are as to a leasehold interest held by the subsidiary listed below.

Street Address	City	ST	Zip	Nature of Use	LANDLORD NAME
12500 Central Blvd. SE, Units A1 & A2	Albuquerque	NM	87123-0000	Warehouse/Office	TIJERAS SELF STORAGE
5415 W. 59th Avenue, Unit F	Arvada	CO	80003-0000	Warehouse/Office	Cherokee Properties 54515 W 59 Ave LLC
4402 S. Congress, #206	Austin	TX	78746-0000	Warehouse/Office	Smith & Jones
3916 Vero Rd Suite M	Baltimore	MD	21227	Warehouse/Office	St. John Properties, Inc.
524-C Mineral Trace	Birmingham	AL	35244-0000	Warehouse/Office	TAO, LLC
2768 S. Featherly Way	Boise	ID	83709	Warehouse/Office	Nacho Brothers LLC There is also a MTM sublease in SLC with this closing
5107 Lena Rd #110	Bradenton	FL	34211-9494	Warehouse/Office	CJV Corporation
1370 West Government St	Brandon	MS	39042	Warehouse/Office	Crossgate Corporate Storage
1370 W Government St #C27	Brandon	MS	39042	Warehouse/Office	Crossgate Corp Storage
1103 Volunteer Parkway	Bristol	TN	37620-0000	Warehouse/Office	Capstone Real Estate Group Cap Realty
2100 N. Willow Ave, Suite A & B	Broken Arrow	OK	74012-0000	Warehouse/Office	Willow Business Center, LLC
3725 North 126th St., Unit M	Brookfield	WI	53005-0000	Warehouse/Office	SUNSET INVESTMENT
6125 12th St SE	Calgary	AL	T2H 2K1	Warehouse/Office	Airstate Ltd
1941 Savage Road, Suite 200B	Charleston	SC	29407-0000	Warehouse/Office	ANCHOR COMMERCIAL
9535 Monroe Road, #120	Charlotte	NC	28270-0000	Warehouse/Office	9517 Monroe, LLC
4725 Piedmont Row Dr #400	Charlotte	NC	28210	Corporate Office	PIEDMONT TOWERS
4620 Piedmont Row Dr Unit 604-D	Charlotte	NC	28210	Condominium	TRIMBUR GROUP
4620 Piedmont Row Dr Unit 309	Charlotte	NC	28210	Condominium	STEVE SWICEGOOD.
2210 S. Holtclaw Ave	Chattanooga	TN	37404-0000	Warehouse/Office	Howard Wood
801 Butler Street, Unit #7	Chesapeake	VA	23323-0000	Warehouse/Office	TEC Properties pay to SONNY TUDOR
1356 Warren Williams Road	Columbus	GA	31901-0000	Warehouse/Office	JACKSON-BURGIN, INC.
9155 Marshall Road, Lower Level One	Cranberry Township	PA	16066-0000	Warehouse/Office	WILLIAM JACK HOMES, INC.
J&G Industrial Park	Daytona Beach	FL	32114	Warehouse/Office	P.F.L.P./ Barbara Cameron

Street Address	City	ST	Zip	Nature of Use	LANDLORD NAME
3411-107 Avenue	Edmonton	AL	T5W 0C8	Warehouse/Office	1179965 AB Ltd
401 E Las Olas Blvd #1220	Fort Lauderdale	FL	33301	Warehouse/Office	Boise, Schiller, Flexner, LLC
2161 Andrea Lane	Fort Myers	FL	33907-0000	Warehouse/Office	ANDREA LANE LTD
5644 East Westover, Suite 110	Fresno	CA	93727-1331	Warehouse/Office	Westover & Larking
2420 NW 66th Court, Suite B	Gainesville	FL	32653-0000	Warehouse/Office	Enrique J. Rabell
4500 Greenpoint Drive, Suite 105	Greensboro	NC	27409-0000	Warehouse/Office	Liberty Property Limited Partnership
5905 Green Point Drive South	Groveport	OH	43125-0000	Warehouse/Office	Meritex Green Pointe, LLC
3858 Sylon Blvd	Hainesport	NJ	08036-0000	Warehouse/Office	South Hainesport Industrial Trust
120 South St	Hopkinton	MA	01748-2209	Warehouse/Office	O’Brien Investment Management, LLC
16750 Hedgecroft, Suite 512	Houston	TX	77060-0000	Warehouse/Office	THE KHOSHBIN PROPERTIES
2753 Brill Rd	Indianapolis	IN	46225	Warehouse/Office	Wheeler Mission Ministries
130 Hunter Village Drive, Suite F	Irmo	SC	29063-0000	Warehouse/Office	Katana Business Ctr — guarantor is SHFC
2463 Lloyd Road	Jacksonville	FL	32254-0000	Warehouse/Office	Noel Lloyd LLC
5227 North Middlebrook Pike, Suite D	Knoxville	TN	37921-0000	Warehouse/Office	BROWNLEE PROPERTIES
4030 Kidron Road, #10	Lakeland	FL	33811-0000	Warehouse/Office	Ruthven Airpark LLC
4020 Kidron Road, #1 & 2	Lakeland	FL	33811-0000	Warehouse/Office	Pace Investors, LLC
538 36 St N.	Lethbridge	AL/CAN		Warehouse/Office	Andeo Holdings Ltd
1854 Production Court	Louisville	KY	40299-0000	Warehouse/Office	Weston Kentucky LLC
177-A Woodfield Dr.	Macon	GA	31208-0000	Warehouse/Office	Eberhardt & Barry Property Management
2197 Canton Road, Suite 207	Marietta	GA	30066-0000	Warehouse/Office	TOH & ASSOC
570 Alden Rd, Unit 5	Markham	ON	L3R 8N5	Warehouse/Office	Markham Gate Investments Limited
11872 Dorsett Road	Maryland Heights	MO	63043-0000	Warehouse/Office	Hutkin Development Company
620 E. Smith Rd, Unit E-6B	Medina	OH	44256	Warehouse/Office	620 East Smith Rd, Inc dba 620 Corporation
11701 NW 102 Road #22	Medley	FL	33178-0000	Warehouse/Office	Flagler Development Company
1710 Shelby Oaks Drive N, #15	Memphis	TN	38134-0000	Warehouse/Office	BICO Attn: A/R
1910 E. Warner, Suites C&D	Santa Ana	CA	92705	Warehouse/Office	The Camera Living Trust
750 Lakeside Drive, Suite E	Mobile	AL	36693-0000	Warehouse/Office	Lakeside Ventures, LLC

Street Address	City	ST	Zip	Nature of Use	LANDLORD NAME
35-37 Abbett Avenue	Morristown	NJ	07960-0000	Warehouse/Office	Abbett Business Park
1650 Elm Hill Pike Suite 7	Nashville	TN	37215-0000	Warehouse/Office	FIRST INDUSTRIAL REALTY
16601 Roscoe Place	North Hills	CA	91343-0000	Warehouse/Office	Caldwell Sutherland Trust
720 W. Cheyenne Ave. Suite 60	North Las Vegas	NV	89030-0000	Warehouse/Office	Harsh Investment Properties, LLC
4149 Highline Blvd #270	OKC	OK	73108	Warehouse/Office	Westpark Business Center Company LLC
19000 W 158 St #J	Olathe	KS	66062	Warehouse/Office	Riffe
4424 Seaboard Road, Suite A	Orlando	FL	32808-0000	Warehouse/Office	R.B.I. HOLDING COMPANY
320 Thor Avenue #4	Palm Bay	FL	32909-0000	Warehouse/Office	Affordable Warehouse
4006 S 23rd Street, #1	Phoenix	AZ	85040-0000	Warehouse/Office	RGA Properties LLC and BCCH,LLC (Cutler)
3985 Gateway Center Blvd. #180	Pinellas Park	FL	33782-0000	Warehouse/Office	Gateway 135, LLC
171 West Montcalm	Pontiac	MI	48342-0000	Warehouse/Office	SKI POWDER
12729 NE Whitaker Way	Portland	OR	97320-0000	Warehouse/Office	TRI-DEVELOPMENT
2014 Garner Station Blvd.	Raleigh	NC	27603-0000	Warehouse/Office	BPG MANAGEMENT Parker Lincoln
3515 Airway Drive	Reno	NV	89511-0000	Warehouse/Office	Bayside Corporate Center (Reno)
1200 Dinwiddie Avenue	Richmond	VA	23224-0000	Warehouse/Office	The WDS Company
2000 Avenue P, Suite 11	Riviera Beach	FL	33404-0000	Warehouse/Office	RIVIERA DOLPHIN 1, LLC
7736 Garland Circle Suite 105	Roanoke	VA	24019	Warehouse/Office	Stratford-VA, LLC
1985 S. Milestone Drive, Unit C	Salt Lake City	UT	84104-0000	Warehouse/Office	Century East Business Center
1042 Industry Drive	Seattle	WA	98188-0000	Warehouse/Office	Walton CWWA Tukwila 1, L.L.C. CalWest?
29 Standen Dr Suite 104	Hamilton	OH	45015	Warehouse/Office	Dupps Properties
350 Chapel Road, Unit 3	South Windsor	CT	06074-0000	Warehouse/Office	ESR INVESTMENT LLC
1628 County Rd 10	Spring Lake Park	MN	55432-000	Warehouse/Office	Gabuk Properties, LLC
2081 Exchange Dr	St Charles	MO	63303	Warehouse/Office	Wohsale Properties LLC
122-5 Hamilton Park Drive	Tallahassee	FL	32304-0000	Warehouse/Office	Hamilton Leasing Partnership
3305 Rutherford Road	Taylors	SC	29687-0000	Warehouse/Office	C. C. R. Management (Proffitt LP?)
3959 E. Speedway Blvd., Suite 312	Tucson	AZ	85712-0000	Warehouse/Office	Central Point Business Plaza LP
3751 North Fraser Way	Vancouver	BC	V5J 5G4	Warehouse/Office	BUK Investments Ltd

Street Address	City	ST	Zip	Nature of Use	LANDLORD NAME
2754 Sherwin Avenue, #7	Ventura	CA	93003-0000	Warehouse/Office	Whitmire Family Trust, paid to Robert Whitmire
4510 North Chase Pkwy N.E. Unit F	Wilmington	NC	28405-7485	Warehouse/Office	North Chase I LLC
13621 Jefferson Davis Hy	Woodbridge	VA	22191	Warehouse/Office	Larry N. Scartz
Building T-0503-0-58-00	Toa Alta	PR		Warehouse/Office
2501 Sw 57 Ave Unit 106	Ocala	FL	33474	Warehouse/Office	Wiechens Realty, Inc.
11531 Portal Dr #21, 22	Omaha	NE	68138	Warehouse/Office
13601 Energy Way Unit A	Waverly	NE	68462-1451	Warehouse/Office	Over Pass Storage
3101 NW 16th TE, Pompano	Pompano Beach	FL	33064	Solid waste collection site	3010 Holdings, LLC
1899 S.W. 31 Street	Pembroke Park	FL	330009	Process solid waste	The Kelsey Group, Inc.
5151 Kenilworth Blvd.	Sebring	FL	33870	Offices, vehicle storage	Alpha Lou Howard
13300 N.W. 38th Court	Opa Locka	FL	33054	Solid waste collection, recycling	Choice Realty Holdings, L.L.C.
7300 and 7320 N.E. 1st Place	Miami	FL	33138	Waste processing, recycling	Alvin E. Kublin & Phyllis Kublin
120 Jefferson Avenue	Immokalee	FL	34142-3145	Vehicle and container storage	Immokalee Realty Holdings, L.L.C.
5560-5584-5594 6th Street	Lehigh Acres	FL	33905	Waste collection, recycling	Lee County Realty Holdings, L.L.C.
					Milcos, LLC
2860 State Road 84	Fort Lauderdale	FL	33312	Office space	Gulfstream Holdings, L.P.
Point of Switch in Railway’s southbound main track, 3491 feet westerly of Mile Post LR-0				400 feet of industrial spur track	Florida East Coast Railway, L.L.C.
3901 Riverland Road	Fort Lauderdale	FL	33312	Storage unit	U-Store-It Mini Warehouse Co.

SCHEDULE 5.15
The list of registered Intellectual Property is attached hereto and incorporated herein by reference. In addition to the listed Intellectual Property are the following:
Fictitious Name: Santec Chemical, Registration Number G09000141036, Florida Department of State, Division of Corporations.
Websites:
www.swisherhygiene.com
swisherhygieneinc.com
swisheremail.com
swisherhygiene.com
swishertraining.com
germcentral.com
sani-service.com
swisheronline.com
swishersafety.com
workingsafer.com

SWISHER INTERNATIONAL, INC.
DOMESTIC AND INTERNATIONAL
TRADEMARK STATUS REPORT
Dated: March 9, 2011
(Client No. 032479)

	Next Due				Appln. No./	Reg. No./	8 & 15	Window	Renewal	Window		Matter
	Date	Mark	Cty	Status	Appln. Date	Reg. Date	Due	Opens	Due	Opens	Comments	No.
1.	02/14/12	Swisher Total Image	US	REG	78691594 08/12/05	3059156 02/14/06	02/14/12	02/14/11	02/14/16	02/14/15	The period is open for filing a Section 8 & 15 Affidavit	.0409
2.	02/14/11-02/14/12	“S” Design	US	REG	78575314 02/25/05	3059018 02/14/06	02/14/12	02/14/11	02/14/16	02/14/15	The period is open for filing a Section 8 & 15 Affidavit	.0403
3.	08/22/22-08/22/12	Sanigenics (Cl. 42)	US	REG	78721268 09/27/05	3133017 08/22/06	08/22/12	08/22/11	08/22/16	08/22/15		.0411
4.	08/22/11-08/22/12	Sanigenics & Design (Cl. 42)	US	REG	78721440 09/27/05	3133022 08/22/06	08/22/12	08/22/11	08/22/16	08/22/15		.0412
5.	08/22/11-08/22/12	Sanigenics (Cl. 37)	US	REG	78773348 12/14/05	3133177 08/22/06	08/22/12	08/22/11	08/22/16	08/22/15		.0417
6.	08/29/11	Swisher	Mexico	REG	504226 08/29/01	752320 06/27/02	N/A	N/A	08/29/11	N/A		.0600
7.	08/30/11	Saniservice	Canada	REG	744438 12/22/93	TMA462236 08/30/96	N/A	N/A	08/30/11	N/A		.0606
8.	09/19/11-09/19/12	A Healthy Respect for Hygiene	US	REG	78738048 10/21/05	3145374 09/19/06	09/19/12	09/19/11	09/19/16	09/19/15		.0413
9.	01/05/12-01/05/13	Swisher & Design	US	REG	74250147 02/27/92	1744818 01/05/93	Accepted	N/A	01/05/13	01/05/12		.0400
10.	01/21/12	Swisher & Design	Macau	REG	N/003045 01/21/98	N/003045 07/03/98	N/A	N/A	01/21/12	N/A		.0619
11.	02/25/12	“S” Design	Canada	REG	744427 12/22/93	TMA471527 02/25/97	N/A	N/A	02/25/12	N/A		.0607
12.	02/25/12	“S” Swisher Maids & Design	Canada	REG	755673 05/26/94	TMA471555 02/25/97	N/A	N/A	02/25/12	N/A		.0608
13.	05/22/12-05/22/13	Steady Step & Design	US	REG	78929606 07/14/06	3244712 05/22/07	05/22/13	05/22/12	05/22/17	05/22/16		.0420
14.	05/22/12-05/22/13	Swisher Daily	US	REG	78916999 06/26/06	3244590 05/22/07	05/22/13	05/22/12	05/22/17	05/22/16		.0421

1

SWISHER INTERNATIONAL, INC.
DOMESTIC AND INTERNATIONAL
TRADEMARK STATUS REPORT
Dated: March 9, 2011
(Client No. 032479)

	Next Due				Appln. No./	Reg. No./	8 & 15	Window	Renewal	Window		Matter
	Date	Mark	Cty	Status	Appln. Date	Reg. Date	Due	Opens	Due	Opens	Comments	No.
15.	04/04/13 10th Anniv.	Swisher & Design	Philippines	REG	123799 08/20/97	41997-123799 04/04/02	04/04/13 10th Anniv.	N/A	4/4/2018 15th Anniv.	N/A		.0623
16.	06/24/13	Swisher & Design	Ecuador	REG	129437 12/05/02	2221 06/24/03	N/A	N/A	06/24/13	N/A		.0635
17.	06/24/13	Swisher & Design	Ecuador	REG	129438 12/05/02	24467 06/24/03	N/A	N/A	06/24/13	N/A	P. Matte has attempted to send communications to M. Puente requesting that file information be forwarded to Williams Mullen, attention Tom Bergert; however, M. Puente cannot seem to be located.	.0601
18.	06/24/13	Swisher & Design	Ecuador	REG	129798 12/17/02	8329 06/24/03	N/A	N/A	06/24/13	N/A		.0636
19.	01/09/14	Swisher & Design (Cl. 16)	Macau	REG	N/23848 01/09/07	N/23848 01/09/07	N/A	N/A	01/09/14	N/A		.0647
20.	01/25/14	Swisher	US	REG	74362093 02/25/93	1818173 01/25/94	Accepted	N/A	01/25/14	N/A		.0401
21.	02/15/14	A Health Respect for Hygiene (Cl. 37)	Macau	REG	N/23788 08/22/06	N/23788 02/15/07	N/A	N/A	02/15/14	N/A		.0650
22.	04/20/14	Swisher & Design (Cl. 37)	Macau	REG	N/23849 08/24/06	N/23849 04/20/07	N/A	N/A	04/20/14	N/A		.0651
23.	06/29/14	Swisher (Cl. 37)	CTM1	REG	3920683 06/29/04	3920683 02/21/06	N/A	N/A	08/29/14	N/A		.0621
24.	07/29/14	Swisher & Design	Guatemala	REG	007336-2003 10/09/03	131162 07/29/04	N/A	N/A	07/29/14	N/A		.0602
25.	11/19/14	Swisher	Turkey	REG	2004/37716 11/19/04	2004/37716 06/28/05	N/A	N/A	11/19/14	N/A		.0604

2

SWISHER INTERNATIONAL, INC.
DOMESTIC AND INTERNATIONAL
TRADEMARK STATUS REPORT
Dated: March 9, 2011
(Client No. 032479)

	Next Due				Appln.No./	Reg. No./	8 & 15	Window	Renewal	Window		Matter
	Date	Mark	Cty	Status	Appln. Date	Reg. Date	Due	Opens	Due	Opens	Comments	No.
26.	11/19/14	Swisher & Design	Turkey	REG	2004/37717 11/19/04	2004/37717 11/19/04	N/A	N/A	11/19/14	N/A		.0605
27.	12/17/14	Swisher	New Zealand	REG	232932 12/17/93	232932 01/22/97	N/A	N/A	12/17/14	N/A		.0616
28.	12/17/14	Swisher & Design	New Zealand	REG	232933 12/17/93	232933 01/22/97	N/A	N/A	12/17/14	N/A		.0617
29.	01/12/15-01/12/16	STI	US	REG	78772806 12/14/05	3738230 01/12/10	01/12/16	01/12/15	01/12/20	01/12/19		.0410
30.	04/07/14-04/07/15	Swisher Services & Design	US	REG	78678233 07/26/05	3604376 04/07/09	04/07/15	04/07/14	04/07/19	04/17/18		.0408
31.	04/07/14-04/07/15	Swisher Hygiene & Design	US	REG	78677819 07/25/05	3604375 04/07/09	N/A	N/A	04/07/15	N/A		.0405
32.	09/09/15	“S” Design	CTM	REG	4580437 09/09/06	4580437 08/31/06	N/A	N/A	09/09/15	N/A		.0632
33.	03/26/16	Sanigenics (Cls. 5, 37 & 42)	Hong Kong	REG	300608012 03/27/06	300608012 03/27/06	N/A	N/A	03/26/16	N/A		.0641
34.	03/26/16	Sanigenics (Cls. 5 & 42)	Hong Kong	REG	300608021 03/27/06	300608021 03/27/06	N/A	N/A	03/26/16	N/A		.0642
35.	03/27/16	Sanigenics (Cls. 5, 37 & 42)	Madrid Protocol2	REG	906192 03/27/06	906192 03/27/06	N/A	N/A	03/27/16	N/A		.0640
36.	04/20/16	A Healthy Respect for Hygiene (Cl. 37)	Australia	REG	1109562 04/20/06	1109562 04/20/06	N/A	N/A	04/20/16	N/A		.0644
37.	06/24/16	Swisher & Design	Hong Kong	REG	99/08072 06/24/99	200006353 06/24/99	N/A	N/A	06/24/16	N/A		.0613
38.	07/10/16	Swisher & Design (Cl. 37)	CTM	REG	287565 07/10/96	287565 01/26/99	N/A	N/A	07/10/16	N/A		.0603
39.	07/30/16	Swisher & Design	Australia	REG	713983 07/30/96	713983 07/30/96	N/A	N/A	07/30/16	N/A		.0609
40.	08/03/16	Swisher & Design	Singapore	REG	8108/96 08/03/96	8108/96 08/03/96	N/A	N/A	08/03/16	N/A		.0612

3

SWISHER INTERNATIONAL, INC.
DOMESTIC AND INTERNATIONAL
TRADEMARK STATUS REPORT
Dated: March 9, 2011
(Client No. 032479)

	Next Due				Appln. No./	Reg. No./	8 & 15	Window	Renewal	Window		Matter
	Date	Mark	Cty	Status	Appln. Date	Reg. Date	Due	Opens	Due	Opens	Comments	No.
41.	08/12/16	Swisher & Design	Thailand	REG	314800 08/13/96	BOR5642 09/02/97	N/A	N/A	08/12/16	N/A		.0627
42.	08/23/16	Swisher & Design (Cls. 16 & 37)	Hong Kong	REG	300707337 08/24/06	300707337 08/24/06	N/A	N/A	08/23/16	N/A		.0646
43.	11/08/16	Swisher & Design	Indonesia	REG	J96-24802 11/08/96	IDM0000816 36 (ex No. 402108) 11/08/96	N/A	N/A	11/08/16	N/A		.0622
44.	08/28/17	A Healthy Respect for Hygiene (Cl. 37)	CTM	REG	6234983 08/28/07	6234983 07/24/08	N/A	N/A	08/28/17	N/A		.0652
45.	08/31/17	Swisher & Design	Taiwan	REG	(85)038080 08/02/96	93545 09/01/97	N/A	N/A	08/31/17	N/A		.0626
46.	12/01/17	Swisher & Design	Malaysia	REG	97/18894 12/01/97	97/18894 12/01/97	N/A	N/A	12/01/17	N/A		.0611
47.	12/05/17	Swisher & Design	Japan	REG	89829/96 12/05/97	4089444 12/05/97	N/A	N/A	12/05/17	N/A		.0624
48.	10/27/18	Swisher & Design	China	REG	970010 6284 10/09/97	1219941 10/28/98	N/A	N/A	10/27/18	N/A		.0610
49.	10/27/18	Swisher & Design	Korea	REG	97-11601 06/97	49435 11/13/98	N/A	N/A	10/27/18	N/A	Renewal appln. no. 51-2008-0004849	.0615
50.	07/13/19	Swisher & Design	Ireland	REG	99/2377 07/14/99	214241 07/14/99	N/A	N/A	07/13/19	N/A		.0614
51.	08/27/19	Swisher & Design (Cl. 16)	Chine	REG	5535130 (Cl. 16)	5535130 08/28/09	N/A	N/A	08/27/19	N/A	Mark must be in use no later than 08/28/12	.0645
52.	10/07/19	Swisher & Design	Norway	REG	199906182 06/24/99	199799 10/07/99	N/A	N/A	10/17/19	N/A		.0618
53.	11/27/19	Swisher & Design (Cl. 37)	China	REG	5535131 (Cl. 37)	5535131 11/28/09	N/A	N/A	11/27/19	N/A	Mark must in use no later than 11/28/12	.0645

4

SWISHER INTERNATIONAL, INC.
DOMESTIC AND INTERNATIONAL
TRADEMARK STATUS REPORT
Dated: March 9, 2011
(Client No. 032479)

	Next Due				Appln. No./	Reg. No./	8 & 15	Window	Renewal	Window		Matter
	Date	Mark	Cty	Status	Appln. Date	Reg. Date	Due	Opens	Due	Opens	Comments	No.
54.	07/17/22	Sanigenics	Canada	REG	1283489 12/13/05	TMA692180 07/17/07	N/A	N/A	07/17/22	N/A		.0633
55.	07/17/22	Sanigenics & Design	Canada	REG	1283488 12/13/05	TMA692181 07/17/07	N/A	N/A	07/17/22	N/A		.0634

1	Countries currently covered under a Community Trade Mark (“CTM”) registration are: Austria, Benelux (Belgium, the Netherlands and Luxembourg), Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Malta, Poland, Portugal, the Slovak Republic, Slovenia, Spain, Sweden and the United Kingdom.

2	This Madrid Protocol registration covers the following countries: Australia, China, European Union and Singapore.

5

SCHEDULE 5.16
Swisher — United States:

Type of
Insurance	Policy Number	Coverage Limits	Deductibles	Insurer	Expiration Date
Property	YU2L5L289957040	Blanket limit: $8,787,000 including Business Income	$5,000 for Property; $50,000 for Flood or Quake	Liberty Mutual	12/31/2011

General Liability	TBKZ51289597030	Liability ($1,000,000 per Occurrence)	None	Liberty Mutual	12/31/2011

Automobile	ASKZ51289957020	$1,000,000	None — Liability coverage only	Liberty Mutual	12/31/2011

Umbrella	BE35053266	$25,000,000	None	Chartis Specialty Insurance. Co.	12/31/2011

Worker’s Compensation	WCCZ51289957010	Statutory (WC)	None	Liberty Mutual	6/01/2011

International Package (Including Property, Liability, and Auto)	PHFD36885373	$60,000 at unnamed foreign locations, $20,000 on vessels, $1,000,000 per occurrence — Liability coverages	Property — $2,500; None for Liability coverages	ACE USA	12/30/2011

ERISA Fidelity Bond	22BDDEI1590	$150,000	None	Hartford	12/05/2012

     Swisher/Sani-Service Canada:

Type of Insurance	Policy Number	Limits	Deductibles	Insurer	Expiration Date
Commercial Package (including Property, General Liability & Umbrella)	501273160	Property limits $530,500 (4 locations); $2,000,000 for GL and $3,000,000 for Umbrella	$1,000 for Property; 3% for Earthquake; $2,500 for Liability (BI & PD)	Intact	8/16/2011

Automobile	730505438	$2,000,000	$1,000 - Comprehensive & Collision only	Intact	8/16/2011

Automobile (In British Columbia)	One policy per vehicle (341085525, 341091107, 341092313)	$5,000,000	$300 for Comprehensive / $500 for Collision	ICBC (Government run carrier)	12/06/2011
     Note: All limits are in Canadian dollars

     CHOICE ENVIRONMENTAL SERVICES, INC.

American Empire (CRC)	Property
National Union Fire Insurance Company of Pittsburgh PA (Chartis)	General Liability

National Union Fire Insurance Company of Pittsburgh PA (Chartis)	Automobile — Liability

National Union Fire Insurance Company of Pittsburgh PA (Chartis)	Automobile — Physical Damage

Interstate Fire & Casualty Company (CRC)	Excess — $5mm xs $1mm

Everest Indemnity Insurance Company (CRC)	Excess — 10mm xs $5mm

National Union Fire Insurance Company of Pittsburgh PA (Chartis)	D&O/Crime/EPL

Zenith Insurance Company	Workers’ Compensation Insurance

Florida Combined Life Insurance Company, Inc.	Dental Insurance

Florida Combined Life Insurance Company, Inc.	Group Term Life Insurance

BlueCross BlueShield of Florida	Medical Plans

Aflac	Supplemental Insurance

SCHEDULE 5.20
     As of March 30, 2011, the Borrower has issued and outstanding: (i) 139,875,427 shares of common stock which are listed on the NASDAQ Stock Market and the Toronto Stock Exchange; and (ii) 6,418,077 warrants to purchase the common stock of the Borrower. The Borrower has granted stock options and restricted stock units to employees and consultants, however, all such equity grants remain subject to the approval of the 2010 Stock Incentive Plan by the Borrower’s stockholders.

					Percentage of
				No. of shares	Outstanding
Name of Issuer	Type of Interests	Membership Interest	Certificate Number	(if applicable)	Interests in Issuer
HB SERVICE OPERATING SUBSIDIARIES:

HB Service, LLC	Membership Interests	Swisher International, Inc.	N/A	N/A	100%

Service Beverly Hills, LLC	Membership Interests	Service California, LLC	N/A	N/A	100%

Service California, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Service Cincinnati, LLC	Membership Interests	Service Midwest, LLC	N/A	N/A	100%

Service Columbus, LLC	Membership Interests	Service Midwest, LLC	N/A	N/A	100%

Service Louisville, LLC	Membership Interests	Service Midwest, LLC	N/A	N/A	100%

Service Midwest LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Santec Chemical (DBA filing)	N/A	Service Gold Coast, LLC	N/A	N/A	N/A

Service Arkansas, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Service Baltimore, LLC	Membership Interests	Service MidAtlantic, LLC	N/A	N/A	100%

Service Birmingham, LLC	Membership Interests	Service Gulf Coast, LLC	N/A	N/A	100%

Service Central FL, LLC	Membership Interests	Service North Carolina, LLC	N/A	N/A	100%

Service Chattanooga, LLC	Membership Interests	Service Carolina, LLC	N/A	N/A	100%

Service Columbia, LLC	Membership Interests	Service Carolina, LLC	N/A	N/A	100%

Service DC, LLC*	Membership Interests	HB Service, LLC & Larry Scartz	N/A	N/A	80%

Service Denver, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Service Florida, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Service Gainesville, LLC	Membership Interests	Service Florida, LLC	N/A	N/A	100%

Service Gold Coast, LLC	Membership Interests	Service Florida, LLC	N/A	N/A	100%

Service Greenville, LLC	Membership Interests	Service Carolina, LLC	N/A	N/A	100%

Service Gulf Coast, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Service Hawaii, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Service Houston, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Service Las Vegas, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Service Memphis, LLC	Membership Interests	Service Gulf Coast, LLC	N/A	N/A	100%

Service Michigan, LLC*	Membership Interests	HB Service, LLC & David Bradley, Inc.	N/A	N/A	80%

Service MidAtlantic, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Service Nashville, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Service New England, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Service New Mexico, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

					Percentage of
				No. of shares	Outstanding
Name of Issuer	Type of Interests	Membership Interest	Certificate Number	(if applicable)	Interests in Issuer
Service New Orleans, LLC	Membership Interests	Service Gulf Coast, LLC	N/A	N/A	100%

Service North, LLC	Membership Interests	Service - North Central, LLC	N/A	N/A	100%

Service North Central, LLC	Membership Interests	Service Florida, LLC	N/A	N/A	100%

Service Oklahoma City, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Service Philadelphia, LLC	Membership Interests	Service MidAtlantic, LLC	N/A	N/A	100%

Service Phoenix, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Service Portland, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Service Salt Lake City, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Service Seattle, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Service South, LLC	Membership Interests	Service Gulf Coast	N/A	N/A	100%

Service St. Louis, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Service Tallahassee, LLC*	Membership Interests	Service Florida, LLC & Tod Bierling	N/A	N/A	60%

Service Tampa, LLC*	Membership Interests	Service Florida, LLC & Andrew Martin	N/A	N/A	80%

Service Tri Cities, LLC	Membership Interests	Service Carolina, LLC	N/A	N/A	100%

Service Virginia, LLC	Membership Interests	Service Carolina, LLC	N/A	N/A	100%

Service West Coast, LLC*	Membership Interests	Service Florida, LLC, Dave Goodwin & Henry Gonzalez	N/A	N/A	75%

Service Western Pennsylvania, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Four State - Hygiene, Inc.	Common Shares	Service Western Pennsylvania, LLC	N/A	N/A	100%

Service Carolina, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

Service Charlotte LLC	Membership Interests	Service Carolina, LLC	N/A	N/A	100%

Service Greensboro, LLC	Membership Interests	Service Carolina, LLC	N/A	N/A	100%

Service Raleigh, LLC	Membership Interests	Service Carolina, LLC	N/A	N/A	100%

Service Puerto Rico 4725, LLC	Membership Interests	HB Service, LLC	N/A	N/A	100%

SWISHER COMPANIES:

Swisher Hygiene Franchise Corp	Common Shares	Swisher International, Inc.	1	800	100%

Swisher International, Inc	Common Shares	Swisher Hygiene, Inc.	N/A	N/A	100%

Swisher Pest Control Corp.	Common Shares	Swisher International, Inc.	N/A	N/A	100%

Swisher Maids, Inc.	Common Shares	Swisher International, Inc.	N/A	N/A	100%

SHFC Finance, LLC	Membership Interests	Swisher International, Inc.	N/A	N/A	100%

Service Minneapolis, LLC	Membership Interests	SHFC Operations, LLC	N/A	N/A	100%

SHFC Operations, LLC	Membership Interests	Swisher International, Inc.	N/A	N/A	100%

7324375 Canada Inc	Common Shares	Swisher International, Inc.	C - 1, C - 2	100,001	100%

1283465 Ontario Inc	Common Shares	732465 Canada Inc.	COMA - 2, SA - 3, SB - 2, SC - 2, SD - 2	1,910	100%

Express Restaurant Equipment Service, Inc.	Common Shares	HB Service, LLC	N/A	N/A	100%

AS A RESULT OF COOLBRANDS MERGER:

7624026 Canada Inc.	Common Shares	Swisher Hygiene Inc.	C - 1, C - 2, C - 3	2,003	100%

Integrated Brands, Inc.	Common Shares	7624026 Canada Inc.	N/A	N/A	100%

Eskimo Pie Corporation	Common Shares	Integrated Brands, Inc.	N/A	N/A	100%

					Percentage of
				No. of shares	Outstanding
Name of Issuer	Type of Interests	Membership Interest	Certificate Number	(if applicable)	Interests in Issuer
AS A RESULT OF CHOICE MERGER:

Choice Environmental Services, Inc.	Common Shares	Swisher Hygiene Inc.	No. 1	1,000	100%

Choice Environmental Services of Broward, Inc.	Common Shares	Choice Environmental Services, Inc.	N/A	N/A	100%

Choice Environmental Services of Collier, Inc.	Common Shares	Choice Environmental Services, Inc.	N/A	N/A	100%

Choice Environmental Services of Dade County, Inc.	Common Shares	Choice Environmental Services, Inc.	N/A	N/A	100%

Choice Environmental Services of Highlands County, Inc.	Common Shares	Choice Environmental Services, Inc.	N/A	N/A	100%

Choice Environmental Services of Lee County, Inc.	Common Shares	Choice Environmental Services, Inc.	N/A	N/A	100%

Choice Environmental Services of Miami, Inc.	Common Shares	Choice Environmental Services, Inc.	N/A	N/A	100%

Choice Environmental Services of St Lucie, Inc.	Common Shares	Choice Environmental Services, Inc.	N/A	N/A	100%

Choice Recycling Services of Broward, Inc.	Common Shares	Choice Environmental Services, Inc.	N/A	N/A	100%

Choice Recycling Services of Miami, Inc.	Common Shares	Choice Environmental Services, Inc.	N/A	N/A	100%

*	These LLCs have both Class A and Class B members. The Class B members are minority/non-management interests. See below for additional detail.

Subsidiary:	Service DC, LLC
Class A Member: HB Service, LLC Class A Units Held: 8,000 Class B Member: Larry Scartz Class B Units Held: 2,000

Subsidiary:	Service Michigan, LLC Class A Member: HB Service, LLC Class A Units Held: 800 Class B Member: David Bradley, Inc. Class B Units Held: 200

Subsidiary:	Service Tallahassee, LLC Class A Member: Service Florida, LLC Class A Units Held: 6,000 Class B Member: Tod Bierling Class B Units Held: 4,000

Subsidiary:	Service Tampa, LLC Class A Member: Service Florida, LLC Class A Units Held: 8,000 Class B Member: Andrew Martin Class B Units Held: 2,000

Subsidiary:	Service West Coast, LLC
Class A Member: Service Florida, LLC
Class A Units Held: 7,500
Class B Member: Henry Gonzalez, III
Class B Units Held: 500
Class B Member: Dave Goodwin
Class B Units Held: 2,000

SCHEDULE 5.25
None.

SCHEDULE 8.3
Final Judgment against Service Tampa, LLC and Service West Coast, LLC, in favor of Kathleen Howe in the sum of $800,000.00 (Eight Hundred Thousand Dollars), settled and satisfied pursuant to a Settlement Agreement and Release of Claims dated August 10th, 2007. (Indebtedness satisfied in full and in process of clearing lien of record).
Financing Statement filed in the Province of Ontario, Canada, File No. 624078216, dated April 7, 2006, as to Coolbrands International Inc., Debtor, and JP Morgan Bank, N.A. as Administrative Agent, Secured Party, as modified on May 16, 2007. (Indebtedness satisfied in full and in process of clearing lien of record).
Financing Statement filed in the Province of Ontario, Canada, File No. 623788965, dated March 29, 2006, as to Coolbrands International Inc., Debtor, and JP Morgan Bank, N.A. as Administrative Agent, Secured Party, as modified May 16, 2007. (Indebtedness satisfied in full and in process of clearing lien of record).

SCHEDULE 8.7
Loans and Advances from Stockholders
     The company has funded a significant amount of its growth and development through stockholder loans and advances. From May 2008, through June 2010, the company borrowed an aggregate of $21,445,000 from Royal Palm, an affiliate of Mr. Huizenga, pursuant to an unsecured promissory note (the “Royal Palm Note”), which has been amended as additional amounts have been advanced. The note bears interest at LIBOR plus two basis points. A schedule of the dates and amounts advanced by Royal Palm pursuant to the Royal Palm Note through May, 2010 are as follows:

Principal
Date of Note	Amount
05/15/2008	$2,500,000
09/16/2008	2,500,000
03/24/2009	1,200,000
06/02/2009	2,000,000
04/13/2009	250,000
07/10/2009	595,000
09/21/2009	250,000
10/14/2009	1,500,000
12/04/2009	250,000
12/09/2009	5,800,000
03/25/2010	2,100,000
5/26/2010	2,500,000

Total	$21,445,000

     In July 2010, Mr. Berrard purchased $10,722,500 of the total debt, including accrued interest, represented by the Royal Palm Note. $16,845,000 of the borrowings under the Royal Palm Note are reported in our audited financial statements as of and for the year ended December 31, 2009 as a long-term liability. The aggregate $21,445,000, including $4,600,000 borrowed from Royal Palm during the six months ended June 30, 2010, are reported in our unaudited interim financial statements as of and for the nine months ended September 30, 2010 as a current liability because the aggregate note was contributed as capital on November 2, 2010, in connection with the Merger.
     Subsequent to June 30, 2010, the company borrowed $2,000,000, $950,000 and $320,000 from Royal Palm on August 9, 2010, August 31, 2010, and October 25, 2010, respectively, pursuant to unsecured promissory notes. The notes bear interest at the short-term Applicable Federal Rate, as adjusted on a monthly basis. The $2,000,000 note matures on November 2, 2011. The $1,270,000 note matured and was repaid on the closing date of the Merger.
Stockholder Guarantees
     During the years ended December 31, 2009 and 2008, the company incurred or assumed $7,954,305 and $240,000, respectively, of debt to sellers in connection with certain acquisitions. Two of the seller notes payable, totaling $3,050,000, are secured by letters of credit, which are secured by certain assets of Messrs. Huizenga and Berrard.
HB Service, LLC
     In March 2005, Messrs. Berrard and Huizenga formed HB Service, LLC to acquire franchises and related businesses under the Swisher name. Through September 2010, HB Service acquired and operated 68 former franchises of the company and purchased nine other related businesses, for an aggregate of $28,593,333. Effective

July 13, 2010, HB Service entered into a Contribution Agreement with the company pursuant to which Messrs. Huizenga and Berrard contributed their membership interests in HB Service to the company, at which time HB Service became a wholly-owned subsidiary of the company.
New River Capital Partners
During the fiscal year ended December 31, 2010, the company paid $51,300 for training course development and utilization of the delivery platform from CertiLean, Inc., the majority of which is owned by New River Capital Partners, a company owned by Messrs. Berrard, Byrne and Aucamp. In February, 2011, the Company paid $126,363 to CertiLearn, Inc. to satisfy outstanding accrued expenses, which were accrued since 2009.